Filed Pursuant to 424(b)(3)

Registration No. 333-290201

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On July 19, 2025, Hometown Bancshares, Inc. (“Hometown”) and First Community Bankshares, Inc. (“First Community”) entered into an Agreement and Plan of Merger (which, as it may be amended, supplemented or modified from time to time, we refer to as the “merger agreement”). Under its terms, Hometown will merge with and into First Community (the “merger”). Immediately following the completion of the merger, Union Bank, Inc., Hometown’s wholly-owned bank subsidiary (“Union Bank”), will merge with and into First Community Bank, First Community’s wholly-owned bank subsidiary (the “bank merger”). First Community Bank will continue as the surviving bank.

In the merger, each share of Hometown capital stock (having a par value of $5.00 per share and unlimited voting rights, “Hometown common stock”) that is issued and outstanding immediately prior to the completion of the merger (other than certain excluded shares as described in the attached proxy statement/prospectus, if any) will be converted into the right to receive 11.706 (the “exchange ratio”) shares of First Community common stock (or cash in lieu of fractional shares) (the “merger consideration”), subject to adjustment as described in the merger agreement.

Based on First Community’s closing price of $40.33 per share on July 18, 2025, the 11.706 exchange ratio resulted in an implied value of approximately $472.10 for each share of Hometown common stock. Based on First Community’s closing price of $34.38 per share on October 6, 2025, the last practicable trading day before the mailing of this proxy statement/prospectus, the merger consideration would result in an implied value of approximately $402.45 per share of Hometown common stock. The value of the merger consideration will fluctuate between the date of the attached proxy statement/prospectus and the completion of the merger based upon the market value for First Community common stock.

We encourage you to obtain current market quotations for the common stock of First Community before you vote. First Community common stock is currently quoted on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “FCBC.” Hometown common stock is not registered on any stock exchange and Hometown does not have a market maker. As such, market quotations are not available for Hometown common stock.

Based on the number of shares of Hometown common stock outstanding on October 1, 2025, the record date for the Hometown special meeting, we expect that holders of shares of Hometown common stock outstanding as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 5.3% of the issued and outstanding shares of First Community common stock immediately following the closing of the merger (without giving effect to any shares of First Community common stock held by Hometown shareholders prior to the merger). Current First Community shareholders will hold, in the aggregate, approximately 94.7% of the outstanding shares of First Community common stock immediately following the closing of the merger. An increase or decrease in the number of outstanding shares of Hometown common stock prior to completion of the merger could cause the actual number of shares issued upon completion of the merger to change.

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Holders of Hometown common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Hometown common stock for shares of First Community common stock in the merger, except to the extent holders receive cash in lieu of any fractional shares of First Community common stock.

Hometown will hold a special meeting of its shareholders (the “Hometown special meeting”) in connection with the merger. At the Hometown special meeting, holders of Hometown common stock will be asked to consider and vote on (i) the proposal to approve the merger agreement, and (ii) the proposal to adjourn the Hometown special meeting if necessary to permit further solicitation of proxies in favor of the merger agreement and the transactions contemplated thereby, each proposal as further described in the attached proxy statement/prospectus.

The special meeting of Hometown shareholders will be held on December 2, 2025 at 5:00 p.m. (local time) at Sistersville Country Club, WV-2, Sistersville, West Virginia 26175 and telephonically by conference call.

Your vote is important. We cannot complete the merger unless the holders of Hometown common stock approve the merger agreement. Approval of the merger agreement requires the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at a meeting of the shareholders of Hometown at which a quorum is present. Regardless of whether or not you plan to attend the Hometown special meeting, please take the time to vote your shares of Hometown common stock in accordance with the instructions contained in the enclosed proxy statement/prospectus.

The Hometown board of directors unanimously recommends that holders of Hometown common stock vote “FOR” each of the proposals to be considered at the Hometown special meeting.

The enclosed proxy statement/prospectus describes the Hometown special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement/prospectus, including the section entitled “Risk Factors,” beginning on page 18, for a discussion of the risks relating to the proposed merger. You also can obtain information about the proposed merger and First Community from documents that First Community has filed with the U.S. Securities and Exchange Commission that are incorporated by reference to this proxy statement/prospectus.

If you have any questions concerning the merger, please contact Timothy Aiken, by e-mail at taiken@hometownbanc.bank or at (304) 758-2191. We look forward to seeing you at the Hometown special meeting.

Sincerely,

/s/ Timothy R. Aiken
President
Hometown Bancshares, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if the enclosed proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not deposit accounts or other obligations of any bank or non-bank subsidiary of either First Community or Hometown, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the proposals to Hometown’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

The date of the enclosed proxy statement/prospectus is October 7, 2025, and it is first being mailed or otherwise delivered to the shareholders of Hometown on or about October 28, 2025.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Hometown Bancshares, Inc.:

Hometown Bancshares, Inc. (“Hometown”) will hold a special meeting of shareholders (the “Hometown special meeting”) on December 2, 2025 at 5:00 p.m. (local time) at Sistersville Country Club, WV-2, Sistersville, West Virginia 26175 and telephonically by conference call. Any adjournments or postponements of the Hometown special meeting will be held at the same location unless otherwise announced at the conclusion of the adjourned or postponed special meeting. At the Hometown special meeting you will be asked:

(1)

to approve the Agreement and Plan of Merger, dated July 19, 2025, between First Community Bankshares, Inc. (“First Community”) and Hometown (as such agreement may from time to time be amended, the “merger agreement”), pursuant to which Hometown will merge with and into First Community. We refer to this transaction as the “merger” and this proposal as the “merger proposal.”

(2)

to approve one or more adjournments of the Hometown special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies from the holders of Hometown common stock in favor of the merger proposal. We refer to this proposal as the “adjournment proposal.”

The affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at a meeting of the shareholders of Hometown at which a quorum is present, is required to approve the merger proposal and the adjournment proposal.

Hometown will transact no other business at the Hometown special meeting except for business properly brought before the Hometown special meeting or any adjournment thereof.

The merger cannot be completed unless Hometown shareholders approve the merger proposal. The proxy statement/prospectus accompanying this notice describes the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Hometown special meeting. Please review the proxy statement/prospectus carefully.

We have fixed the close of business on October 1, 2025 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Hometown special meeting (the “record date”). Only holders of record of Hometown common stock at the close of business on that date are entitled to notice of, and to vote at, the Hometown special meeting or any adjournment thereof.

Hometown shareholders who choose to participate in the Hometown special meeting by telephone should join the special meeting by calling 1-844-890-7777 and entering participation code 705-945-526 #. In order to ensure there are no connection issues, please dial in promptly at 5:00 p.m. (local time).

The Hometown board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that holders of Hometown common stock vote “FOR” the merger proposal and the adjournment proposal.

Your vote is very important. We cannot complete the merger unless holders of Hometown common stock approve the merger agreement.

Whether or not you plan to attend the Hometown special meeting, we encourage you to execute and return the enclosed proxy card promptly in the enclosed self-addressed envelope or to vote your shares in advance of the Hometown special meeting by phone, as described in the accompanying proxy statement/prospectus. If you decide to attend the Hometown special meeting, then you may, if you desire, revoke the proxy and vote your shares in person.

Except for shares of Hometown common stock held in the Hometown Bancshares, Inc. 401(k) Profit Sharing Plan, Hometown shareholders have the right to assert appraisal rights with respect to the merger and demand in writing that First Community pay the fair value of your shares of Hometown common stock under applicable provisions of West Virginia law. In order to exercise and perfect appraisal rights, you must give written notice of your intent to demand payment for your shares to Hometown before the vote is taken on the merger agreement at the Hometown special meeting and you must not vote in favor of the merger. A copy of the applicable West Virginia statutory provisions is included in the proxy statement/prospectus as Appendix C and a description of the procedures to demand and perfect appraisal rights is included in the section entitled “The Merger–Dissenters’ Appraisal Rights for Hometown Shareholders” beginning on page 55.

The enclosed proxy statement/prospectus provides a detailed description of the Hometown special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including all attached documents and appendices, carefully and in their entirety.

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Hometown common stock, please contact Timothy Aiken, (1) by e-mail at taiken@hometownbanc.bank; or (2) by phone at (304) 758-2191.

On behalf of the Hometown board of directors, thank you for your prompt attention to this important matter.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Timothy R. Aiken

President

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus is part of a registration statement filed by First Community with the U.S. Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”), that registers the shares of First Community common stock to be issued to shareholders of Hometown in the merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about First Community and its common stock, Hometown and the combined company. The rules and regulations of the SEC allow First Community to omit some information included in the registration statement from this proxy statement/prospectus. The registration statement incorporates by reference important business and financial information about First Community from documents that are not included in or delivered with this proxy statement/prospectus.

You can obtain documents incorporated by reference in this document free of charge through the SEC website (http://www.sec.gov) or by requesting them in writing or by telephone from First Community at the following address and telephone number:

First Community Bankshares, Inc.

29 College Drive

Bluefield, Virginia 24605-0989

Attention: David D. Brown

Telephone: (276) 326-9000

If you are a Hometown shareholder and have any questions about the merger agreement, the merger, the Hometown special meeting, or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card, or need help voting your shares of Hometown common stock, please contact Timothy R. Aiken, (1) by e-mail at taiken@hometownbanc.bank; or (2) by phone at (304) 758-2191.

You will not be charged for any documents that you request. Hometown shareholders requesting documents should do so no later than five business days before the date of the Hometown special meeting, or by November 24, 2025, in order to receive them before the Hometown special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information or make any representation about the merger or First Community or Hometown that differs from, or adds to, the information in or incorporated by reference into this proxy statement/prospectus. First Community and Hometown take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This document is dated October 7, 2025, and you should assume that the information in this document is accurate only as of such date. Neither the mailing of this document to Hometown shareholders nor the issuance by First Community of shares of First Community common stock in connection with the merger will create any implication to the contrary.

Information on the websites of First Community or Hometown, or any subsidiary of First Community or Hometown, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Hometown has been provided by Hometown and information contained in, or attached to, this document regarding First Community has been provided by First Community.

See “Where You Can Find More Information” beginning on page 98.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE HOMETOWN SPECIAL MEETING

The following are some questions that you may have about the merger and the Hometown special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you. Additional important information is contained in the documents attached as appendices to, and the documents incorporated by reference into, this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 98.

Unless the context otherwise requires throughout this proxy statement/prospectus, “First Community” and the “Company” refer to First Community Bankshares, Inc., “Hometown” refer to Hometown Bancshares, Inc., and “we” and “our” refer collectively to First Community and Hometown, and “combined company” or “surviving corporation” refer to First Community immediately following completion of the merger.

Q:	Why am I receiving this document?

A:

You are receiving this proxy statement/prospectus because First Community and Hometown entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”). By its terms, Hometown will merge with and into First Community, with First Community as the surviving entity (the “merger”). Following the merger, Union Bank will merge with and into First Community Bank, with First Community Bank as the surviving bank (the “bank merger”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

In order to complete the merger, among other things, Hometown shareholders must approve the merger agreement (the “merger proposal”). Hometown is holding a special meeting of Hometown shareholders (the “Hometown special meeting”) to obtain approval of the merger proposal.

Hometown shareholders will also be asked to approve the proposal to adjourn the Hometown special meeting if necessary to further solicit proxies from the holders of Hometown common stock in favor of the merger proposal (the “adjournment proposal”).

This document is also a prospectus that is being delivered to Hometown shareholders because First Community is offering shares of First Community common stock to Hometown shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Hometown special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Hometown common stock voted by proxy without attending the Hometown special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What are Hometown shareholders being asked to vote on?

A:

At the Hometown special meeting, holders of Hometown common stock (having a par value of $5.00 per share and unlimited voting rights, “Hometown common stock”) are being asked to vote on the following proposals:

●	to approve the merger proposal; and

●	to approve the adjournment proposal.

The merger cannot be completed unless Hometown shareholders approve the merger proposal.

Q:	What vote is required to approve each proposal at the Hometown special meeting?

A:

Merger proposal: The affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at a meeting of the shareholders of Hometown at which a quorum is present is required to approve the merger proposal (the “Hometown shareholder approval”).

Adjournment proposal: The affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at a meeting of the shareholders of Hometown at which a quorum is present is required to approve the adjournment proposal.

Q:	How does the Hometown board of directors recommend that I vote?

A:	The Hometown board of directors recommends that holders of Hometown common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	What will I receive in the merger?

A:

If the merger is completed, at the effective time of the merger (the “effective time”) you will receive 11.706 shares (the “exchange ratio”) of First Community common stock for each share of Hometown common stock that you hold immediately prior to the merger (the “merger consideration”), subject to adjustment as described in the merger agreement. See the section entitled “The Merger Agreement–Terms of the Merger–Merger Consideration” beginning on page 59.

First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (1) the fraction of a share of First Community common stock to which the holder would otherwise be entitled by (2) the volume-weighted average closing price of First Community common stock reported on the Nasdaq Global Select Market (“NASDAQ”) for the 20 consecutive trading days ending on and including the last trading date immediately preceding the date of the closing of the merger (which volume-weighted average closing price we refer to as the “First Community average closing price”). See the section entitled “The Merger Agreement–Terms of the Merger–Merger Consideration” beginning on page 59.

Based on First Community’s closing price of $40.33 per share on July 18, 2025, the last trading day before the announcement of the merger agreement, the merger consideration would result in an implied value of approximately $472.10 per share of Hometown common stock. Based on First Community’s closing price of $34.38 per share on October 6, 2025, the last practicable trading day before the mailing of this proxy statement/prospectus, the merger consideration would result in an implied value of approximately $402.45 per share of Hometown common stock.

We encourage you to obtain current market quotations for the common stock of First Community before you vote.

If the merger is completed, Hometown shareholders will be entitled to receive dividends with a record date after the effective time on shares of First Community common stock received in the merger. See the section entitled “The Merger Agreement–Terms of the Merger–Dividends and Distributions” on page 61.

Q:	What equity stake will First Community and Hometown shareholders hold in First Community immediately following the merger?

A:

As a result of the merger, based on the number of shares of Hometown common stock outstanding on October 1, 2025, the record date for the Hometown special meeting (the “record date”), we anticipate that holders of shares of Hometown common stock will hold, in the aggregate, approximately 5.3% of the issued and outstanding shares of First Community common stock immediately following the closing of the merger (without giving effect to any shares of First Community common stock held by Hometown shareholders prior to the merger). Current First Community shareholders will hold, in the aggregate, approximately 94.7% of the outstanding shares of First Community common stock immediately following the closing of the merger.

Q:	Will the value of the per share merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

The value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for First Community common stock. Hometown shareholders should obtain current stock price quotations for First Community common stock. First Community common stock is traded on NASDAQ under the symbol “FCBC.”

The market price of First Community common stock at the time the merger is completed may vary from the price of First Community common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus, on the date of the Hometown special meeting and at the effective time as a result of various factors that are beyond the control of First Community and Hometown, including but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Hometown shareholders, consummation of the merger is subject to satisfaction of certain conditions that may not occur until after the Hometown special meeting. See “The Merger Agreement–Conditions to Completion of the Merger” beginning on page 74 for further explanation. Therefore, at the time of the Hometown special meeting you will not know the precise value of the merger consideration that you will receive at the effective time.

Q:	Is the merger consideration subject to adjustment?

A:

Yes. The exchange ratio is a fixed number of shares of First Community common stock for each share of Hometown common stock, but it is subject to adjustment as provided in the merger agreement and more thoroughly described below.

The merger consideration could be subject to a downward adjustment if, as of the last day of the calendar month immediately prior to the merger becomes effective, Hometown’s actual adjusted shareholder’s equity (as defined below) is less than $29,250,000 (the “minimum adjusted shareholders’ equity”). In this circumstance, the exchange ratio will be adjusted to equal the number determined by multiplying (A) the exchange ratio by (B) the number determined by dividing (1) Hometown’s actual adjusted shareholders’ equity by (2) the minimum adjusted shareholders’ equity. There is no upward adjustment if Hometown’s actual adjusted shareholders’ equity exceeds the minimum adjusted shareholders’ equity.

The term “Hometown’s actual adjusted shareholders’ equity” means the total shareholders’ equity presented on Hometown’s balance sheet, as determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”). For purposes of determining Hometown’s actual adjusted shareholders’ equity:

●	no adjustments shall be made due to changes in Hometown’s accumulated other comprehensive income (“AOCI”) since June 30, 2025, and

●

Hometown’s actual adjusted shareholders’ equity will be increased by the following amounts: (i) transaction costs (as defined in the merger agreement) previously paid or accrued by Hometown and related to the merger, subject to certain agreed limits, (ii) any contribution by Hometown to the Hometown Bancshares, Inc. 401(k) Profit Sharing Plan (the “ESOP”) for purposes of paying off the loan between Hometown and the ESOP (the “Hometown ESOP loan”), and (iii) the balance of Hometown’s existing indebtedness that Hometown repays prior to the effective time under the terms of the merger agreement.

Further, there could be an adjustment to the exchange ratio based upon changes in the market price of First Community common stock and the NASDAQ Bank Index prior to closing. Specifically, within the five-day period following the later of (a) the date on which all necessary regulatory approvals are received or (b) the date on which the Hometown shareholder approval is received (the “determination date”), if:

●

the average closing price of First Community common stock as reported on NASDAQ for the 30 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the determination date (the “First Community average stock price”) is less than $30.74; and

●

the ratio (the “First Community ratio”), the numerator of which is the First Community average stock price and the denominator of which is $38.43 is less than 80% of the ratio (the “index ratio”) calculated by dividing the average of closing price for the NASDAQ Bank Index for the 30 consecutive full trading days ending on the trading date immediately prior to the determination date by $4,182.93;

then Hometown may terminate the merger agreement unless First Community elects to increase the exchange ratio or pay additional cash consideration to the holders of Hometown common stock as part of the merger consideration.

Q:	How will the merger affect Hometown equity awards?

A:

At the effective time, all Hometown stock appreciation rights under a stock appreciation award (except certain stock appreciation rights that are unvested as of January 1, 2025) and all dividend equivalent rights granted under the Hometown Dividend Equivalent Incentive Plan that are outstanding immediately prior to the effective time, each to the extent not vested, will become fully vested, and will be canceled and the holder thereof shall be entitled to receive a cash payment from First Community within ten business days of the effective time. The cash payment for the stock appreciation rights will be a lump sum payment equal to the number determined by multiplying (i) the excess, if any of (A) the First Community average closing price multiplied by (B) the exchange ratio over the applicable exercise price of the stock appreciation right, and (ii) the number of shares of Hometown common stock subject to the applicable stock appreciation right. The holders of dividend equivalent rights will receive a lump sum cash payment equal to the account value of the applicable dividend rights award. The stock appreciation rights that are unvested as of January 1, 2025 will be assumed by First Community.

Q:	When and where is the Hometown special meeting?

A:

The Hometown special meeting will be held on December 2, 2025 at 5:00 p.m. (local time) at Sistersville Country Club, WV-2, Sistersville, West Virginia 26175 and telephonically by conference call.

Hometown shareholders who choose to participate in the Hometown special meeting by telephone should join the Hometown special meeting by calling 1-844-890-7777 and entering participation code 705-945-526 #. In order to ensure there are no connection issues, please dial in promptly at 5:00 p.m. (local time).

Q:	Who can vote at the Hometown special meeting?

A:	Holders of shares of Hometown common stock at the close of business on the record date for the Hometown special meeting are entitled to vote at the Hometown special meeting.

Q:	How many shares are controlled by the directors and officers of Hometown?

A:

As of the record date for the Hometown special meeting, Hometown’s directors and executive officers (in the aggregate) have the sole or shared right to vote approximately 31,442 of the outstanding shares of Hometown common stock, or approximately 35.76% of those shares then outstanding. See the section entitled “Security Ownership of Certain Beneficial Owners and Management of Hometown” on page 83.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that they are represented and voted at the Hometown special meeting.

If you are a shareholder of record of Hometown as of the record date, you may submit your proxy before the Hometown special in one of the following ways:

●	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; or

●	Cast your vote in person at the Hometown special meeting.

Q:	What constitutes a quorum for the Hometown special meeting?

A:

For the Hometown special meeting, the presence, in person or by proxy, of holders of a majority of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting will constitute a quorum for the transaction of business.

Abstentions, if any, will be included in determining the number of shares of Hometown common stock, as applicable, present at the Hometown special meeting for the purpose of determining the presence of a quorum.

Q:	Why is my vote important?

A:

If you do not return your proxy, it will be more difficult for Hometown to obtain the necessary quorum to hold the Hometown special meeting and to obtain the approval of the merger proposal. An abstention will have the same effect as a vote “AGAINST” the merger proposal and the adjournment proposal, since your shares are present and entitled to vote but not cast “FOR” the merger proposal or the adjournment proposal.

The merger agreement must be approved at a shareholder meeting at which there is quorum by the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote on the merger agreement at the meeting.

The Hometown board of directors unanimously recommends that Hometown shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	Can I attend the Hometown special meeting and vote my shares in person?

A:

Yes. All shareholders of Hometown are invited to attend the Hometown special meeting. Please bring proper identification to the Hometown special meeting, together with proof that you are a record owner of Hometown common stock.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:

Except as described below, if you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares represented by your proxy will be voted as recommended by the Hometown board of directors. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Hometown special meeting, as applicable.

Q:	Can I change my vote?

A:	Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

1.	submitting another valid proxy card bearing a later date;

2.	attending the Hometown special meeting and voting your shares in person or by telephone; or

3.	delivering prior to the Hometown special meeting a written notice of revocation to Hometown at the following address: P.O. Box 145 Middlebourne, West Virginia 26149, Attention: Jessica Moore.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 11:59 p.m. (local time) on December 1, 2025. Attendance at the Hometown special meeting will not, in and of itself, constitute revocation of a proxy.

Q:	Who may solicit proxies on Hometown behalf?

A:

In addition to solicitation of proxies by Hometown by mail, proxies may also be solicited by Hometown directors and employees personally, and by telephone, facsimile or other means. Additionally, Hometown may make arrangements with a third party to assist in soliciting proxies. For more information on solicitation of proxies in connection with the Hometown special meeting, see “Information About the Hometown Special Meeting–Solicitation of Proxies” beginning on page 31.

Q:	What are the U.S. federal income tax consequences of the merger to Hometown shareholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and First Community and Hometown will each be a party to that reorganization within the meaning of Section 368(b) of the Code for U.S. federal income tax purposes. It is a condition to the respective obligations of First Community and Hometown to complete the merger that each of First Community and Hometown receives a legal opinion to that effect. Neither First Community nor Hometown currently intends to waive this opinion condition to its obligation to consummate the merger. If either First Community or Hometown waives this opinion condition after this proxy statement/prospectus is declared effective by the Securities and Exchange Commission (the “SEC”), or if the U.S. federal income tax consequences of the merger to Hometown shareholders have materially changed, First Community and Hometown will recirculate appropriate soliciting materials to resolicit the votes of Hometown shareholders. Accordingly, holders of Hometown common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Hometown common stock, as applicable, for shares of First Community common stock in the merger, except with respect to any cash received in lieu of fractional shares of First Community common stock.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

The U.S. federal income tax consequences described above may not apply to all holders of Hometown common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Am I entitled to appraisal rights?

A:

Yes. Except for shares of Hometown common stock held in the ESOP, Hometown shareholders have the right to assert appraisal rights with respect to the merger and to demand in writing that First Community pay the fair value of their shares of Hometown common stock under applicable provisions of West Virginia law. In order to exercise and perfect appraisal rights, a Hometown shareholder must strictly follow the procedures prescribed by the laws of West Virginia. In order to exercise and perfect appraisal rights, you must give written notice of your intent to demand payment for your shares to Hometown before the vote is taken on the merger agreement at the Hometown special meeting and you must not vote in favor of the merger. A description of the procedures to demand and perfect appraisal rights is included in the following section: “The Merger–Dissenters’ Appraisal Rights for Hometown Shareholders” beginning on page 55. A copy of the applicable West Virginia statutory provisions is included in this proxy statement/prospectus as Appendix C.

Q:	If I am a Hometown shareholder, should I send in my Hometown stock certificates now?

A:

No. Please do not send in your Hometown stock certificates with your proxy. After the completion of the merger, an exchange agent agreed upon by First Community and Hometown will send you instructions for exchanging Hometown stock certificates for the merger consideration. See the section entitled “The Merger Agreement–Terms of the Merger–Conversion of Shares; Exchange of Certificates” beginning on page 60.

Q:	What should I do if I receive more than one set of voting materials?

A:

Hometown shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a holder of record of Hometown common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Hometown common stock that you own.

Q:	When do you expect to complete the merger?

A:

First Community and Hometown expect to complete the merger in the first quarter of 2026. However, neither First Community nor Hometown can assure you of when or if the merger will be completed. Hometown must first obtain the approval of Hometown shareholders for the merger and First Community and Hometown must each satisfy certain other closing conditions, including receipt of necessary regulatory approvals. For further information, see the section entitled “The Merger Agreement–Conditions to Completion of the Merger” beginning on page 74.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Hometown shareholders will not receive any consideration for their shares of Hometown common stock in connection with the merger. Instead, Hometown will remain an independent company and Hometown common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, Hometown may be required to pay a termination fee. See the section entitled “The Merger Agreement–Termination Fee” beginning on page 76, for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 18. You also should read and carefully consider the risk factors of First Community contained in the documents and reports that are filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 98.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Hometown common stock, you should contact Timothy Aiken, (1) by e-mail at taiken@hometownbanc.bank; or (2) by phone at (304) 758-2191.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus, including the documents attached as appendices to this proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See the section entitled “Where You Can Find More Information” beginning on page 98 on how to obtain copies of those documents. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Information Regarding First Community and Hometown:

First Community Bankshares, Inc. (see page 81)

29 College Drive

Bluefield, Virginia 24605

Attention: David D. Brown

Phone: (276) 326-9000

First Community, a financial holding company, was founded in 1989 and incorporated under the laws of the Commonwealth of Virginia in 2018. The Company is the successor to First Community Bancshares, Inc., a Nevada corporation, pursuant to an Agreement and Plan of Reincorporation and Merger, the sole purpose of which was to change the Company’s state of incorporation from Nevada to Virginia. The reincorporation was completed on April 24, 2018. The Company’s principal executive office is located at One Community Place, Bluefield, Virginia. The Company provides banking products and services to individual and commercial customers through its wholly-owned subsidiary First Community Bank, a Virginia-chartered banking institution founded in 1874. First Community Bank has branch offices in Virginia, West Virginia, North Carolina, and Tennessee. First Community Bank offers wealth management and investment advice through its Trust Division and wholly-owned subsidiary First Community Wealth Management.

First Community focuses on building financial partnerships and creating enduring and complete relationships with businesses and individuals through a personal and local approach to banking and financial services. First Community strives to be the bank of choice in the markets it serves by offering impeccable service and a complete line of competitive products that include:

●	demand deposit accounts, savings and money market accounts, certificates of deposit, and individual retirement arrangements;

●	commercial, consumer, and real estate mortgage loans and lines of credit;

●	various credit card, debit card, and automated teller machine card services;

●	corporate and personal trust services; and

●	investment management services.

As of June 30, 2025, on a consolidated basis, First Community had total assets of $3.18 billion, total deposits of $2.64 billion, total net loans of $2.35 billion, and shareholders’ equity of $502.8 million.

Additional information about First Community is included in documents and reports that are filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 98.

Hometown Bancshares, Inc. (see page 82)

103 Dodd Street

Middlebourne, West Virginia 26149

Attention: Timothy Aiken

Phone: (304) 758-2191

Hometown Bancshares, Inc. is a corporation organized under the laws of West Virginia in 1998 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Hometown conducts the majority of its business operations through its wholly-owned bank subsidiary, Union Bank, Inc. Hometown’s single direct subsidiary is Union Bank, Inc., which is a West Virginia state-chartered bank that was incorporated in 1947. Union Bank, Inc. provides comprehensive individual and corporate financial services through its main office in Middlebourne, West Virginia and branch offices in Harrisville, Ellenboro, Hundred, New Martinsville, Pennsboro, St. Marys and Sistersville, West Virginia. These services include traditional deposit and loan options, including checking accounts, money market deposit accounts, savings accounts, certificates of deposit, residential 1-4 family loans, owner-occupied and non-owner occupied commercial real estate loans, home equity lines of credit, consumer, commercial and agricultural loans.

At June 30, 2025, Hometown had total consolidated assets of $402.3 million, net loans of $174.3 million, deposits of $365.9 million and shareholders’ equity of $29.4 million.

The Merger (see page 33)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Hometown will merge with and into First Community. First Community will be the surviving corporation in the merger. Immediately following the effective time, Union Bank will merge into First Community Bank, with First Community Bank as the surviving bank.

Closing and Effective Time of the Merger (see page 59)

The closing date is currently expected to occur in the first quarter of 2026. On the closing date, First Community will file articles of merger with the State Corporation Commission of the Commonwealth of Virginia and with the West Virginia Secretary of State. The merger will become effective at such time as the articles of merger are filed or such later time as may be specified in the articles of merger. Neither First Community nor Hometown can predict the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Hometown shareholder approval will be received.

Merger Consideration (see page 59)

Under the terms of the merger agreement, each share of Hometown common stock issued and outstanding immediately prior to the completion of the merger (other than dissenting shares as described below and shares of Hometown common stock owned directly or indirectly by First Community, Hometown or their wholly-owned subsidiaries (in each case, other than shares of Hometown common stock held in a fiduciary capacity or in connection with debts previously contracted) (together, the “excluded shares”)) will be converted into the right to receive the merger consideration, subject to adjustment as described in the merger agreement.

First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of First Community common stock to which the holder would otherwise be entitled by the First Community average closing price.

The exchange ratio is a fixed number of shares of First Community common stock for each share of Hometown common stock, but it is subject to adjustment as provided in the merger agreement and more thoroughly described below.

The merger consideration could be subject to a downward adjustment if, as of the last day of the calendar month immediately prior to the merger becomes effective, Hometown’s actual adjusted shareholder’s equity is less than the minimum adjusted shareholders’ equity of $29,250,000. In this circumstance, the exchange ratio will be adjusted to equal the number determined by multiplying (A) the exchange ratio by (B) the number determined by dividing (1) Hometown’s actual adjusted shareholders’ equity by (2) the minimum adjusted shareholders’ equity. There is no upward adjustment if Hometown’s actual adjusted shareholders’ equity exceeds the minimum adjusted shareholders’ equity.

Further, there could be an adjustment to the exchange ratio based upon changes in the market price of First Community common stock and the NASDAQ Bank Index prior to closing. Specifically, within the five-day period following the determination date, if (a) the First Community average stock price is less than $30.74; and (b) the First Community ratio is less than 80% of the index ratio; then Hometown may terminate the merger agreement unless First Community elects to increase the exchange ratio or pay additional cash consideration to the holders of Hometown common stock as part of the merger consideration.

First Community common stock trades on NASDAQ under the symbol “FCBC.” Hometown common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Hometown common stock. The following table presents the closing price of First Community common stock on July 18, 2025, the last trading day before the date of the public announcement of the merger agreement, and October 6, 2025, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Hometown common stock on those dates, calculated by multiplying the closing sales price of First Community common stock on those dates by the exchange ratio.

Date	First Community closing sale price	Equivalent Hometown per share value
July 18, 2025	$40.33	$472.10
October 6, 2025	34.38	402.45

The exchange ratio may decrease if the actual adjusted shareholder’s equity of Hometown is less than the minimum adjusted shareholders’ equity. Additionally, the value of the shares of First Community common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Hometown shareholders should obtain current stock price quotations for First Community common stock.

Conversion of Shares; Exchange of Certificates (see page 60)

Promptly after the effective time, First Community’s exchange agent will mail to each holder of record of Hometown common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Hometown stock certificate(s) for the merger consideration (including cash in lieu of any fractional First Community shares).

Please do not send in your certificate(s) until you receive these instructions. After the effective time, First Community’s exchange agent will send you instructions for converting your certificates for Hometown common stock into the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger (see page 77)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Hometown and First Community to complete the merger that each of Hometown and First Community receives a legal opinion to that effect. Generally, the merger will be tax-free to holders of Hometown common stock for U.S. federal income tax purposes on the exchange of shares of Hometown common stock for shares of First Community common stock in the merger, except with respect to any cash received instead of fractional shares of First Community common stock that such holder of Hometown common stock would otherwise be entitled to receive. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

The U.S. federal income tax consequences described above may not apply to all holders of Hometown common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Dissenters’ Appraisal Rights for Hometown Shareholders (see page 55 and Appendix C)

Except for shares of Hometown common stock held in the ESOP, each Hometown shareholder has the right to assert appraisal rights with respect to the merger and demand in writing that he, she or it be paid the fair value of the shares of his, her or its Hometown common stock under the applicable provisions of West Virginia law following the consummation of the merger. There are specific requirements that shareholders must follow to assert and perfect their appraisal rights.

A copy of the applicable West Virginia statutory provisions is included in the proxy statement/prospectus as Appendix C, and a description of the procedures to demand and perfect appraisal rights is included in the section entitled “The Merger–Dissenters’ Appraisal Rights for Hometown Shareholders” beginning on page 55.

Due to the complexity of the procedures for exercising dissenters’ right to seek appraisal, Hometown shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable West Virginia statutory provisions will result in the loss of the right of appraisal.

Opinion of Hometown’s Financial Advisor (see page 40 and Appendix B)

At the July 18, 2025 meeting of the Hometown board of directors, representatives of Hovde Group, LLC (“Hovde”) rendered Hovde’s oral opinion, which was confirmed in writing on July 19, 2025, as to the fairness of the merger consideration, as of such date, from a financial point of view, to the holders of Hometown’s outstanding common stock, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Hovde, dated July 19, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix B to this proxy statement/prospectus. Hovde provided its opinion for the information and assistance of the Hometown board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of the common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Hovde did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Hovde opinion does not constitute a recommendation to the Hometown board of directors or any holder of Hometown common stock as to how the Hometown board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

For further information, see the section entitled “The Merger–Opinion of Hometown’s Financial Advisor” beginning on page 40.

Recommendation of the Hometown Board of Directors (see page 35)

The Hometown board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Hometown and its shareholders. The Hometown board of directors has unanimously adopted the merger agreement and approved the merger.

The Hometown board of directors unanimously recommends that Hometown shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

For the factors considered by the Hometown board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger–Recommendation of the Hometown Board of Directors and Hometown’s Reasons for the Merger” beginning on page 35.

Interests of Hometown Directors and Executive Officers in the Merger (see page 51)

In considering the recommendation of the Hometown board of directors with respect to the merger agreement, Hometown shareholders should be aware that some of Hometown’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Hometown shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Hometown shareholders include, among others:

1.

Certain of Hometown’s officers are entitled to a cash payment upon the vesting of shares of certain unvested stock appreciation rights and the vesting of dividend equivalent rights granted under the Hometown Bancshares, Inc. Dividend Equivalent Incentive Plan and stock appreciation rights agreements in connection with the merger as provided in the merger agreement.

2.

Certain of Hometown’s executive officers are entitled to change-of-control payments upon a qualifying termination of employment in connection with or following the merger. First Community has agreed to terminate each of the Change of Control Agreements (as defined herein) as of the effective time of the merger in exchange for a lump-sum payment.

3.	Hometown’s directors and executive officers are entitled to continued indemnification and director and officer insurance coverage under the merger agreement.

4.

Timothy Aiken, the President of Hometown, has accepted employment with First Community Bank, to be effective as of the effective time of the merger. Certain other Hometown executive officers have received an offer of employment with First Community Bank.

These interests are discussed in more detail in the section entitled “The Merger–Interests of Hometown Directors and Executive Officers in the Merger” beginning on page 51. The Hometown board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Treatment of Hometown Stock Appreciation Rights and Dividend Equivalent Rights (see page 60)

At the effective time, all Hometown stock appreciation rights under a stock appreciation award (except certain stock appreciation rights that are unvested as of January 1, 2025) and all dividend equivalent rights granted under the Hometown Dividend Equivalent Incentive Plan that are outstanding immediately prior to the effective time, to the extent not vested, will become fully vested, and will be canceled. The holders of these rights shall be entitled to receive a cash payment from First Community within ten business days of the effective time. The cash payment for the stock appreciation rights will be a lump sum payment equal to the number determined by multiplying (i) the excess, if any of (A) the First Community average closing price multiplied by (B) the exchange ratio over the applicable exercise price of the stock appreciation right, by (ii) the number of shares of Hometown common stock subject to the applicable stock appreciation right. The holders of dividend equivalent rights will receive a lump sum cash payment equal to the account value of the applicable dividend rights award. The stock appreciation rights that are unvested as of January 1, 2025 will be assumed by First Community.

Regulatory Approvals (see page 54)

Completion of the merger and the bank merger are subject to various regulatory approvals and notifications, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Virginia State Corporation Commission Bureau of Financial Institutions (the “VBFI”) and the Commissioner of the West Virginia Division of Financial Institutions (the “WVDFI”). First Community and Hometown have agreed to use their reasonable best efforts to obtain all requisite regulatory approvals.

On or around October 1, 2025, First Community and Hometown and/or their respective subsidiaries filed the necessary applications and notifications to obtain these regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. However, in no event will First Community be required, or will Hometown be permitted (without First Community’s prior written consent), to agree to any condition or restriction that would so materially and adversely impact the economic or business benefits to First Community of the transactions contemplated by the merger agreement that, had such condition or requirement been known, First Community would not, in its reasonable judgment, have entered into the merger agreement (a “burdensome condition”). The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger–Regulatory Approvals” beginning on page 54.

Conditions to Completion of the Merger (see page 74)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

●	the approval of the merger agreement by holders of Hometown common stock;

●

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the merger agreement, and the expiration or termination of all statutory waiting periods;

●

the absence of any order, decree, injunction or proceeding of a court or agency of competent jurisdiction or any proceeding instituted by a governmental entity prohibiting or enjoining the consummation of the merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the merger or the bank merger;

●

the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the First Community common stock to be issued upon the consummation of the merger under the Securities Act of 1933, as amended (the “Securities Act”), and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

●	the authorization of the listing of the First Community common stock to be issued upon the consummation of the merger on NASDAQ, without objection to the listing from NASDAQ;

●	receipt by each of First Community and Hometown of an opinion of its respective legal counsel as to certain tax matters;

●

the accuracy of the representations and warranties of each other party in the merger agreement as of July 19, 2025 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of certificates from the other party to such effect);

●

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and

●	the absence of a material adverse effect on the other party.

In addition, First Community’s obligation to complete the merger is subject to the following conditions:

●	none of the requisite governmental approvals will contain a burdensome condition; and

●	that Hometown shall have taken all actions necessary to repay and retire its existing indebtedness before the effective time.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Agreement Not to Solicit Other Offers (see page 73)

Hometown has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than First Community, and to certain related matters. The merger agreement does not, however, prohibit Hometown from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met. Hometown’s non-solicitation obligations are discussed in more detail in the section entitled “The Merger Agreement–Agreement Not to Solicit Other Offers” beginning on page 73.

Termination of the Merger Agreement (see page 75)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

●

Hometown shareholders do not approve the merger agreement at the Hometown special meeting, except that this right to terminate is only available to Hometown if it has materially complied with its obligations related to the Hometown special meeting, including the obligation to use reasonable best efforts to obtain the Hometown shareholders’ approval;

●

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the transactions contemplated by the merger agreement, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements in the merger agreement;

●

the merger has not been consummated by May 31, 2026 (the “outside date”), except that this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the merger agreement is the reason for the failure to complete the merger by the outside date; or

●

there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the merger agreement.

First Community may also terminate the merger agreement if:

●

Hometown breaches in any material respect its obligations with respect to acquisition proposals (as defined herein), or its obligations with respect to the Hometown special meeting, including the obligation to use reasonable best efforts to obtain the Hometown shareholders’ approval; or

●

if the Hometown board of directors does not unanimously publicly recommend in this proxy statement/prospectus that Hometown shareholders approve the merger agreement or withdraws, modifies or changes its recommendation in a manner adverse to First Community (a “change in recommendation”).

Hometown may also terminate the merger agreement if, within the five-day period following the determination date, both of the following conditions are satisfied:

●	the First Community average stock price is less than $30.74; and

●	the First Community ratio is less than 80% of the index ratio.

However, if Hometown chooses to exercise this termination right, First Community has the option, within five days of receipt of notice from Hometown, to increase the exchange ratio or pay an additional cash payment with respect to each share of Hometown common stock as part of the merger consideration and prevent termination under this provision.

Termination Fee (see page 76)

Hometown will pay First Community a $2.0 million termination fee if the merger agreement is terminated in the following circumstances:

●

First Community terminates the merger agreement because (1) Hometown breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Hometown shareholders or (2) the Hometown board of directors does not unanimously publicly recommend in this proxy statement/prospectus that Hometown shareholders approve the merger agreement or effects a change in recommendation; or

●

if (1) the merger agreement is terminated (A) by either party because the Hometown shareholder approval has not been obtained at the Hometown special meeting, or (B) by either party because the merger has not occurred by the outside date and the Hometown shareholder approval has not been obtained, or (C) by First Community because of an uncured material breach by Hometown, (2) before the Hometown special meeting or the date of termination of the merger agreement, as the case may be, an acquisition proposal has been publicly announced or communicated and (3) within 12 months of such termination Hometown consummates or enters into an agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Except in the case of fraud or a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.

Public Trading Markets (see page 53)

First Community will cause the shares of First Community common stock to be issued to the holders of Hometown common stock in the merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time.

Hometown Special Meeting (see page 28)

The Hometown special meeting is being held for the following purposes:

●	for the holders of Hometown common stock to approve the merger proposal; and

●	for the holders of Hometown common stock to approve the adjournment proposal, if necessary.

The Hometown board of directors has fixed the close of business on October 1, 2025 as the record date for determining the holders of Hometown common stock entitled to receive notice of and to vote at the Hometown special meeting.

As of the record date, there were 87,934 shares of Hometown common stock outstanding and entitled to vote at the Hometown special meeting held by 75 holders of record. Each share of Hometown common stock entitles the holder thereof as of the record date to one vote at the Hometown special meeting on each proposal to be considered at the Hometown special meeting by the shareholders.

A total of 15,060 shares of Hometown common stock, representing approximately 17.1% of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting are subject to voting and support agreements among First Community, Hometown, and each of Hometown’s directors (collectively, the “Hometown voting agreements”). Pursuant to the Hometown voting agreements, each director has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of Hometown common stock, beneficially owned by him or her in favor of the merger agreement and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Hometown common stock; provided, that the Hometown voting agreements do not apply to any shares of Hometown common stock held in the ESOP (i) that are allocated to such shareholder or (ii) that such shareholder, as trustee of the ESOP, would be required to vote, as trustee, in accordance with the terms thereof.

The holders of a majority of the outstanding shares of Hometown common stock, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted upon by the common shareholders.

The affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at a meeting of shareholders of Hometown at which there is a quorum is required to approve the merger proposal and the adjournment proposal.

The merger cannot be completed unless the Hometown shareholders approve the merger proposal. Therefore, it is essential that Hometown shareholders approve the merger proposal. If Hometown shareholders fail to approve the adjournment proposal, the merger may nonetheless occur provided that Hometown shareholders approve the merger proposal.

Hometown Voting Agreements (see page 76)

Each of the directors of Hometown has entered into a Hometown voting agreement with First Community and Hometown, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of Hometown common stock beneficially owned by him or her in favor of the merger proposal, and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Hometown common stock; provided, that the Hometown voting agreements do not apply to any shares of Hometown common stock held in the ESOP (i) that are allocated to such shareholder or (ii) that such shareholder, as trustee of the ESOP, would be required to vote, as trustee, in accordance with the terms thereof.

For more information regarding the Hometown voting agreements, see the sections entitled “Information About the Hometown Special Meeting–Shares Subject to the Hometown Voting Agreements” on page 30 and “The Merger Agreement–Hometown Voting Agreements” beginning on page 76.

ESOP Voting (see page 30)

If you participate in the ESOP, you will receive a participant direction form (the “Participant Direction”) to direct the ESOP’s trustee as to how to vote the shares of Hometown common stock that have been allocated to your ESOP account as of the record date. The deadline for returning your Participant Direction for these allocated shares, if any, is 5:00 p.m. local time, on November 18, 2025. For more information, see the section entitled “Information About the Hometown Special Meeting–Participants in the ESOP” beginning on page 30.

Comparison of Shareholders’ Rights (see page 87)

The rights of Hometown shareholders who become First Community shareholders after the merger will be governed by the articles of incorporation and bylaws of First Community rather than the articles of incorporation and bylaws of Hometown. For more information, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 87.

Risk Factors (see page 18)

Before voting at the Hometown special meeting, you should carefully consider all of the information contained or attached to this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 18 or described in First Community’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 98.

EQUIVALENT PRO-FORMA MARKET VALUE OF COMMON STOCK

First Community common stock is listed and trades on NASDAQ under the ticker symbol “FCBC.” As of October 6, 2025, there were 18,314,905 shares of First Community common stock outstanding and approximately 3,353 holders of record.

Hometown common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Hometown common stock. As of the record date, there were 87,934 shares of Hometown common stock outstanding and approximately 75 holders of Hometown common stock of record.

The following table sets forth historical per share market values for First Community common stock (i) on July 18, 2025, the last trading day prior to public announcement of the merger agreement, and (ii) on October 6, 2025, the most recent practicable date before the printing and mailing of this proxy statement/ prospectus. The table also shows the equivalent pro forma market value of Hometown common stock on those dates.

The equivalent pro forma market value of Hometown common stock is obtained by multiplying the historical market price of First Community common stock by the exchange ratio. Accordingly, the pro forma market value (i) on July 18, 2025 is determined by multiplying $40.33 by the exchange ratio of 11.706 and (ii) on October 6, 2025 is determined by multiplying $34.38 by the exchange ratio of 11.706.

The historical market prices represent the last sale prices on or before the dates indicated. The market price of First Community common stock at the time of the merger may be higher or lower than the closing prices of First Community common stock on the dates shown in the table and, therefore, the market value of the First Community common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

	Historical Market Price

	First Community closing sale price	Equivalent Hometown Pro Forma Market Value
July 18, 2025	$40.33	$472.10
October 6, 2025	$34.38	$402.45

Once the merger is completed, there will be no further private or public market for Hometown common stock.

The exchange ratio may decrease if the actual adjusted shareholder’s equity of Hometown is less than the minimum adjusted shareholders’ equity. Additionally, the value of the shares of First Community common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Hometown shareholders should obtain current stock price quotations for First Community common stock.

RISK FACTORS

In addition to general investment risks and the other information contained in or attached to this proxy statement/prospectus, including the matters described under the caption “Risk Factors” in the Annual Report on Form 10-K filed by First Community for the year ended December 31, 2024, and the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 26, Hometown shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement.

Risks Related to the Merger and First Community’s Business Upon Completion of the Merger

Because the market price of the First Community common stock will fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.

Under the terms of the merger agreement, each share of Hometown common stock issued and outstanding immediately prior to the completion of the merger (other than the excluded shares) will be converted into the right to receive 11.706 shares of First Community common stock.

After the merger, the market value of First Community common stock may decrease and be lower than the market value of First Community common stock that was used in calculating the exchange ratio. Except as described in this proxy statement/prospectus, there will be no adjustment to the fixed number of shares of First Community common stock that will be issued to Hometown shareholders based upon changes in the market price of First Community common stock prior to the closing.

There may be an adjustment to the fixed number of shares of First Community common stock that will be issued to Hometown shareholders in limited circumstances if the First Community average stock price is less than $30.74 and the First Community ratio is less than 80% of the index ratio. However, any changes to the fixed number of shares of First Community common stock will not increase the per share value that Hometown shareholders will receive in the merger from the value calculated using the pre-announcement market price of First Community common stock. The Hometown board of directors may terminate the merger agreement if First Community elects not to adjust the exchange ratio or pay an additional cash payment in the foregoing circumstances, in which case the merger will not occur.

The market price of First Community’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding First Community’s operations or business prospects, including market sentiment regarding First Community’s entry into the merger agreement. These risks may be affected by:

●	operating results that vary from the expectations of First Community management or of securities analysts and investors;

●	developments in First Community’s business or in the financial services sector generally;

●	regulatory or legislative changes affecting First Community’s industry generally or its business and operations;

●	operating and securities price performance of companies that investors consider to be comparable to First Community;

●	changes in estimates or recommendations by securities analysts or rating agencies;

●	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by First Community or its competitors; and

●	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are beyond the control of First Community and Hometown. We make no assurances as to whether or when the merger will be completed. Hometown shareholders should obtain current sale prices for shares of First Community common stock before voting their shares of Hometown common stock at the Hometown special meeting.

The exchange ratio is a fixed number of shares of First Community common stock, but it may be adjusted as set forth in the merger agreement. If, as of the last day of the calendar month immediately prior to the merger becomes effective, Hometown’s actual adjusted shareholder’s equity of Hometown is less than the minimum adjusted shareholders’ equity, then the exchange ratio will be adjusted downward to equal the number determined by multiplying (A) the exchange ratio by (B) the number obtained by dividing (1) the actual adjusted shareholders’ equity of Hometown by (2) the minimum adjusted shareholders’ equity.

The market price of First Community common stock after the merger may be affected by factors different from those affecting the shares of Hometown or First Community currently.

Upon completion of the merger, holders of Hometown common stock will become holders of First Community common stock. First Community’s business differs from that of Hometown, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First Community and Hometown. For a discussion of the business of First Community and of certain factors to consider in connection with First Community’s business, see the documents attached as appendices to this proxy statement/prospectus or described elsewhere in this proxy statement/prospectus.

First Community may fail to realize all of the anticipated benefits of the merger.

First Community and Hometown have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on First Community’s ability to successfully combine and integrate the businesses of First Community and Hometown in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers.

It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect First Community’s ability to successfully conduct its business, which could have an adverse effect on First Community’s financial results and the value of First Community common stock. If First Community experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

As with any merger of financial institutions, there also may be business disruptions that cause First Community and/or Hometown to lose customers or cause customers to remove their accounts from First Community and/or Hometown and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First Community and Hometown during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The success of the merger will also depend on First Community’s ability to:

●	Maintain existing relationships with depositors of Hometown to minimize withdrawals of deposits prior to and subsequent to the merger;

●	Maintain and enhance existing relationships with borrowers to limit unanticipated losses of loans made by Hometown;

●	Control its non-interest expense to maintain overall operating efficiencies; and

●	Compete effectively in the communities served by First Community and Hometown and in nearby communities.

First Community may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section entitled “The Merger–Regulatory Approvals” beginning on page 54. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See the section entitled “The Merger–Regulatory Approvals” beginning on page 54.

The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

First Community may fail to realize the cost savings estimated for the merger.

Although First Community estimates that it will realize from the merger pre-tax cost savings of approximately $2.2 million annually (excluding one-time costs and expenses associated with the merger) when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. In addition, future business developments may require First Community to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on First Community’s ability to combine the businesses of First Community and Hometown in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or First Community is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company may be unable to retain First Community and/or Hometown personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by First Community and Hometown. It is possible that these employees may decide not to remain with First Community or Hometown, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Hometown to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, First Community and Hometown may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

Hometown’s directors and executive officers have interests in the merger that may differ from the interests of Hometown shareholders.

Hometown shareholders should be aware that some of Hometown’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Hometown shareholders generally. The Hometown board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Hometown shareholders vote in favor of approving the merger agreement.

For a more complete description of these interests, see the section entitled “The Merger–Interests of Hometown Directors and Executive Officers in the Merger” beginning on page 51.

Termination of the merger agreement could negatively impact First Community and Hometown.

The merger may be terminated as a result of factors beyond First Community’s and Hometown’s control. See the section entitled “The Merger Agreement–Termination of the Merger Agreement” beginning on page 75, for a complete discussion of the circumstances under which the merger agreement may be terminated. If the merger agreement is terminated, there may be various consequences. For example, First Community’s or Hometown’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the First Community common stock or the Hometown common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, subject to conditions and exceptions, Hometown may be required to pay to First Community a termination fee of $2.0 million. See the section entitled “The Merger Agreement–Termination Fee” beginning on page 76, for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

First Community and Hometown will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Hometown and/or First Community. These uncertainties may impair First Community’s or Hometown’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Each of First Community and Hometown has a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. See the section entitled “The Merger Agreement–Conduct of Business Pending the Completion of the Merger” beginning on page 64, for a description of the restrictive covenants applicable to Hometown and First Community.

The merger may distract management of First Community and Hometown from their other responsibilities.

The merger could cause the respective management groups of First Community and Hometown to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of First Community or the business and earnings of the combined company.

If the merger is not completed, First Community and Hometown will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of First Community and Hometown has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Community and Hometown would have to recognize these expenses without realizing the expected benefits of the merger.

Hometown shareholders have dissenters’ rights in the merger.

If the merger agreement is approved by Hometown shareholders, Hometown shareholders who do not vote in favor of the approval of the merger agreement and who properly demand payment of fair cash value of their shares of common stock will be entitled to dissenters’ rights in connection with the merger under the West Virginia Business Corporation Act (the “WVBCA”). Neither Hometown nor First Community can predict the number of Hometown shareholders who will seek payment of fair cash value of their shares.

Failure to complete the merger could negatively affect Hometown.

If the merger is not completed for any reason, Hometown will be subject to a number of material risks, including the following:

●	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in limited circumstances, termination fees, must be paid even if the merger is not completed;

●

The diversion of management’s attention from the day-to-day business operations and the potential disruption to Hometown’s employees and business relationships during the period before the effective time may make it difficult to regain financial and market positions if the merger does not occur; and

●

If Hometown’s board of directors seeks another merger or business combination, Hometown shareholders cannot be certain that Hometown will be able to find a party willing to pay an equivalent or greater consideration than that which First Community has agreed to pay in the merger.

The merger agreement limits Hometown’s ability to pursue alternative acquisition proposals and requires Hometown to pay a termination fee of $2.0 million under limited circumstances, including circumstances relating to acquisition proposals.

The merger agreement prohibits Hometown from soliciting, initiating, inducing or encouraging, or taking any action to facilitate certain third-party acquisition proposals. See the section entitled “The Merger Agreement–Agreement Not to Solicit Other Offers” beginning on page 73. The merger agreement also provides that Hometown will be required to pay a termination fee in the amount of $2.0 million in the event that the merger agreement is terminated under certain limited circumstances, including an adverse recommendation change by the Hometown board of directors. See the sections entitled “The Merger Agreement–Termination of the Merger Agreement” beginning on page 75, and “The Merger Agreement–Termination Fee” beginning on page 76. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Hometown from considering or proposing such an acquisition.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of First Community and Hometown may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before First Community and Hometown are obligated to complete the merger:

●	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of Hometown;

●	All required regulatory approvals must be obtained;

●	The absence of any law or order by a court or governmental authority that prohibits, restricts or makes illegal the merger;

●	Hometown shall have taken all actions necessary to repay and retire its existing indebtedness prior to the effective time;

●	The registration statement on Form S-4 shall become effective under the Securities Act and no stop order shall have been issued or threatened by the SEC; and

●	The shares of First Community common stock to be issued in the merger must be approved for listing on NASDAQ.

The shares of First Community common stock to be received by Hometown shareholders as a result of the merger will have different rights from the shares of Hometown common stock.

Upon completion of the merger, Hometown shareholders will become First Community shareholders and their rights as shareholders will be governed by the First Community articles of incorporation and bylaws. The rights associated with Hometown common stock are different from the rights associated with First Community common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 87 for a discussion of the different rights associated with First Community common stock.

First Community shareholders and Hometown shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in First Community and Hometown, respectively.

First Community shareholders and Hometown shareholders currently have the right to vote in the election of the board of directors and on other matters affecting First Community and Hometown, respectively. Upon completion of the merger, each Hometown shareholder who receives shares of First Community common stock will become a First Community shareholder, with a percentage ownership of First Community that is smaller than such shareholder’s percentage ownership of Hometown. Based on the number of shares outstanding on the record date, we expect that holders of shares of Hometown common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 5.3% of the issued and outstanding shares of First Community common stock immediately following the closing of the merger (without giving effect to any shares of First Community common stock held by Hometown shareholders prior to the merger). Current First Community shareholders will hold, in the aggregate, approximately 94.7% of the outstanding shares of First Community common stock immediately following the closing of the merger. Because of this, Hometown shareholders will have less influence on the management and policies of First Community than they now have on the management and policies of Hometown.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each Hometown shareholder may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Hometown shareholder receiving First Community common stock would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of First Community common stock and the amount of cash consideration (including cash in lieu of fractional shares of First Community common stock), if any, received by the Hometown shareholder in the merger and (ii) the Hometown shareholder’s adjusted tax basis in the shares of Hometown common stock exchanged therefor.

The opinion of Hometown’s financial advisor, Hovde, delivered to the Hometown board of directors prior to the signing of the merger agreement will not reflect changes in circumstances following the date of the opinion.

The Hometown board of directors received an opinion (rendered verbally and confirmed in a written opinion, dated July 19, 2025, from Hovde regarding the fairness of the merger consideration, from a financial point of view as of the date of such opinion to the holders of Hometown common stock. Subsequent changes in the operation and prospects of First Community or Hometown, general market and economic conditions and other factors that may be beyond the control of First Community or Hometown may significantly alter the value of First Community or Hometown or the prices of the shares of First Community common stock or Hometown common stock by the time the merger is completed. The opinion of Hometown’s financial advisor did not address the fairness of the merger consideration, from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion of Hometown’s financial advisor, see the section entitled “The Merger–Opinion of Hometown’s Financial Advisor” beginning on page 40.

General market conditions and unpredictable factors, including conditions and factors different from those affecting Hometown common stock currently, could adversely affect market prices for new First Community common stock shares once the new First Community common stock is issued.

There can be no assurance about the market prices for the new First Community common stock that will be issued upon completion of the merger. Several factors, many of which are beyond the control of First Community, could influence the market prices of the new First Community common stock, including:

●	whether First Community declares or fails to declare dividends on the new First Community common stock from time to time;

●	real or anticipated changes in the credit ratings assigned to the new First Community common stock or other First Community securities;

●	First Community’ creditworthiness;

●	interest rates;

●	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;

●	the market for similar securities; and

●	economic, corporate, securities market, geopolitical, public health, regulatory or judicial events that affect First Community, the banking industry or the financial markets generally.

Shares of new First Community common stock will be equity interests and will not constitute indebtedness. As such, new First Community common stock will rank junior to all indebtedness of, and other non-equity claims on, First Community with respect to assets available to satisfy claims. The market prices for the new First Community common stock following the merger may be affected by factors different from those currently affecting the Hometown common stock.

Future capital needs could result in dilution of shareholder investment.

First Community’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of First Community common stock. New investors may also have rights, preferences and privileges senior to First Community’s shareholders which may adversely impact its shareholders.

Hometown will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Hometown. These uncertainties may impair Hometown’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Hometown to seek to change existing business relationships with Hometown. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Hometown may experience uncertainty about their future role with the surviving entity until, or even after, strategies with regard to the combined company are announced or executed. If strategic Hometown employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving entity, Hometown’s business following the merger could be harmed. In addition, the merger agreement restricts Hometown from making certain acquisitions and taking other specified actions until the merger occurs without the consent of First Community. These restrictions may prevent Hometown from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement–Conduct of Business Pending the Completion of the Merger” on page 64.

Litigation against Hometown or First Community, or the members of the Hometown board of directors or First Community board of directors, could prevent or delay the completion of the merger.

Purported shareholder plaintiffs may assert legal claims related to the merger. The results of any such potential legal proceeding would be difficult to predict and such legal proceedings could delay or prevent the merger from being completed in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval from Hometown shareholders. Moreover, any litigation could be time consuming and expensive, and could divert the attention of the respective management teams of Hometown and First Community away from their companies’ regular business. Any lawsuit adversely resolved against Hometown, First Community or the members of the Hometown board of directors or First Community’s board of directors could have a material adverse effect on each party’s business, financial condition and results of operations.

One of the conditions to the consummation of the merger is that neither First Community nor Hometown shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger or the bank merger and no governmental entity shall have instituted any proceeding to enjoin or prohibit the consummation of the merger, the bank merger or any transactions contemplated by the merger agreement. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive enjoining or prohibiting the completion of the transactions contemplated by the merger agreement, including the merger, then such injunctive or other relief may prevent the merger from being completed in a timely manner or at all.

There are certain risks relating to First Community’s business.

You should read and consider risk factors specific to First Community’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 98.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or attached to, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (1) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (2) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (3) other statements identified by words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond First Community’s and Hometown’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the section entitled “Risk Factors” and those discussed in the public filings of First Community with the SEC, as well as the following:

●	the inability to close the merger and the bank merger in a timely manner;

●	the failure to complete the merger due to the failure of Hometown shareholders to approve the merger;

●

the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, including a termination of the merger agreement under circumstances that could require Hometown to pay a termination fee to First Community;

●	the failure to obtain the requisite regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

●	the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees and competitors;

●	business disruption following the merger;

●	First Community’s potential exposure to unknown or contingent liabilities of Hometown;

●	the challenges of integrating, retaining, and hiring key personnel;

●	the failure to attract new customers and retain existing customers in the manner anticipated;

●	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

●

changes in First Community’s share price before closing, including as a result of the financial performance of First Community and Hometown prior to closing, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

●	the dilution caused by First Community’s issuance of additional shares of its common stock in connection with the merger;

●

the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which First Community and Hometown operate;

●	Hometown’s business may not be integrated into First Community’s business successfully, or such integration may take longer to accomplish than expected;

●	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected;

●

general economic or business conditions, either globally, nationally, regionally, or in the markets in which Hometown and First Community do business, may be affected by unexpected material adverse changes or be less favorable than expected;

●	limitations placed on the ability of Hometown and First Community to operate their respective businesses by the merger agreement;

●	changes in asset quality and credit risk;

●	the inability to sustain revenue and earnings;

●	changes in interest rates and capital markets;

●	inflation;

●	customer acceptance of First Community products and services;

●	customer borrowing, repayment, investment and deposit practices;

●	customer disintermediation;

●	the introduction, withdrawal, success and timing of business initiatives;

●	competitive conditions;

●	the impact, extent and timing of technological changes;

●	changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

●

changes in regulations and other actions of the Federal Reserve and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the federal regulations that make up the Volcker Rule, and the regulatory capital rules under Basel III.

Because these forward-looking statements are subject to assumptions and uncertainties, First Community’s and the combined company’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document attached to this proxy statement/prospectus. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to First Community, Hometown or any person acting on their behalf, respectively, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26. Neither First Community nor Hometown undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

INFORMATION ABOUT THE HOMETOWN SPECIAL MEETING

This section contains information about the Hometown special meeting that Hometown has called to allow Hometown shareholders to vote on the merger proposal and the adjournment proposal.

The Hometown board of directors is mailing this proxy statement/prospectus to you, as a Hometown shareholder, on or about October 28, 2025. Together with this proxy statement/prospectus, the Hometown board of directors is also sending to you a notice of the Hometown special meeting and a form of proxy that the Hometown board of directors is soliciting for use at the Hometown special meeting and at any adjournments or postponements of the Hometown special meeting.

Time, Date, and Place

The Hometown special meeting is scheduled to be held on December 2, 2025 at 5:00 p.m. (local time) at Sistersville Country Club, WV-2, Sistersville, West Virginia 26175 and telephonically by conference call.

Hometown shareholders who choose to participate in the Hometown special meeting by telephone should join the Hometown special meeting by calling 1-844-890-7777 and entering participation code 705-945-526 #. In order to ensure there are no connection issues, please dial in promptly at 5:00 p.m. (local time).

Purpose of the Hometown Special Meeting

The Hometown special meeting is being held for the following purposes:

1.	for the holders of Hometown common stock to approve the merger proposal; and

2.	for the holders of Hometown common stock to approve the adjournment proposal.

Recommendation of the Hometown Board of Directors

The Hometown board of directors recommends that holders of Hometown common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger–Recommendation of the Hometown Board of Directors and Hometown’s Reasons for the Merger” beginning on page 35.

Required Vote

Merger proposal

The affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at a meeting of shareholders of Hometown at which there is a quorum is required to approve the merger proposal.

Adjournment proposal

The affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at a meeting of shareholders of Hometown at which there is a quorum is required to approve the adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Hometown special meeting, an abstention occurs when a Hometown shareholder attends the Hometown special meeting, either in person or by proxy, but abstains from voting on one or more proposals.

For the merger proposal and the adjournment proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposals. For each of these proposals, abstentions are counted towards establishing a quorum.

Record Date and Quorum

October 1, 2025 has been fixed as the record date for the determination of Hometown shareholders entitled to notice of, and to vote at, the Hometown special meeting and any adjournment thereof. At the close of business on the record date, there were 87,934 shares of Hometown common stock outstanding and entitled to vote at the Hometown special meeting held by 75 holders of record.

The presence at the Hometown special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting will constitute a quorum for purposes of the matters being voted upon by the shareholders. All shares of Hometown common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Hometown special meeting.

How to Vote

Each copy of this proxy statement/prospectus mailed to holders of Hometown common stock is accompanied by a form of proxy with instructions for voting.

If you are a shareholder of record of Hometown as of the record date, you should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the Hometown special meeting.

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Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares of Hometown common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

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Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the Hometown special meeting or by voting over the phone. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Hometown special meeting. This will ensure that your vote is received. If you attend the Hometown special meeting, you may vote by ballot or by telephone, thereby canceling any proxy previously submitted.

All shares represented by valid proxies that Hometown receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy for your shares of Hometown common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. No matters other than the matters described in this proxy statement/prospectus may be presented for action at the Hometown special meeting or at any adjournment of the Hometown special meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE HOMETOWN SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE HOMETOWN SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

1.	submitting another valid proxy card bearing a later date;

2.	attending the Hometown special meeting and voting your shares in person or by telephone; or

3.	delivering prior to the Hometown special meeting a written notice of revocation to Hometown at the following address: P.O. Box 145, Middlebourne, West Virginia 26149, attention: Jessica Moore.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 11:59 p.m. (local time) on December 1, 2025. Attendance at the Hometown special meeting will not, in and of itself, constitute revocation of a proxy.

Shares Subject to the Hometown Voting Agreements

As of the record date, a total of 15,060 shares of Hometown common stock, representing approximately 17.1% of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting are subject to the Hometown voting agreements. Pursuant to the Hometown voting agreements, each director has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of Hometown common stock, beneficially owned by him or her in favor of the merger agreement and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Hometown common stock; provided, that the Hometown voting agreements do not apply to any shares of Hometown common stock held in the ESOP (i) that are allocated to such shareholder or (ii) that such shareholder, as trustee of the ESOP, would be required to vote, as trustee, in accordance with the terms thereof.

The foregoing description of the Hometown voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Hometown voting agreements, a form of which is included as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A.

Shares Held by Directors and Executive Officers

As of the record date, Hometown’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 31,442 shares of Hometown common stock, representing approximately 35.76% of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting. For more information about the beneficial ownership of Hometown common stock by each greater than 5% beneficial owner, each director and executive officer of Hometown, and all Hometown directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Hometown” on page 83.

Participants in the ESOP

If you participate in the ESOP, you will receive a participant direction form (the “Participant Direction”) to direct the ESOP’s trustee as to how to vote the shares of Hometown common stock that have been allocated to your ESOP account as of the record date. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Hometown common stock allocated to his or her account. The ESOP trustee will vote the unallocated shares in the ESOP (to the extent any shares are unallocated) in the same proportion as shares for which it has received timely voting instructions from ESOP participants. The ESOP trustee will vote all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions for shares that you hold in the ESOP, if any, is 5:00 p.m. local time, on November 18, 2025. The ESOP trustee will use its independent discretion to exercise any dissenter’s rights (if applicable).

While a participant generally has the right to direct the ESOP trustee in how to vote shares allocated to the participant’s ESOP account as of the record date, that right is subject to an exception.   If the ESOP trustee believes, in its sole discretion, that compliance with a participant’s direction would result in a violation of its fiduciary duty under ERISA, then the ESOP trustee may exercise its independent discretion to override the directions of the participant.

If you have any questions about the participant voting direction under the ESOP, please contact Julie Harris, (1) by email at jharris@hometownbanc.bank; or (2) by phone at (304) 684-2427.

Solicitation of Proxies

Proxies for the Hometown special meeting are being solicited on behalf of the Hometown board of directors. Hometown will bear the entire cost of soliciting proxies from you. Hometown will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Hometown common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Hometown in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Hometown may also make arrangements with a third party to assist it in soliciting proxies.

Attending the Hometown Special Meeting

All holders of Hometown common stock are invited to attend the Hometown special meeting. Shareholders of record can vote in person at the Hometown special meeting or by telephone. If you plan to attend the Hometown special meeting, you must hold your shares in your own name. In addition, you must bring a form of personal photo identification with you in order to be admitted. Hometown reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Hometown special meeting is prohibited without Hometown’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Hometown at:

Hometown Bancshares, Inc.

PO Box 145

Middlebourne, WV 26149

Attention: Timothy R. Aiken

E-mail: TAiken@hometownbanc.com

Telephone: (304) 758-2191

HOMETOWN PROPOSALS

PROPOSAL NO. 1: MERGER PROPOSAL

Hometown is asking its shareholders to approve the merger proposal. Holders of Hometown common stock should read this proxy statement/prospectus carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

The Hometown board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Hometown and its shareholders and has unanimously adopted the merger agreement and approved the merger. See the section entitled “The Merger–Recommendation of the Hometown Board of Directors and Hometown’s Reasons for the Merger” beginning on page 35 for a more detailed discussion of the recommendation of the Hometown board of directors.

The Hometown board of directors unanimously recommends a vote “FOR” the merger proposal.

PROPOSAL NO. 2: ADJOURNMENT PROPOSAL

The Hometown special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the Hometown special meeting, the number of shares of Hometown common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, Hometown intends to move to adjourn the Hometown special meeting in order to solicit additional proxies for the approval of the merger proposal.

In this proposal, Hometown is asking its shareholders to authorize the holder of any proxy solicited by the Hometown board of directors on a discretionary basis to vote in favor of adjourning the Hometown special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Hometown shareholders who have previously voted.

The Hometown board of directors unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER

Terms of the Merger

Each of the First Community board of directors and the Hometown board of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of Hometown with and into First Community, with First Community continuing as the surviving corporation. Immediately following the completion of the merger, Union Bank will merge with and into First Community Bank, with First Community Bank continuing as the surviving bank.

In the merger, each share of Hometown common stock issued and outstanding immediately prior to the completion of the merger (other than the excluded shares) will be converted into the right to receive the merger consideration, subject to adjustment as described in the merger agreement. See the section entitled “The Merger Agreement–Terms of the Merger–Merger Consideration” beginning on page 59.

First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (1) the fraction of a share of First Community common stock to which the holder would otherwise be entitled by (2) the First Community average closing price. For a discussion of the treatment of stock appreciation rights and dividend equivalent rights as of the effective time, see the section entitled “The Merger Agreement–Treatment of Hometown Stock Appreciation Rights and Dividend Equivalent Rights” beginning on page 60.

Hometown shareholders are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” beginning on page 58 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. In this process, management and representatives of Hometown and First Community had many conversations, both by telephone and in person, about the potential transaction and alternatives. The chronology below covers only key events leading up to the signing of the merger agreement and does not purport to catalogue every related conversation among or between the parties.

As part of Hometown’s continuing efforts to enhance shareholder value, the Hometown board of directors, in consultation with management and its financial and other advisors, has periodically evaluated various strategies, including continued independence, merging with similarly-sized banks, and being acquired by another financial institution, including initiating conversations with potential strategic partners from time to time as opportunities arise. Periodically, a representative of Hovde Group, LLC (“Hovde”), an investment banking firm, met with management of Hometown to discuss various considerations related to Hometown’s long-term strategic plan, including succession planning.

The Hometown board of directors invited Hovde to present at a special meeting of the board of directors of Union Bank on August 20, 2024. Hovde provided an update on industry trends, the bank merger market generally and bank mergers and acquisitions activity. In addition, Union Bank’s board of directors and Hovde discussed Hometown’s potentially available strategic options, including remaining independent, and also discussed the potential advantages and disadvantages of a potential sale or strategic merger of the organization. As part of this discussion, the board of directors and Hovde discussed identifying potential strategic partners in the event that Hometown decided to pursue a sale transaction rather than remain independent.

At a January 21, 2025 meeting of the board of directors of Union Bank, representatives of Hovde provided an update on the banking industry and the bank mergers and acquisitions market and considerations regarding Hometown’s available strategic options, including the potential value range at which Hometown could sell and the factors effecting such valuation. Hovde also provided the board of directors of Union Bank with updated information regarding potential acquirers. Before Hometown determined to engage Hovde as its exclusive financial advisor, the board of directors of Union Bank considered, among other things, Hovde’s knowledge of and long-standing relationship with Hometown and knowledge of the West Virginia market, as well as Hovde’s experience as a nationally recognized investment banking firm with significant experience in mergers and acquisitions, including bank mergers and acquisitions. On January 22, 2025, Hometown executed an engagement letter with Hovde setting forth the terms of its engagement.

Hovde and Hometown’s management then began contacting potential business combination partners on behalf of Hometown. Of the seven financial institutions contacted, two of the institutions declined to consider a potential transaction; however, the five other institutions, including First Community, entered into nondisclosure agreements with Hometown and were provided access to online data rooms containing confidential information of Hometown. From February through May 2025, Hovde and Hometown’s management had numerous conversations with representatives of the five institutions, including in-person meetings with senior management of two of these institutions, one of which we refer to as Institution A.

Hometown received indications of interest from First Community and Institution A. On May 5, 2025, Hometown received an initial indication of interest from Institution A. Institution A proposed a 100% cash transaction and valued Hometown at a higher valuation than the terms of First Community’s indication of interest, discussed below. Hovde and Hometown’s management had numerous conversations with management of Institution A regarding the terms of the indication of interest.

On May 23, 2025, Hometown received First Community’s initial indication of interest, proposing a 100% stock transaction, with each share of Hometown common stock being exchanged for 11.706 shares of First Community common stock. Based on First Community’s then 20-day volume-weighted average closing price of $38.76 per share, this exchange ratio represented an implied value of approximately $453.72 for each share of Hometown common stock, or an aggregate price of $40.0 million.

On June 2, 2025, the Hometown and Union Bank boards scheduled a joint meeting to evaluate the indications of interest from First Community and Institution A. At the June 2nd board meeting, the Hometown and Union Bank boards reviewed with Hovde the terms of First Community’s and Institution A’s indications of interest, including, among other things, the proposed consideration, the liquidity of First Community’s stock, the tax structure of the each proposed acquisition, the tax treatment to shareholders of each proposed acquisition, the corporate structure of each proposed acquisition, personnel considerations and severance for terminated employees, the establishment of a potential employee retention bonus pool, the mechanics of potential termination fee provisions, the implication of granting exclusivity to First Community for the purpose of negotiating a definitive agreement, the process for completing due diligence, and an estimated timeline for completing a transaction. Hovde also reviewed First Community’s historical financial performance, stock price performance and trading metrics, and history of both bank and non-bank acquisitions. Following these discussions, and based on the presentation by Hovde and the terms of the indication of interest of First Community, the Hometown and Union Bank boards unanimously concluded that it was in the best interests of Hometown and its shareholders to negotiate exclusively with First Community.

Following negotiations of the material terms contained in First Community’s May 23, 2025 indication of interest, at Hometown’s request, First Community submitted a revised indication of interest on June 10, 2025, which included a 90-day exclusivity period, improved severance terms for Hometown employees who may be severed in the transaction and modifications with respect to the transaction structure. On June 10, 2025, the Hometown and Union Bank boards reconvened to discuss the updated indication of interest from First Community and the members discussed, among other things, the liquidity of First Community’s stock and First Community’s historic dividend practice, First Community’s overall community banking philosophy, and the cultural fit between First Community and Hometown. Following discussions of the terms of First Community’s indication of interest, the Hometown and Union Bank boards unanimously concluded that it was in the best interests of Hometown and its shareholders to accept First Community’s indication of interest and proceed to negotiate a definitive agreement. On June 13, 2025, Hometown signed the indication of interest with First Community committing to a 90-day exclusivity period, following which First Community conducted additional due diligence on Hometown and Hometown performed reverse due diligence on First Community. Meetings and merger negotiations between the management teams of each company continued throughout the due diligence period both on an impromptu and scheduled basis and via both telephone and in-person meetings. In addition, each company exchanged materials and information in an online data room to facilitate mutual due diligence. On June 11, 2025, Hometown engaged Hunton Andrews Kurth LLP (“Hunton”) as special legal counsel to assist it in considering a potential business combination.

On June 27, 2025, First Community’s counsel provided an initial draft of the definitive merger agreement. Over the next three weeks, the parties exchanged drafts of the definitive merger agreement, disclosure schedules and other ancillary transaction documents and engaged in negotiations about various aspects of the draft documents.

On July 16, 2025, drafts of the merger agreement, ancillary agreements, the disclosure schedules were provided to Hometown’s directors for their review. On July 18, 2025, Hometown and Union Bank’s board and management met with Hovde and Hunton to discuss the definitive transaction documents and the status of the proposed transaction. Representatives of Hovde provided a detailed analysis of the financial aspects of the proposed merger and delivered Hovde’s opinion, orally and in writing, that the merger consideration was fair, from a financial point of view, to the holders of Hometown’s outstanding common stock. A copy of Hovde’s written opinion is attached to this document as Appendix B and a summary of the fairness opinion is included below in “Opinion of Hometown’s Financial Advisor,” beginning on page 40.

Representatives of Hunton then reviewed with the Hometown and Union Bank boards of directors their fiduciary duties and the merger agreement, the ancillary agreements and applicable legal concepts, highlighting any recent changes made to the draft documents circulated on July 16, 2025, and described the resolutions the directors of Hometown would be asked to consider if they were to approve the merger agreement. After a thorough discussion and deliberations about the proposed transaction, including consideration of the factors described under “The Merger–Recommendation of the Hometown Board of Directors and Hometown’s Reasons for the Merger” beginning on page 35, upon a motion duly made and seconded, Hometown’s board unanimously adopted the merger agreement and the ancillary documents and approved the transactions contemplated by such documents, including the merger.

Also on July 18, 2025, the First Community board unanimously adopted the merger agreement and approved the merger. On July 19, 2025, Hometown and First Community executed the definitive merger agreement and ancillary agreements.

On July 21, 2025, the parties issued a joint press release publicly announcing the transaction prior to the opening of the financial markets.

Recommendation of the Hometown Board of Directors and Hometown’s Reasons for the Merger

In evaluating the merger agreement, the Hometown board of directors consulted with Hometown’s management, Hometown’s outside legal counsel, Hunton, and Hometown’s financial advisor, Hovde.

In reaching a determination to approve and adopt the merger agreement and the transactions contemplated thereby, the Hometown board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to Hometown and its shareholders. The Hometown board of directors identified the following factors and benefits of the merger that, among others, the Hometown board of directors believes generally support its determination and recommendation:

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the Hometown board of director’s understanding of, and presentations of Hometown’s management and Hovde regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory condition, assets, results of operations, business strategy and current and prospective regulatory environment of both Hometown and First Community;

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the current and prospective environment in which Hometown operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the current level of interest rates, the increased regulatory burdens on financial institutions, and the trend toward consolidation in the banking industry and in the financial services industry;

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the Hometown board of director’s analysis of other strategic alternatives for Hometown, including continuing to operate as a standalone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the Hometown board of director’s assessment that none of these alternatives was reasonably likely to present superior opportunities for Hometown to create greater value for Hometown’s shareholders, taking into account Hometown’s Subchapter S status and the limitations associated therewith, timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

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the financial information and analyses presented by Hovde to the Hometown board of directors, and Hovde’s opinion, dated July 19, 2025, that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration was fair, from a financial point of view, to holders of Hometown’s common stock;

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the fact that the merger consideration is to be paid in the form of First Community common stock will provide Hometown’s shareholders the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock following the transaction;

●	the combined company will offer greater access to liquidity for the combined shareholders as First Community common stock is traded on the NASDAQ;

●	First Community’s historical cash dividend payments;

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the availability of statutory appraisal rights to Hometown shareholders who otherwise comply with all required procedures under the WVBCA, which allows such shareholders to seek appraisal of the fair value of their shares in accordance with the WVBCA;

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Hometown’s closing condition in the merger agreement that Hunton shall have rendered its opinion that the merger shall qualify as a “reorganization” within Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Hometown board of director’s expectation that Hometown’s shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the merger, except with respect to the cash received;

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the results of Hometown’s due diligence investigation of First Community, including the Hometown board of director’s opinion of the reputation, competence, business practices, integrity and experience of First Community and its management;

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the belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, including with respect to corporate purpose, strategic focus, commitment to corporate governance and ethical business practices, broader target markets, client service, credit, risk profiles, community commitment, and its belief that the complementary cultures will facilitate the successful integration of the two companies and implementation of the merger;

●	the view that First Community has many years of integration experience through various acquisitions, which can be leveraged in successfully completing the integration process;

●	that the merger will result in a combined company with greater financial resources and a higher lending limit than Hometown would have if it were to continue its operations as an independent entity;

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the anticipated cost savings from expected increases in operating efficiency, reduced payments to vendors and third parties and elimination of duplicate executive management positions, while increasing responsiveness to compliance and regulatory requirements;

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the minimal geographic overlap between Hometown and First Community, which will expand and diversify the markets in which the combined company operates and is expected to result in a high rate of retention of Hometown’s employees after the announcement of the merger, which retention is expected to benefit the combined company;

●	First Community’s commitment to enhancing its strategic position in its markets;

●	Hometown’s size makes Hometown susceptible to another economic downturn and management’s view that First Community’s greater resources provide the combined company greater resiliency;

●	that First Community’s breadth and depth of management will offer Hometown greater expertise, an ability to offset staffing deficiencies and succession issues and greater bench strength;

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that First Community’s extensive trust and wealth management platform will offer Hometown’s customers more expansive products and services while providing more scale to Hometown’s operations and profitability;

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Hometown’s management’s view that the merger will allow for greater opportunities for Hometown’s clients, customers and other constituencies within the communities in which Hometown operates, and that the potential synergies, reduced loan and deposit concentration levels allowing greater growth in most classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by Hometown on an independent basis;

●	the recommendation of Hometown’s management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;

●	First Community’s practice to consider retaining all customer-facing employees of Union Bank;

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that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

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the likelihood that the merger will be completed based on, among other things, (i) First Community consummating the merger based on its history of completing other merger transactions, (ii) each party’s obligation to use its reasonable efforts to obtain regulatory approvals as promptly as practicable and (iii) the limited closing conditions contained in the merger agreement, which enhance deal certainty;

●	that the merger agreement provides Hometown with the ability to seek specific performance by First Community of its obligations under the merger agreement, including to consummate the merger;

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subject to certain limits set forth in the merger agreement, the merger consideration is a fixed exchange ratio of shares of Hometown common stock to First Community common stock; as a result, Hometown’s shareholders could benefit from an increase in the trading price of First Community’s common stock during the pendency of the merger;

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that Hometown’s obligation under the merger agreement to repay the Hometown ESOP loan and any loans between Hometown and third party lender(s), the proceeds of which were used to fund Hometown’s loan to the ESOP (collectively with the Hometown ESOP loan, the “ESOP loans”), or the holding company debt will not reduce Hometown’s actual adjusted shareholders’ equity and, as such, will not result in any downward adjustment to the merger consideration;

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that First Community will assume the unvested company SARs (as defined in the merger agreement) and certain company benefit plans, as of the effective time, including all of Hometown’s obligations thereunder;

●	that the employees of Hometown and Union Bank whose employment is eliminated as a result of the bank merger, subject to certain exceptions, will receive severance from First Community;

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that continuing employees may be eligible to participate in First Community’s Employee Stock Ownership and Savings Plan, subject to certain minimum eligibility requirements following the consummation of the merger;

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a price protection provision in the merger agreement that would permit the Hometown board of directors to terminate the merger agreement in the event (i) the First Community average stock price is less than $30.74 and (ii) the First Community ratio is less than 80% of the index ratio, unless First Community elects to increase the exchange ratio, resulting in increased merger consideration; and

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the ability of the Hometown board of directors to withdraw its recommendation that Hometown’s shareholders vote to approve the merger agreement for a superior proposal (as defined in the merger agreement), subject to the terms and conditions set forth in the merger agreement (including the payment of a termination fee).

The Hometown board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:

●	the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of Hometown or First Community;

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the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate the merger agreement or refuse to consummate the merger;

●	the approval required by Hometown shareholders to complete the merger;

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the time, attention and effort required from Hometown’s management and employees, and for Hometown employee attrition, during the period prior to the completion of the merger and the potential effect on Hometown’s and First Community’s respective business and relationships with customers, service providers and other stakeholders, whether or not the merger is completed;

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the requirement that Hometown conduct its business in the ordinary course and the other restrictions on the conduct of Hometown’s business prior to completion of the merger, which may delay or prevent Hometown from undertaking business opportunities that may arise pending completion of the merger;

●	certain tax effects for any cash payments paid to Hometown’s directors, officers, employees, or shareholders as a result of the merger;

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the potential that certain provisions of the merger agreement prohibiting Hometown from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

●	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of Hometown and First Community;

●	the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger;

●

the risk that benefits and synergies currently expected to result from the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Hometown and First Community;

●

the minimal geographic overlap between Hometown and First Community, which may limit the combined company’s ability to implement cost savings by eliminating branch locations and duplicate management and other employee positions;

●

if, as of the last day of the calendar month preceding the effective time, Hometown’s actual adjusted shareholders’ equity is less than the minimum adjusted shareholders’ equity, then the exchange ratio shall be adjusted to equal the product obtained by multiplying (i) 11.706 by (ii) the number obtained by dividing (A) Hometown’s actual adjusted shareholders’ equity by (B) the minimum adjusted shareholders’ equity;

●

the merger consideration is a fixed exchange ratio of shares of Hometown common stock to First Community common stock; as a result, Hometown’s shareholders could be adversely affected by a decrease in the trading price of First Community common stock during the pendency of the merger; and

●	the interests that certain officers and directors of Hometown have in the merger.

The foregoing discussion of information and factors considered by the Hometown board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the Hometown board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Hometown board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors. The Hometown board of directors collectively made its determinations and recommendations based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interest of Hometown and its shareholders. This explanation of the Hometown board of director’s reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 26.

For the reasons set forth above, the Hometown board of directors unanimously recommends that the Hometown shareholders vote “FOR” the approval of the merger agreement.

First Community’s Reasons for the Merger

After careful consideration, the First Community board of directors, at a series of meetings, culminating with a meeting held on July 18, 2025, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Community and its shareholders.

In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the First Community board of directors evaluated the merger agreement and the merger in consultation with First Community management, as well as with First Community’s outside financial and legal advisors, and considered a number of factors, including the following material factors:

●

each of First Community’s, Hometown’s and the combined company’s businesses, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the First Community board of directors considered its view that Hometown’s financial condition and asset quality are sound, that Hometown’s business and operations complement those of First Community, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger and more diversified market presence and a more attractive funding base, than First Community on a stand-alone basis. The First Community board of directors further considered that Hometown’s earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to First Community’s earnings and prospects on a stand-alone basis. In particular, the First Community board of directors considered the following:

o	the strategic rationale for the merger, given its potential of increasing First Community’s market share in the northern West Virginia market;

o

its belief that the merger will combine two strong banking institutions to strengthen a leading regional banking franchise with enhanced commercial and community banking expertise and complementary product sets, bolstering First Community’s presence and filling gaps in First Community’s footprint in West Virginia;

o	the potential for bringing together seasoned bank operators having a common vision with similar values, with talented, motivated workforces and compatible corporate cultures; and

o	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, and footprint.

●	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on certain financial metrics;

●

its understanding of the current and prospective environment in which First Community and Hometown operate, the competitive environment for financial institutions generally and the likely effect of these factors on First Community both with and without the merger;

●	its review and discussions with First Community management concerning the due diligence examination of Hometown’s business;

●	its expectation that First Community will retain its strong capital position and asset quality upon completion of the merger;

●

the continued employment of many of Hometown’s other employees, which the First Community board of directors believed will enhance the likelihood of realizing the strategic benefits that First Community expects to derive from the merger;

●

the opinion, dated July 18, 2025, of D. A. Davidson & Co. (“Davidson”), the financial advisor to the First Community board of directors, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Davidson, as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Community; and

●	its review with its outside legal advisor, Bowles Rice LLP, of the terms of the merger agreement, including the tax treatment, deal protection and termination provisions.

The First Community board of directors also considered potential risks relating to the merger, including the following:

●

First Community may not realize all of the anticipated benefits of the merger, including the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

●	the possibility of encountering difficulties in successfully integrating Hometown’s business, operations and workforce with those of First Community;

●

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

●	the substantial costs that First Community will incur in connection with the merger even if it is not consummated; and

●	the diversion of management attention and resources from the operation of First Community’s business and toward the completion of the merger.

While the First Community board of directors considered the foregoing potentially positive and potentially negative factors, the First Community board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the First Community board of directors unanimously determined the merger agreement to be fair, advisable and in the best interests of First Community and its shareholders.

The foregoing discussion of the information and factors considered by the First Community board of directors is not intended to be exhaustive, but includes the material factors considered by the First Community board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Community board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the First Community board of directors may have given different weight to different factors. The First Community board of directors considered all these factors as a whole and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of the First Community board of directors’ reasoning and all other information presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

Opinion of Hometown’s Financial Advisor

The fairness opinion and a summary of the underlying financial analyses of Hometown’s financial advisor, Hovde, are described below. The summary and description set forth below contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Hometown and First Community. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Hometown or First Community. You should review the copy of the Hovde opinion, which is attached to this proxy statement/prospectus as Appendix B.

Hovde acted as Hometown’s financial advisor in connection with the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger contemplated by the merger agreement. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks and bank holding companies, and is familiar with Hometown and First Community and their respective operations. The board of directors of Hometown selected Hovde to act as its financial advisor in connection with the merger based on the firm’s reputation and expertise in transactions such as the merger as set forth in the merger agreement. Hovde reviewed the financial aspects of the merger with the board of directors of Hometown and on July 19, 2025 delivered a written opinion to the board of directors of Hometown that, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the aggregate value of the merger consideration is fair, from a financial point of view, to the holders of shares of Hometown common stock. In requesting Hovde’s advice and opinion, no limitations were imposed by Hometown upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.

The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Hovde’s opinion was directed to the board of directors of Hometown and addresses only the fairness, from a financial point of view, of the aggregate value of the merger consideration to the holders of shares of Hometown common stock. Hovde’s opinion does not address the fairness of the amount or nature of any compensation or other consideration to any of Hometown’s officers, directors or employees or any class of such persons, if any, to be received in the merger. Hovde’s opinion does not constitute a recommendation to Hometown as to whether or not it should enter into the merger agreement or to any shareholders of Hometown as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the merger consideration to be received by Hometown shareholders from the merger is necessarily the highest or best price that could be obtained by Hometown in a sale transaction or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Hometown or First Community. Hovde’s opinion was approved by Hovde’s fairness opinion committee.

Hometown engaged Hovde on January 22, 2025 to serve as a financial advisor to Hometown in connection with a potential transaction and to issue an opinion to the board of directors of Hometown in connection with a potential transaction. Pursuant to Hometown’s engagement agreement with Hovde, Hovde received a signing fee of $50,000 upon Hometown’s execution of the merger agreement and an opinion fee of $25,000 upon the delivery of the fairness opinion to Hometown. Based upon Hovde’s assumption for purposes of its analysis and an aggregate value of the merger consideration of $41,636,734, the net completion fee due Hovde upon the consummation of the merger will be approximately $625,000. In addition to Hovde’s fees, and regardless of whether the merger is consummated, Hometown has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.

Other than in connection with this present engagement, during the two years preceding the date of the opinion, Hovde has provided investment banking or financial advisory services to Hometown for which it received a fee. During the two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to First Community for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from First Community in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time-to-time purchase securities from, and sell securities to, Hometown or First Community or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and First Community.

With the knowledge and consent of Hometown and for purposes of Hovde’s analysis and opinion, Hovde assumed: (i) Hometown’s actual adjusted shareholders’ equity is equal to or greater than the minimum adjusted shareholders’ equity and therefore there would be no adjustment to the exchange ratio or reduction of the merger consideration; (ii) there will be no adjustment to the exchange ratio or any additional cash payment pursuant to provisions of the merger agreement; (iii) the closing price of First Community common stock on July 18, 2025 is $40.33 per share; (iv) based on the exchange ratio of 11.706, the value of the merger consideration is $472.10 per share of Hometown common stock; (v) there are 87,934 shares of Hometown common stock outstanding as of July 19, 2025; and (vi) thereby the total value of the merger consideration is $41,513,641. Additionally, Hovde assumed that there are 2,650 Hometown stock appreciation rights outstanding with a weighted average exercise price of $421.54, which results in the aggregate value of the Hometown stock appreciation rights being $123,093. Accordingly, Hovde assumed that the aggregate value of the consideration associated with the merger is $41,636,734, which is the sum of the merger consideration and the total value of the Hometown stock appreciation rights (“aggregate consideration”). Additionally, Hovde assumed that (i) all of the closing conditions set forth in Article VI of the merger agreement are satisfied, (ii) the merger is not terminated pursuant to any of the provisions set forth in Article VII of the merger agreement, and (iii) the merger will proceed and be consummated in accordance with the terms of the merger agreement.

During the course of Hovde’s engagement and for the purposes of its opinion Hovde:

(i)	reviewed the execution version of the merger agreement dated July 19, 2025;

(ii)

reviewed audited financial statements for Hometown for the twelve-month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements of Hometown and Company Bank for six-month period ended June 30, 2025;

(iii)

reviewed audited financial statements for First Community for the twelve-month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements for the three-month period ended March 31, 2025;

(iv)	reviewed certain historical publicly available business and financial information concerning Hometown;

(v)	reviewed certain internal financial statements and other financial and operating data concerning Hometown;

(vi)	reviewed financial projections prepared in consultation with and approved by certain members of the senior management of Hometown;

(vii)

discussed with certain members of senior management of Hometown the business, financial condition, results of operations and future prospects of Hometown, the history and past and current operations of Hometown, and Hometown’s assessment of the rationale for the merger;

(viii)	assessed current general economic, market and financial conditions;

(ix)

reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)	considered our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective time there will be, no material changes in the financial condition and results of operations of Hometown or First Community since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Hometown and First Community are true and complete. Hovde relied upon the management of Hometown as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by them and their professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by Hometown and their professionals on a basis reflecting the best currently available information and their professionals’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by Hometown to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing its review, Hovde assumed and relied upon the accuracy and completeness of all financial and other information that was available to Hovde from public sources, that was provided to Hovde by Hometown or First Community or their respective representatives, or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Hometown and First Community that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that Hometown and First Community would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.

Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Hometown and First Community are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity following the merger. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Hometown or First Community, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Hometown or First Community.

Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Hometown or First Community was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Hometown’s consent, that both Hometown and First Community are not parties to any material pending transaction, including without limitation any financing, recapitalization, acquisition or transaction, divestiture or spin-off, other than the merger contemplated by the merger agreement.

Hovde relied upon and assumed, with Hometown’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Hometown, First Community or any other party to the merger agreement and that the final Agreement to be executed by Hometown and First Community would not differ materially from the draft Agreement Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Hometown advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Hometown or First Community or would have a material adverse effect on the contemplated benefits of the merger.

Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the merger on Hometown or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of Hometown; (iii) any other strategic alternatives that might be available to Hometown; or (iv) whether First Community has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.

Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.

The following is a summary of the material analyses prepared by Hovde and delivered to the Hometown board of directors on July 18, 2025 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of the contemplated merger. The financial analyses summarized below include information presented in tabular format.

In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables below alone are not a complete description of the financial analyses.

Market Approach: Precedent Merger and Acquisition Transactions. As part of its analysis, Hovde reviewed publicly available information related to a national comparable group (the “National Group”) of select bank merger and acquisition transactions based on data obtained from S&P Global Market Intelligence. The National Group consisted of select pending or completed transactions in the United States announced since January 1, 2024 in which the target reported total assets between $100 million and $900 million, a last twelve-month ROAA greater than 1.00%, a tangible equity to tangible assets ratio less than 16.00%, and complete pricing information was available. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to the transactions’ announcement as determined by S&P Global Market Intelligence. The resulting group consisted of the following precedent transactions (nine transactions for the National Group):

National Group:
Buyer	Target	Price/ Common TBV Multiple	Price/ LTM Earnings Multiple	Prem./ Core Deposits Multiple (1)
Regent Capital Corp.	DLP Bancshares Inc.	166%	16.5x	12.1%
Seacoast Bnkg Corp.	Heartland Bancshares	159%	9.0x	6.7%
Cadence Bank	FCB Financial Corp.	174%	9.8x	10.4%
Frontwave Credit Union	Community Valley Bank	154%	13.4x	9.1%
Hanscom FCU	The Peoples Bank	152%	12.9x	7.1%
Byline Bancorp Inc.	First Security Bancorp Inc.	146%	7.9x	4.0%
Capital Bancorp Inc.	Integrated Finl Hldgs Inc.	106%	7.6x	2.9%
Sound CU	Washington Business Bank	166%	16.5x	18.4%
Southern States Bncshrs	CBB Bancorp	128%	5.8x	2.2%
	75th Percentile	166%	13.4x	10.4%
	Median	154%	9.8x	7.1%
	25th Percentile	146%	7.9x	4.0%
(1)

Represents the premium of the deal value over common tangible book value, expressed as a percentage of core deposits. Per S&P Global, core deposits equal total deposits, less time deposit accounts with balances over $100,000.

For the precedent transaction group, Hovde compared the implied ratio of the total merger value to certain financial metrics of the merger as follows:

•	the multiple of the total merger value to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);
•	the multiple of the total merger value to the acquired company’s last twelve months (“LTM”) net earnings (the “Price-to-LTM Earnings Multiple”); and
•	the multiple of the difference between the total merger value and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the assumed aggregate consideration from the merger of $41.6 million and were based on June 30, 2025 financial results for Hometown.

	Price-to-Common Tangible Book Value Multiple	Price-to-LTM Earnings Multiple (1)	Premium-to-Core Deposits Multiple (2)
Assumed Aggregate Consideration	186%	7.9x	5.7%
Precedent Transactions National Group:
Up 10% from Median	170%	10.8x	8.4%
Median	154%	9.8x	7.1%
Down 10% from Median	139%	8.8x	5.7%
(1)	Hometown Price-to-LTM Earnings Multiple based on tax-adjusted earnings of $5.3 million for the LTM period ending June 30, 2025.
(2)

Represents the premium of the deal value over common tangible book value, expressed as a percentage of core deposits. Per S&P Global, core deposits equal total deposits, less time deposit accounts with balances over $100,000.

Using publicly available information, Hovde compared the financial performance of Hometown with that of the median of the National Group of targets from the precedent bank merger and acquisition transactions. The performance highlights are based on June 30, 2025 financial results of Hometown.

	Total Assets ($M)	Tangible Equity/ Tangible Assets	LTM ROAA (1)	LTM ROAE (1)	LTM Efficiency Ratio	NPAs/ Assets (2)
Hometown (3)	$402.3	5.65%	1.38%	21.00%	51%	0.16%

Precedent Transactions – National Group Median	$315.8	11.58%	1.50%	11.98%	59%	0.18%
(1)	Where applicable, LTM ROAA and LTM ROAE were tax-affected for S-Corporations.
(2)	Nonperforming assets (“NPAs”) based on total nonaccrual loans + restructured loans + other real estate owned.
(3)	Based on tax-adjusted earnings of $5.3 million for the LTM period ending June 30, 2025. Efficiency ratio and NPAs / Total Assets are as reported by Union Bank for the LTM period ending March 31. 2025.

No company or transaction used as a comparison in the above transaction analyses is identical to Hometown and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the precedent transactions for the National Group using the median values for the three-valuation metrics set forth above indicated an implied total valuation ranging between $34.4 million and $51.7 million, with a three-factor implied total valuation average of $44.2 million compared to the assumed aggregate consideration from the merger of $41.6 million.

Income Approach: Discounted Cash Flow Analysis. Hometown’s management approved the financial forecasts for Hometown over a forward-looking, five-year period, which formed the basis for the discounted cash flow analyses. Hovde’s analysis assumed stand-alone balance sheet growth of 3% per year through June 30, 2030. The projected Hometown stand-alone tax-adjusted net income amounts used for the analysis were $5.3 million for the LTM periods ending June 30, 2026 and June 30, 2027, $5.4 million for the LTM period ending June 30, 2028, $5.5 million for the LTM period ending June 30, 2029, and $5.7 million for the LTM period ending June 30, 2030. In determining future cash flows, Hovde assumed that Hometown would retain a sufficient portion of earnings to maintain a tangible equity to assets ratio of 9.00%.

For purposes of its discounted cash flow analysis, Hovde compared the National Group to Hometown at the end of the five-year period of the projections. To determine present values of Hometown based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/LTM Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Common Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value range of Hometown common stock was derived by adding (i) the present value of the implied future excess cash flows through June 30, 2030; and (ii) the present value of Hometown’s implied terminal value at the end of such period based upon the projected net income. Hometown’s projected stand-alone tax-adjusted net income for the LTM period ending June 30, 2030 of $5.7 million served as the basis of the terminal value in the DCF. Hovde calculated a terminal value by applying a five-point range of price-to-earnings multiples of 8.8x to 10.8x. This range is based around the median price-to-earnings multiple derived from transactions in the National Group of 9.8x. The present value of Hometown’s projected terminal value and excess cash flows were then calculated assuming a range of discount rates between 14.00% and 16.00%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Hometown common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium as set forth in the Kroll Cost of Capital Navigator, along with a specific risk premium based on Hovde’s professional experience and judgement. This resulted in a discount rate of 15.00% used as the midpoint of the five-point range of discount rates of 14.00% to 16.00%. Utilizing the five-point range of discount rates set forth above, the resulting implied total values of Hometown common stock is equal to between $38.9 million and $47.6 million with a midpoint of $43.2 million compared to the assumed aggregate consideration from the merger of $41.6 million.

In the DCF Terminal P/TBV Multiple analysis, an estimated value range of Hometown common stock was derived by adding (i) the present value of the implied future excess cash flows through June 30, 2030; and (ii) the present value of Hometown’s implied terminal value at the end of such period based upon the projected tangible common equity excluding AOCI. Hometown’s projected tangible common equity excluding AOCI for the period ended June 30, 2030 of $41.3 million served as the basis of the terminal value in the DCF. Hovde applied a five-point range of price-to-common tangible book value multiples of 144% to 164% utilizing as a midpoint of the range the median price-to-common tangible book value multiple derived from precedent transactions in the National Group of 154%. The present value of the projected terminal value and excess cash flows were then calculated assuming the range of discount rates between 14.00% and 16.00% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of Hometown common stock based on the DCF Terminal P/TBV Multiple analysis is equal to between $43.4 million and $50.9 million with a midpoint of $47.1 million compared to the assumed aggregate consideration from the merger of $41.6 million.

These DCF analyses and their underlying assumptions yielded a range of implied multiple values for Hometown’s common stock that are outlined in the table below:

Implied Multiple Value Based On:	Merger Value (1) ($000)	Price-to- LTM Earnings Multiple (1)	Price-to- Common Tangible Book Value Multiple (1)	Premium-to- Core Deposits Multiple (1)(2)
Assumed aggregate consideration	$41,637	7.9x	186%	5.7%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$43,221	8.2x	194%	6.2%
DCF Analysis – Terminal P/TBV Multiple
Midpoint Value	$47,135	8.9x	211%	7.3%
(1)

Total merger value and price multiples based on the aggregate consideration assumed by Hovde of $41,636,734; DCF Analysis – Terminal P/E Multiple median implied merger value of $43,221,000 (rounded to nearest thousand); and a DCF Analysis – Terminal P/TBV Multiple median implied merger value of $47,135,000 (rounded to nearest thousand).

(2)

Represents the premium of the deal value over common tangible book value, expressed as a percentage of core deposits. Per S&P Global, core deposits equal total deposits, less time deposit accounts with balances over $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, required tangible common equity, terminal values, and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of Hometown common stock.

The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.

Summary of Valuation Methodologies (1):

Assumed Aggregate Consideration: $41,637

Five Factor Average Implied Merger Value (2): $44,562

Implied Merger Value: (3)	Minimum Implied Value	Average Implied Value	Maximum Implied Value
Precedent Transactions – P/TBV Multiple	$30,997	$34,441	$37,885
Precedent Transactions – P/E Multiple	$46,540	$51,711	$56,882
Precedent Transactions – Premium/Core Deposits	$41,672	$46,302	$50,932
DCF – Terminal P/E Multiple	$38,886	$43,221	$47,557
DCF – Terminal P/Adj. TBV Multiple	$43,401	$47,135	$50,870
(1)	All values in thousands and are rounded to the nearest thousand.
(2)	Based on the Average Implied Values from the three Precedent Transactions multiples and the two DCF analyses.
(3)

Value range based on +/- 10% variance from the median acquisition multiples of the Precedent M&A Transactions group and the minimum and maximum implied values from the range of terminal multiples and discount rates in the DCF analyses.

First Community Performance and Market Trading Data versus Peer. Hovde compared selected results of First Community’s operating performance to that of 20 select publicly traded banks in the Southeast (includes Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia) with assets between $2.0 billion and $10.0 billion and traded on the NASDAQ or New York Stock Exchange. The resulting group consisted of 20 companies as follows:

Name	Ticker	State	Name	Ticker	State
1. Burke & Herbert Fncl Svcs Corp	BHRB	VA	11. MVB Financial Corp.	MVBF	WV
2. City Holding Company	CHCO	WV	12. Blue Ridge Bankshares, Inc.	BRBS	VA
3. SmartFinancial, Inc.	SMBK	TN	13. USCB Financial Hldgs, Inc.	USCB	FL
4. Carter Bankshares, Inc.	CARE	VA	14. C&F Financial Corporation	CFFI	VA
5. HomeTrust Bancshares, Inc.	HTB	NC	15. John Marshall Bancorp, Inc.	JMSB	VA
6. Capital City Bank Group, Inc.	CCBG	FL	16. FVCBankcorp, Inc.	FVCB	VA
7. Southern First Bancshares, Inc.	SFST	SC	17. MainStreet Bancshares, Inc.	MNSB	VA
8. Primis Financial Corp.	FRST	VA	18. NewtekOne, Inc.	NEWT	FL
9. MetroCity Bankshares, Inc.	MCBS	GA	19. First Community Corporation	FCCO	SC
10. Colony Bankcorp, Inc.	CBAN	GA	20. First National Corporation	FXNC	VA

Hovde noted the following selected metrics:

Most Recent LTM Period (1)	Maximum	Median	Minimum	First Community (2)
Total Assets ($B)	$7.8	$3.1	$2.0	$3.2
TCE / Tangible Assets	12.62%	8.54%	6.66%	11.08%
Return on Average Assets (ROAA)	2.87%	0.82%	-0.44%	1.64%
Return on Average Equity (ROAE)	18.18%	8.88%	-3.96%	10.29%
Net Interest Margin	4.13%	3.09%	2.18%	4.40%
Efficiency Ratio	117.2%	68.8%	37.5%	57.1%
NPAs / Total Assets (3)	5.57%	0.35%	0.00%	0.63%
NCOs / Loans	1.69%	0.11%	-0.25%	0.21%

Note: LTM = Last Twelve Months   TCE = Tangible Common Equity   NPAs = Nonperforming Assets   NCOs = Net Charge-Offs

(1)	Peer group financial performance as of most recent available as of July 18, 2025. Based on core performance as reported by S&P Global Market Intelligence, if available.
(2)	First Community financial performance for the LTM period ending March 31, 2025.
(3)	NPAs include nonaccrual loans, loans 90+ days past due and still accruing, and other real estate owned.

This comparison indicated that First Community was above the median of the peer group in terms of ROAA and ROAE, and its efficiency ratio was below the median of the peer. First Community’s tangible common equity to tangible assets ratio was above the median of the peer. First Community’s NPAs to total assets was above the median of the peer, and its NCOs to average loans was also above the median of the peer. The following presents a summary of the market trading data of First Community compared to this same peer group as of July 18, 2025:

As of July 18, 2025	Maximum		Median		Minimum		First Community
Market Capitalization ($M)	$1,830.9		$320.7		$151.6		$739.1
Price / Tangible Book Value per Share	307%		118%		83%		217%
Price / LTM EPS (1)	54.1	x	12.8	x	5.9	x	13.9	x
Price / 2025 EPS (2)	20.3	x	11.5	x	5.1	x	15.8	x
Dividend Yield	6.66%		2.26%		0.00%		3.07%
LTM Dividend Payout Ratio	235.3%		31.8%		14.2%		119.5%
Weekly Volume as a % of Shares	3.7%		1.4%		0.7%		1.1%
(1)	Based on core performance as reported by S&P Global Market Intelligence, if available.
(2)	Based on the mean of analysts’ EPS estimates from S&P Global Market Intelligence, where available.

First Community traded above the median of the peer group as measured by price to tangible book, price to LTM core EPS, and price to 2025 estimated EPS. First Community’s dividend yield and LTM dividend payout ratio were above the median of the peer. First Community’s weekly volume as a percent of shares outstanding was below the median of the peer.

Relative Contribution Analysis. Hovde analyzed the relative stand-alone contribution of First Community and Hometown to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, Hovde used historical and projected stand-alone balance sheet and income statement data for First Community and Hometown. The results of Hovde’s analysis are presented in the following table, which also compares the results of Hovde’s analysis with the implied pro forma ownership percentages of First Community’s and Hometown’s shareholders in the combined company based on the 11.706 exchange ratio provided in the merger agreement:

	% of Total
	First Community	Hometown
Balance Sheet as of 12/31/2024
Total Assets	88.9%	11.1%
Gross Loans	93.5%	6.5%
Deposits	87.7%	12.3%
Total Equity	95.5%	4.5%
Tangible Equity	95.4%	4.6%

Net Income (1)
2024Y Net Income	92.6%	7.4%
LTM Net Income (2)	90.9%	9.1%
2025Y Projected Net Income	89.3%	10.7%
Pro Forma Ownership	94.7%	5.3%
(1)	First Community historical data based on core performance as reported by S&P Global Market Intelligence. 2025 net income based on consensus EPS estimate of $2.56.

Hometown based on S-Corporation income, adjusted to C-Corporation status based on reported/projected tax-exempt interest income and a 26.1% combined marginal tax rate.

(2)	LTM Net Income for the 12-month period ending March 31, 2025 for First Community (most recent available) and June 30, 2025 for Hometown.

Pro Forma Merger Analysis. Hovde analyzed the potential pro forma effect of the merger to First Community’s stand-alone performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings, and other acquisition adjustments based on discussions with management of Hometown, First Community, and their representatives. The assumptions include cost savings of 30% of Hometown’s non-interest expense (75% realized in 2026 and 100% thereafter); $5.1 million in combined pre-tax merger expenses; $3.2 million gross loan credit mark (including current excepted credit loss reserve); $6.0 million (3.5%) write-down on Hometown’s gross loans accreted straight-line over 5 years; core deposit intangible of $10.0 million (3.0% of Hometown’s core deposits) amortized sum of years digits over 10 years; and, the sale of $170 million of AFS securities. Based on 100% common stock consideration, the pro forma merger analysis indicated that the merger is expected to be dilutive to First Community’s tangible book value per share at closing and recovered in approximately 1.3 years. The merger is expected to be 7% to 8% accretive to First Community’s earnings per share in 2026 and 2027.

Pro Forma Dividends Per Share to Hometown Shareholders. Hovde compared Hometown's stand-alone estimated after-tax annual cash distributions per share to the pro forma equivalent estimated annual after-tax cash dividends per share based on the 11.706 exchange ratio.

Based on First Community’s average annual dividend per share of $1.08 for 2020 through 2023, pro forma equivalent dividends to Hometown shareholders would be $9.01 per current Hometown share, representing an increase of 9.8% from Hometown’s average annual stand-alone after-tax dividend per share of $8.21 for 2020 through 2023.

Based on First Community’s current quarterly dividend of $0.31 per share, or $1.24 per share annualized, pro forma equivalent dividends to Hometown shareholders would be $10.32 per current Hometown share, representing a decrease of 31.2% from Hometown’s 2026 projected stand-alone after-tax dividend per share of $15.00.

	Pro Forma Dividend Equivalent (3)
	2020 – 2023 Average Economic DPS	Projected 2026 Economic DPS
First Community Stand-Alone DPS (1)	$1.08	$1.24
Estimated Shareholder Tax (28.9%)	$(0.31)	$(0.36)
First Community After-Tax DPS	$0.77	$0.88
Exchange Ratio	11.706	11.706
Hometown Pro-Forma After-Tax DPS Equivalent	$9.01	$10.32

Hometown Stand-Alone DPS (S-Corp)	$18.76	$37.45
Estimated Shareholder Tax (2)	$(10.55)	$(22.45)
Hometown Stand-Alone After-Tax DPS	$8.21	$15.00

$ Change in After-Tax DPS	$0.80	$(4.68)
% Change in After-Tax DPS	9.8%	-31.2%
(1)	First Community 2026 dividends per shares (“DPS”) based on current quarterly dividend of $0.31 per share, or $1.24 per share annualized.
(2)

Estimated shareholder tax based on Hometown S-Corp. net income and tax-exempt interest income on loans and securities. Includes an adjustment for IRS Section 199-A Deduction. Shareholder tax based on 45.9% of calculated taxable income per share.

(3)	Per share amounts may not reconcile due to rounding.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: the current market environment; the current merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and certain bank stock price indices.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the aggregate value of the merger consideration is fair, from a financial point of view, to the holders of shares of Hometown common stock. Each Hometown shareholder is encouraged to read Hovde’s opinion in its entirety. The full text of the opinion is included in this proxy statement/prospectus as Appendix B.

Certain Unaudited Prospective Financial Information

First Community and Hometown do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, First Community and Hometown are including in this proxy statement/prospectus certain limited unaudited prospective financial information for First Community and Hometown that was made available or used as described below. Such information contains unaudited prospective financial information for First Community or Hometown on a stand-alone, pre-merger basis, respectively. This information is being made available in this proxy statement/prospectus to give Hometown shareholders access to certain information that was provided to the Hometown board of directors and to Hovde in connection with its fairness opinion. We refer to such prospective information as “prospective financial information”. The prospective financial information may differ in certain respects from what Hometown uses for its internal purposes.

The prospective financial information provided was prepared in good faith on a reasonable basis based on the best available information at the time, but was not prepared for the purpose of public disclosure. As such, the inclusion of such information in this proxy statement/prospectus should not be regarded as an indication that First Community, Hometown or any other recipient of such information considered, or now considers, such information to be necessarily predictive of actual future results. The prospective financial information was not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. No independent registered public accountants or independent accountants has compiled, examined or performed any procedures with respect to such information, or expressed any opinion or any other form of assurance on such information or their achievability.

The prospective financial information reflects numerous estimates and assumptions made by Hometown with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to First Community’s or Hometown’s businesses, all of which are difficult to predict and many of which are beyond First Community’s or Hometown’s respective control. Such information also reflects assumptions as to certain business decisions that are subject to change. The prospective financial information reflects subjective judgment in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, First Community’s and Hometown’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this proxy statement/prospectus and in the reports filed by First Community with the SEC. For other factors that could cause the actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 18 and page 26, respectively.

The prospective financial information does not take into account any circumstances or events occurring after the date such information was prepared, including the transactions contemplated by the merger agreement, and does not take into account the effect of any possible failure of the merger to occur. Neither First Community nor Hometown or any of their financial advisors or affiliates intend to, and each of them disclaims any obligation to, update, revise or correct the prospective financial information if it is or becomes inaccurate, even in the short-term. The inclusion of such information in this proxy statement/prospectus is not and should not be deemed an admission or representation by First Community or Hometown that such information is viewed by First Community or Hometown, respectively, as material information of First Community or Hometown, respectively, particularly in light of the inherent risks and uncertainties associated with such information. The prospective financial information presented below is not meant to influence your decision whether to vote in favor of the merger proposal or the adjournment proposal at the Hometown special meeting but is being presented solely because it was made available to and considered by Hometown’s board of directors and financial advisor in connection with the merger.

The prospective financial information utilized by Hovde, with Hometown’s consent, in performing financial analyses in connection with its fairness opinion is set forth in the section entitled “The Merger–Opinion of Hometown’s Financial Advisor” beginning on page 40, and is included in the subsections thereof entitled “Income Approach: Discounted Cash Flow Analysis” beginning on page 45, “Relative Contribution Analysis,” “Pro Forma Merger Analysis,” and “Pro Forma Dividends Per Share to Hometown Shareholders,” each beginning on page 49.

Interests of Hometown Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of Hometown will receive the same merger consideration for their Hometown shares as the other Hometown shareholders. In considering the recommendation of the Hometown board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Hometown may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Hometown shareholders generally. The Hometown board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See the sections entitled “Background of the Merger” and “The Merger–Recommendation of the Hometown Board of Directors and Hometown’s Reasons for the Merger” beginning on page 33 and 35, respectively. Hometown shareholders should take these interests into account in deciding whether to vote “FOR” the Hometown merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below.

For purposes of this disclosure, Hometown’s executive officers are Timothy Aiken and Tammy Waggoner.

Change of Control Agreements

Hometown and Union Bank have entered into change of control agreements with Timothy Aiken and Tammy Waggoner.

Tammy Waggoner’s Change of Control Agreement (as amended, the “Waggoner Change of Control Agreement”) provides that (i) upon a “change in control” (as defined in the Change of Control Agreements (as defined below)) and which the merger will constitute) and (ii) prior to the expiration of the 12-month period after the change in control, if (a) Ms. Waggoner voluntarily terminates her employment, (b) Ms. Waggoner is terminated for any reason, (c) Ms. Waggoner becomes “permanently disabled” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, or (d) Ms. Waggoner dies, Ms. Waggoner (or her estate) is entitled to receive a change-of-control payment equal to the sum of (i) compensation due and earned but not yet paid, (ii) an amount equal to two times Ms. Waggoner’s highest annual cash compensation, including cash bonuses, during the three calendar years prior to the year of Ms. Waggoner’s termination and (iii) an amount equal to two years aggregate cost of single health insurance premiums in the portion that is currently borne by Hometown or Union Bank Such payment will be paid out in regular installments over the course of 24 months.

Timothy Aiken’s Change of Control Agreement (the “Aiken Change of Control Agreement” and together with the Waggoner Change of Control Agreement, the “Change of Control Agreements”) provides that (i) upon a change in control and (ii) prior to the expiration of the 12-month period after the change in control, if (a) Mr. Aiken voluntarily terminates his employment, (b) Mr. Aiken is terminated for any reason, (c) Mr. Aiken becomes “permanently disabled” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, or (d) Mr. Aiken dies, Mr. Aiken (or his estate) is entitled to receive a change-of-control payment equal to the sum of (i) compensation due and earned but not yet paid, (ii) an amount equal to 2.99 times Mr. Aiken’s highest annual cash compensation, including cash bonuses, during the three calendar years prior to the year of Mr. Aiken’s termination and (iii) an amount equal to three years aggregate cost of single health insurance premiums in the portion that is currently borne by Hometown or Union Bank

The Aiken Change of Control Agreement and the Waggoner Change of Control Agreement also provide that, for a three-year and two-year period, respectively, commencing on the date of such termination of employment, Mr. Aiken and Ms. Waggoner will not (i) solicit any business of the type in which Hometown or Union Bank engage from any depositors, borrowers or customers or (ii) induce or attempt to persuade any current or former employees of Hometown or Union Bank to terminate their employment therewith.

In connection with the merger, First Community has agreed to terminate each of the Change of Control Agreements as of the effective time of the merger in exchange for a lump-sum payment equal to the amount that such executive officer would be due under the applicable Change of Control Agreement if the executive officer experienced a qualifying termination of employment following the completion of the merger. The non-solicitation provisions of the Change of Control Agreements discussed above will remain applicable to Mr. Aiken and Ms. Waggoner notwithstanding the termination of the Change of Control Agreements.

Assuming the effective date of the merger and a qualifying termination of employment of each of Mr. Aiken and Ms. Waggoner occurred on October 1, 2025, the approximate lump-sum payment for Mr. Aiken would be $516,221, and the approximate lump-sum payment for Ms. Waggoner would be $266,000.

Split Dollar Agreements

Timothy Aiken and Tammy Waggoner each are also parties to a split dollar agreement with Union Bank (the “Split-Dollar Agreements”), which provide for the payment of certain death benefits to their beneficiaries. The Split-Dollar Agreements provide for 100% vesting on a “change in control” (as defined in the Split-Dollar Agreements and which the merger will constitute), provided that Mr. Aiken and Ms. Waggoner’s future termination of employment is not for “cause” (as defined in the Split-Dollar Agreements).

Pursuant to the merger agreement, First Community will assume the Split-Dollar Agreements and pay out any payments required by their terms.

Employment Arrangements

Mr. Aiken has accepted an offer from First Community Bank to be employed on an at-will basis as a Senior Vice President, Regional Manager of Commercial Banking for the Northern Region, to be effective as of the effective time of the merger. Mr. Aiken’s offer letter provides for an initial annual base salary of $180,000. Mr. Aiken will be entitled to participate in all First Community Bank benefit plans (including equity plans) in the same manner as similarly situated employees.

Certain other executive officers of Hometown have received an offer of employment from First Community Bank following consummation of the merger.

Treatment of Stock Appreciation Rights

At the effective time, each stock appreciation right, other than certain stock appreciation rights that are unvested as of January 1, 2025, that is outstanding immediately prior to the effective time will become fully vested and exercisable and cancelled at the effective time. Within ten business days after the effective time, First Community will pay to the holders of such stock appreciation rights a cash payment in an amount equal to the number determined by multiplying (i) the excess, if any, of (a) the average closing price (as defined in the merger agreement) multiplied by (b) the exchange ratio, subject to any adjustment as set forth in the merger agreement, over the applicable exercise price of such stock appreciation right; by (ii) the number of shares of Hometown common stock subject to such stock appreciation right. The cash payment will be made without interest and will be net of all applicable withholding taxes. First Community estimates that, if none of the stock appreciation rights were to be exercised before closing, the aggregate cash payment payable to Hometown and Union Bank would total approximately $120,093 (based upon a First Community stock price of $40.33, the closing price of a share of First Community stock on July 18, 2025, which was the business day before the merger was publicly announced). Of the 2,650 stock appreciation rights outstanding as of the date of this proxy statement/prospectus, 0 are owned by directors of Hometown and Union Bank and 500 are owned by executive officers of Hometown and Union Bank.

Treatment of Dividend Equivalent Awards

At the effective time, each dividend equivalent right that is outstanding immediately prior to the effective time will become fully vested and be cancelled at the effective time. Within ten business days after the effective time, First Community will pay to the holders of such dividend equivalent rights a cash payment in an amount equal to the account value of such dividend equivalent rights award. The cash payment will be made without interest and will be net of all applicable withholding taxes. First Community estimates that, if none of the outstanding dividend equivalent awards were to be exercised before closing, the aggregate cash payment payable to Hometown and Union Bank would total approximately $105,000. Of the 2,650 dividend equivalent rights outstanding as of the date of this proxy statement/prospectus, 0 are owned by directors of Hometown and Union Bank and 500 are owned by executive officers of Hometown and Union Bank

Indemnification and Insurance

As described under the section entitled “The Merger Agreement–Director and Officer Indemnification and Insurance” beginning on page 71 from and after the completion of the merger, First Community will indemnify and hold harmless all current and former directors, officers and employees of Hometown or any of its subsidiaries against all liabilities arising out of the fact that such person is or was a director, officer or employee of Hometown or any of its subsidiaries if the claim is based in or arises out of any matter of fact existing or occurring at or before the effective time (including the merger and the other transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent such person would have been indemnified under articles of incorporation and bylaws of Hometown as in effect on July 19, 2025 and as permitted by applicable law.

The merger agreement requires First Community to maintain for a period of six years after completion of the merger Hometown’s currently existing directors and officers liability insurance policy, or policies having at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, First Community is not required to spend in the aggregate an amount more than 200% of the annual premium payment on Hometown’s current directors and officers liability insurance policy. If First Community is unable to maintain a policy as described for less than that amount, First Community will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, First Community may (1) substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the indemnified parties than Hometown’s existing policy as of July 19, 2025 or (2) request Hometown to obtain extended coverage for the six-year period under Hometown’s existing insurance programs. If First Community (or any of its successors or assigns) merges with another person and is not the continuing entity, or if First Community transfers or conveys all or substantially all of its properties or assets to another person, then First Community will ensure that its successors and assigns assume First Community’s indemnification and insurance obligations.

Public Trading Markets

The First Community common stock is listed for trading on NASDAQ under the symbol “FCBC,” and the Hometown common stock is not registered on any stock exchange and there is no market maker related thereto. Following the merger, shares of First Community common stock will continue to be traded on NASDAQ.

Under the merger agreement, First Community will cause the shares of First Community common stock to be issued or reserved for issuance in the merger to be approved for listing on NASDAQ, subject to notice of issuance. The merger agreement provides that neither First Community nor Hometown will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance.

First Community’s Dividend Policy

On July 22, 2025, the First Community board of directors declared a quarterly cash dividend of $0.31 per share on First Community common stock, which was paid on August 22, 2025 to shareholders of record as of the close of business on August 8, 2025. Historically, First Community has paid a regular quarterly dividend to holders of its common stock in February, May, August and November of each calendar year.

First Community’s principal source of cash flow is derived from dividends paid by First Community Bank. There are various restrictions by regulatory agencies related to dividends paid by First Community Bank to First Community and dividends paid by First Community to its shareholders. The payment of dividends by First Community and First Community Bank may be limited by certain factors, such as requirements to maintain capital above regulatory guideline minimums.

Prior approval from the Federal Reserve is required for First Community Bank to declare or pay a dividend to First Community if the total of all dividends declared in any given year exceed the total of First Community Bank’s net profits for that year and its retained profits for the preceding two years, less any required transfers to surplus or to fund the retirement of preferred stock. Dividends paid by First Community to shareholders are subject to oversight by the Federal Reserve. Federal Reserve policy states that bank holding companies generally should pay dividends on common stock only from income available over the past year if prospective earnings retention is consistent with the organization’s expected future needs, asset quality, and financial condition.

Regulatory agencies have the authority to limit or prohibit First Community and First Community Bank from paying dividends if the payments are deemed to constitute an unsafe or unsound practice. The appropriate regulatory authorities have stated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only from current operating earnings. In addition, First Community Bank may not declare or pay a dividend if, after paying the dividend, First Community Bank would be classified as undercapitalized. In the current financial and economic environment, the Federal Reserve has discouraged payout ratios that are at maximum allowable levels, unless both asset quality and capital are very strong, and has noted that bank holding companies should carefully review their dividend policy. Bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries.

No assurances can be given that any dividends will be paid by First Community or that dividends, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by the policies and regulations of the Federal Reserve, be paid in addition to, or in lieu of, regular cash dividends. Dividends from First Community will depend, in large part, upon receipt of dividends from First Community Bank, and any other banks which First Community acquires, because First Community will have limited sources of income other than dividends from First Community Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by First Community. The First Community board of directors may change its dividend policy at any time, and the payment of dividends by bank holding companies is subject to legal and regulatory limitations as discussed above.

Regulatory Approvals

First Community and Hometown have agreed to use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement. However, in no event will First Community be required, or will Hometown and its subsidiaries be permitted (without First Community’s prior written consent), to agree to any burdensome condition.

Federal Reserve. The transactions contemplated by the merger agreement require approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) unless the Federal Reserve waives that requirement, and pursuant to Section 18(c)(2)(B) of the Federal Deposit Insurance Act (the “Bank Merger Act”).

The Federal Reserve takes into consideration a number of factors when acting on applications filed under Section 3 of the BHCA and the Bank Merger Act. These factors include the effect of the merger on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 (the “CRA”) by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve before completion of the merger is allowed, within which period the United States Department of Justice and the Federal Trade Commission may file objections to the merger under the federal antitrust laws.

Separately, following non-objection of the Federal Reserve Bank of Cleveland, Julie Harris has been appointed as the ESOP termination trustee and may, among other things, vote the shares of Hometown common stock held by the ESOP with respect to the merger. See the section entitled “The Merger Agreement–ESOP” beginning on page 70.

Virginia Bureau of Financial Institutions. To complete the merger and the bank merger, First Community and First Community Bank are required to submit applications to, and receive approval from, the VBFI. The VBFI will review the application to determine whether the merger and the bank merger complies with Virginia law. The criteria considered by the VBFI are similar to those considered by the Federal Reserve.

West Virginia Division of Financial Institutions. To complete the merger and the bank merger, First Community and First Community Bank are required to submit a notice to the Commissioner of the WVDFI that includes items of the applications filed with the Federal Reserve and VBFI. The Commissioner of the WVDFI will review the application to determine whether the merger and the bank merger complies with West Virginia law. The Commissioner has 30 days from receipt of the notice to object to the merger and the bank merger. The criteria considered by the Commissioner are similar to those considered by the Federal Reserve.

On October 1, 2025, First Community filed (i) an application with the Federal Reserve for approval under the Bank Merger Act and (ii) a request for a waiver of the prior approval requirement under Section 3 of the BHCA using procedures outlined in applicable regulations. Additionally, applications were filed by First Community with the VBFI and WVDFI on October 1, 2025. Based on information available as of the date hereof, First Community and Hometown believe that the merger does not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither First Community nor Hometown can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, First Community’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger.

Neither First Community nor Hometown is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Dissenters’ Appraisal Rights for Hometown Shareholders

If the merger is consummated, holders of record of Hometown common stock, except for shares of Hometown common stock held in the ESOP, who follow the procedures specified by Sections 31D-13-1301 through 31D-13-1331 of the WVBCA will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time), plus accrued interest from the effective time until the date of payment. Hometown shareholders who elect to follow these procedures are referred to as dissenting shareholders.

A vote in favor of the merger agreement by a holder of Hometown common stock will result in a waiver of the shareholder’s right to demand payment for his or her shares as dissenting shareholders.

The following summary of the provisions of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix C to this proxy statement/prospectus, and is qualified in its entirety by reference thereto.

A holder of Hometown common stock electing to exercise appraisal rights must (i) deliver to Hometown before the vote is taken a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated, and (ii) must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the shareholders, must not sign a consent in favor of or otherwise approve the proposed transaction. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to appraisal rights. The “fair value” of the shares is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status. It should be noted that investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger are not opinions as to, and do not address, “fair value” under the WVBCA.

Within 10 days after the effective time, First Community, as surviving corporation of the merger, will give written notice of the effective time by certified mail to each shareholder who properly filed a written notice of dissent and did not vote, or cause or permit to be voted, any of his or her shares in favor of the merger as set forth above. The notice will (i) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the merger and requires the dissenting shareholder to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (B) that the dissenting shareholder did not vote for the merger, (ii) state (a) where the form must be sent and where and when share certificates, if any, must be deposited, (b) a date by which First Community must receive the form, which may not be less than 40 nor more than 60 days after the date the notice is sent and that the shareholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by First Community by such specified date, (c) First Community’s estimated fair value of the shares of Hometown common stock; (d) that, if requested in writing, First Community will provide to the requesting shareholder within 10 days after the date set forth in subsection (b) above, the number of shareholders that return a form demanding payment by the specified date and the total number of shares of Hometown common stock owned by such shareholders, and (e) state the date by which the notice to withdraw from the appraisal process must be received, which date must be within 20 days after the date set forth in subsection (b) above, and (iii) be accompanied by a copy of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, inclusive.

Within the time period set forth in the notice, the dissenting shareholder must (i) sign and return the form sent by First Community demanding payment of the fair value of his or her shares, (ii) certify on the form that the shareholder acquired beneficial ownership of the shares before the date required as set forth in the notice, and (iii) deposit his or her share certificates, if any, in accordance with the terms of the notice. Once the shareholder deposits his or her share certificates, or, in the case of uncertificated shares makes demand for payment, that shareholder loses all rights as a shareholder, unless he or she withdraws from the appraisal process by the date described in subsection (d) of the immediately preceding paragraph.

Within 30 days after the receipt of the dissenting shareholder’s demand for payment, First Community, as the surviving corporation, will pay each dissenting shareholder who complied with the required procedures the amount it estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. First Community will include along with the payment to each dissenting shareholder (i) a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year, and the latest available interim financial statements, if any, (ii) a statement of First Community’s estimate of the fair value of the shares which shall be equal to or exceed First Community’s estimate of the fair value provided in the notice, and (iii) a statement of the dissenting shareholder’s right to demand further payment under Section 31D-13-1326 of the WVBCA and that if any such shareholder does not do so within the period specified, such shareholder shall be deemed to have accepted such payment in full satisfaction of First Community’s obligations under the WVBCA.

A dissenting shareholder, within 30 days of receipt of payment or offer of payment by First Community, may send First Community notice containing such shareholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to First Community’s payment of fair value to such shareholder. This right is waived if the dissenting shareholder does not make written demand within 30 days of First Community’s payment or offer of payment for the shareholder’s shares.

If a demand for payment remains unsettled, First Community will petition the court to determine fair value and accrued interest within 60 days after receiving the payment demand from dissenting shareholders. If First Community fails to commence an action within 60 days following the receipt of a dissenting shareholder’s demand, First Community will pay each dissenting shareholder whose demand remains unsettled the amount demanded by each dissenting shareholder, plus interest. All dissenting shareholders whose demands remain unsettled, whether residents of West Virginia or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting shareholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess all court costs, including reasonable fees of appraisers appointed by the court, against such shareholder. Otherwise, the court costs will be assessed against First Community. In addition, reasonable fees and expenses of counsel and experts will be determined by the court and may be assessed against First Community if the court finds that it did not substantially comply with the requirements of the West Virginia appraisal rights statute or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under West Virginia law.

If you are a holder of shares and you wish to seek appraisal rights, you are urged to review the applicable West Virginia statutes attached to this proxy statement/prospectus as Appendix C.

Board of Directors and Management of First Community Following the Merger

The directors of First Community holding office immediately prior to the effective time, will continue to serve as the directors of the surviving corporation from and after the effective time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The executive officers of First Community immediately prior to the effective time will be the executive officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of First Community is contained in documents filed by First Community with the SEC and incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Information regarding the directors of Hometown is included in this proxy statement/prospectus under the section entitled “Security Ownership of Certain Beneficial Owners and Management of Hometown” beginning on page 83.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about First Community and Hometown contained in this proxy statement/prospectus or in the public reports of First Community filed with the SEC and incorporated by reference to this proxy statement/prospectus may supplement, update or modify the factual disclosures about First Community and Hometown contained in the merger agreement. The merger agreement contains representations and warranties by First Community, on the one hand, and by Hometown, on the other hand. The representations, warranties and covenants made in the merger agreement by First Community and Hometown were qualified and subject to important limitations agreed to by First Community and Hometown in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that First Community and Hometown each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since July 19, 2025.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of First Community or Hometown or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or in the documents attached as appendices to this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 98.

Terms of the Merger

Effect of the Merger

Each of the First Community board of directors and the Hometown board of directors has unanimously adopted the merger agreement and approved the merger. Pursuant to the merger agreement, Hometown will merge with and into First Community with First Community surviving the merger as the surviving corporation. We sometimes refer to First Community following the merger as the “surviving corporation.” As a result of the merger, there will no longer be any shares of Hometown common stock. Hometown shareholders will participate in the surviving corporation’s future earnings and potential growth only through their ownership of First Community common stock. All of the other incidents of direct ownership of Hometown common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Hometown, will be extinguished upon completion of the merger but will become analogous rights in First Community. First Community is a Virginia corporation and governed by Virginia law. Hometown is a West Virginia corporation and governed by West Virginia law. Your rights under Virginia law, the First Community articles of incorporation and the First Community bylaws will differ in some respects from your rights under West Virginia law, the Hometown articles of incorporation and the Hometown bylaws. For more detailed information regarding a comparison of your rights as a shareholder of Hometown and First Community, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 87.

From and after the effective time, the surviving corporation will possess all of the properties, rights, privileges, powers and franchises of Hometown and be subject to all debts, liabilities and obligations of Hometown.

Closing and Effective Time

On the closing date, the surviving corporation will effect the merger by filing articles of merger with the State Corporation Commission of the Commonwealth of Virginia and the West Virginia Secretary of State. The merger will become effective as of the date and time of filing the articles of merger or, if mutually agreed upon by the parties, at a later time specified in such articles of merger.

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See the section entitled “Conditions to Completion of the Merger” beginning on page 74. It currently is anticipated that the completion of the merger will occur in the first quarter of 2026, subject to the receipt of regulatory approvals and other customary closing conditions, but neither Hometown nor First Community can guarantee when or if the merger will be completed.

Merger Consideration

Under the terms of the merger agreement, each share of Hometown common stock issued and outstanding immediately prior to the completion of the merger (other than (1) dissenting shares as described below and (2) shares of Hometown common stock owned directly or indirectly by Hometown, First Community or their wholly-owned subsidiaries (other than the excluded shares) will be converted into the right to receive the merger consideration, subject to adjustment as described in the merger agreement.

The value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for First Community common stock. The exchange ratio is a fixed number of shares of First Community common stock, but it may be adjusted as set forth in the merger agreement.

The merger consideration could be subject to a downward adjustment if, as of the last day of the calendar month immediately prior to the merger becomes effective, Hometown’s actual adjusted shareholder’s equity is less than the minimum adjusted shareholders’ equity, then the exchange ratio will be adjusted to equal the number determined by multiplying (A) the exchange ratio by (B) the number obtained by dividing (1) Hometown’s actual adjusted shareholders’ equity by (2) the minimum adjusted shareholders’ equity. There is no upward adjustment if Hometown’s actual adjusted shareholders’ equity exceeds the minimum adjusted shareholders’ equity.

The term “minimum adjusted shareholders’ equity” means $29,250,000.

The term “Hometown’s actual adjusted shareholders’ equity” means the total shareholders’ equity presented on Hometown’s balance sheet, as determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”). For purposes of determining Hometown’s actual adjusted shareholders’ equity:

●	no adjustments shall be made due to changes in Hometown’s AOCI since June 30, 2025, and

●

Hometown’s actual adjusted shareholders’ equity will be increased by the following amounts: (i) transaction costs (as defined in the merger agreement) previously paid or accrued by Hometown and related to the merger, subject to certain agreed limits, (ii) any contribution by Hometown to the ESOP for purposes of paying off the Hometown ESOP loan, and (iii) the balance of Hometown’s existing indebtedness that Hometown repays prior to the effective time under the terms of the merger agreement.

As utilized in calculating Hometown’s actual adjusted shareholders’ equity, “transaction costs” means, subject to any limitations set forth in the merger agreement, all costs and expenses related to the merger, the merger agreement and the transactions contemplated thereby through the closing date or the fulfillment of such obligations, if later, including, but not limited to (but subject to any limitations set forth herein): (A) all costs, fees, commissions and expenses (including, without limitation, all legal, accounting, financial advisory, brokerage, finder, investment banking firm, proxy solicitor, and trustee costs, fees, commissions and expenses, as the case may be) incurred by Hometown or Union Bank related to the merger, the merger agreement and the transactions contemplated thereby; (B) all costs, fees, contract payments, penalties and liquidated damages associated with the termination, conversion and deconversion of the data processing contracts, core processing contracts, online banking contracts, technology or software services contracts, and other third party contracts of Hometown and Union Bank as previously identified as confidential in the merger agreement, including all reasonable estimated deconversion costs related to all such contracts of Hometown, assuming all such contracts terminate on January 23, 2026 (the “conversion date”), subject to certain exceptions if the merger is not consummated by the conversion date; (C) all premiums or additional costs, if any, incurred to provide for the continuation of certain of Hometown’s insurance policies; (D) all payments, costs, fees, expenses and penalties incurred pursuant to any existing employment, change in control, salary continuation, deferred compensation, split dollar, deferred fee, option or other similar agreements, and obligations or severance, noncompetition, retention or bonus arrangements or Hometown benefit plans or equity based plans between Hometown or Union Bank and any other person including, in each case, the employer-portion of any applicable payroll taxes to the extent not paid by First Community; (E) the amount of any capitalized, unaccrued or prepaid software contracts; (F) any taxes of Hometown or with respect to Hometown for any taxable period (or portion thereof) ending on or prior to the closing date that are, in each case, unpaid as of the closing; and (G) all costs, fees, and expenses associated with the termination of the ESOP, but excluding the cost to repay the ESOP loans, so long as it does not exceed the amount of the contribution necessary to pay off the Hometown ESOP loan.

Further, there could be an adjustment to the exchange ratio based upon changes in the market price of First Community common stock and the NASDAQ Bank Index prior to closing. See the section entitled “The Merger Agreement–Termination of the Merger Agreement” beginning on page 75 for more information.

Otherwise, if the shares of common stock of either First Community or Hometown are increased, decreased or changed into or exchanged for a different number or kind of shares or securities before the effective time as a result of a stock dividend, stock subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar change in capitalization, or if there is any extraordinary dividend or distribution paid, then the exchange ratio will be proportionately adjusted to give holders of Hometown common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (1) the fraction of a share of First Community common stock to which the holder would otherwise be entitled by (2) the First Community average closing price.

Treatment of Hometown Stock Appreciation Rights and Dividend Equivalent Rights

At the effective time, all Hometown stock appreciation rights under a stock appreciation award (except certain stock appreciation rights that are unvested as of January 1, 2025) and all dividend equivalent rights granted under the Hometown Dividend Equivalent Incentive Plan that are outstanding immediately prior to the effective time, to the extent not vested, become fully vested, and will be canceled and the holder thereof shall be entitled to receive a cash payment from First Community within ten business days of the effective time. The cash payment for the stock appreciation rights will be a lump sum payment equal to the number determined by multiplying (i) the excess, if any of (A) the First Community average closing price multiplied by the exchange ratio over (B) the applicable exercise price of the stock appreciation right, by (ii) the number of shares of Hometown common stock subject to the applicable stock appreciation right. The holders of dividend equivalent rights will receive a lump sum cash payment equal to the account value of the applicable dividend rights award. The stock appreciation rights that are unvested as of January 1, 2025 will be assumed by First Community.

Conversion of Shares; Exchange of Certificates

The conversion of Hometown common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of Hometown common stock for the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the First Community common stock deliverable in respect of each share of Hometown common stock to be exchanged pursuant to the terms of the merger agreement.

As soon as reasonably practicable after the effective time, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of record of Hometown common stock. These materials will contain instructions on how to surrender shares of Hometown common stock in exchange for the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the First Community common stock deliverable in respect of each share of Hometown common stock that the holder is entitled to exchange under the merger agreement.

If a certificate for Hometown common stock has been lost, stolen, mutilated or destroyed, the exchange agent will issue the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the First Community common stock deliverable in respect of each share of Hometown common stock upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as the exchange agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen, mutilated or destroyed certificate.

After the effective time, there will be no further transfers on the stock transfer books of Hometown.

Withholding

First Community and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Hometown shareholder such amounts as First Community or the exchange agent, as applicable, is required to deduct and withhold under any applicable federal, state, local or foreign tax law. To the extent any such amounts are withheld, and are timely paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the Hometown shareholders from whom they were withheld. No withholding is expected on the payment of any merger consideration to any Hometown shareholder.

Dividends and Distributions

Whenever a dividend or other distribution is declared by First Community on First Community common stock, for which the record date is after the effective time, the declaration will include dividends or other distributions on all shares of First Community common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered or transferred his, her or its Hometown stock certificates.

Organizational Documents of the Surviving Corporation

The articles of incorporation and bylaws of First Community that are in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation.

Board of Directors

The directors of First Community holding office immediately prior to the effective time will continue to serve as the directors of the surviving corporation from and after the effective time. The directors of First Community Bank holding office immediately prior to the effective time will continue to serve as directors of the surviving corporation from and after the effective time.

Representations and Warranties

The merger agreement contains customary representations and warranties of First Community and Hometown relating to their respective businesses. The representations and warranties in the merger agreement will not survive the effective time.

The representations and warranties made by Hometown to First Community and First Community to Hometown relate to a number of matters, including the following:

●	corporate matters, including due organization, qualification and the organizational structure;

●	capitalization;

●

authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

●	governmental filings and consents necessary to complete the merger;

●	the timely filing of regulatory reports;

●	financial statements;

●	undisclosed liabilities;

●	the absence of any event or action that would, or would reasonably be expected to, constitute a material adverse effect (as defined below) since December 31, 2024;

●	litigation matters;

●	the absence of regulatory actions;

●	compliance with applicable laws;

●	tax matters;

●	certain material contracts;

●	intellectual property and IT systems;

●	employee benefit plans, including the ESOP solely with respect to the representations and warranties made by Hometown;

●	anti-takeover provisions;

●	corporate documents and records;

●	Community Reinvestment Act and regulatory compliance matters;

●	internal controls; and

●	tax treatment of the merger.

Hometown makes additional representations and warranties to First Community in the merger agreement related to, among other things:

●	labor matters;

●	real and personal property;

●	receipt of a fairness opinion regarding the merger consideration;

●	brokers or financial advisor fees;

●	environmental matters;

●	loan portfolio matters;

●	interests of certain persons in Hometown’s business;

●	insurance;

●	investment securities and derivatives;

●	indemnification;

●	related party transactions; and proper administration of trust accounts.

Certain representations and warranties of First Community and Hometown are qualified as to “materiality” or “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect” when used in reference to Hometown or First Community, means an effect, circumstance, occurrence or change that, individually or in the aggregate, (1) is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, or (2) materially prevents, impairs or threatens the ability of such party to perform its obligations under the merger agreement or timely consummate the transactions contemplated by the merger agreement; however in the case of clause (1) of this sentence only, a material adverse effect will not be deemed to include any effect, circumstance, occurrence or change resulting from:

●

changes, after July 19, 2025, in laws, rules or regulations, GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, or changes in tax policies, rules or regulations, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

●

changes in the general level of market interest rates (including the impact of the securities or loan portfolios of Hometown or First Community or their respective subsidiaries) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets (including equity, credit and debt markets) or the banking industry generally, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

●

actions and omissions of First Community or Hometown required under the merger agreement or that are taken with the prior written consent of the other party in furtherance of the transactions contemplated by the merger agreement, including expenses incurred by the parties in consummating the transactions contemplated by the merger agreement;

●

impact of the announcement or consummation of the merger and the transactions contemplated thereby, and compliance with the merger agreement on the business, financial condition or results of operations of Hometown or First Community or their respective subsidiaries;

●

changes in national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

●

hurricanes, earthquakes, tornadoes, floods, or other natural disaster or any outbreak of any diseases or public health event or other force majeure event, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations; or

●

any failure to meet internal or other estimates, predictions, projections or forecasts of financial performance and the facts or circumstances giving rise to or contributing to failure to meet estimates or projections, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect.

Conduct of Business Pending the Completion of the Merger

Hometown has agreed that, until the effective time and unless permitted by First Community, disclosed in the merger agreement, or to the extent required by laws or regulation of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to:

General Business

●	conduct its business other than in the ordinary course consistent with past practice;

●

fail to use its reasonable best efforts to maintain and preserve intact its business organization, properties, leases, loans, deposit accounts, employees and advantageous business relationships and retain the services of its key employees;

●

take any action that would adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

●

incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than deposits in the ordinary course of business consistent with past practice;

●	prepay any indebtedness or other similar arrangements to cause Hometown to incur any prepayment penalty;

●

borrow or draw any amounts under existing credit facilities available to Hometown or Union Bank or otherwise undertake any action that leads to an increase in the outstanding principal balance of any existing credit facility in favor of Hometown, Union Bank, or the ESOP;

●	purchase any brokered certificates of deposit (provided, that, Hometown may purchase reciprocal deposits in the ordinary course of business consistent with past practice and quantity);

Capital Stock

●	adjust, split, combine or reclassify its capital stock;

●	make, declare or pay any dividends or make any other distribution on its capital stock;

●	grant any person any right to acquire any shares of its capital stock or make any grant or award under any of Hometown’s equity incentive plans;

●	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock;

●	redeem or otherwise acquire any shares of its capital stock other than a security interest or because of the enforcement of a security interest and other than provided in the merger agreement;

Dispositions

●

other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”) if the loan associated with the OREO is $100,000 or more or the proposed sale, transfer or disposal would result in a discount of the loan associated with the OREO of 25% or more), sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than to a subsidiary of First Community or Hometown, or cancel, release or assign any indebtedness to any such person or claims to any such person;

Investments

●	make any equity investment, either by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

Contracts

●	renew, amend or terminate any material contract, make any change in its material contracts or enter into any contract that would constitute a material contract under the merger agreement;

Loans

●

except for loans or commitments for loans that have previously been approved by Hometown prior to July 19, 2025, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except with respect to any secured loan or commitment wherein the total face amount is less than $350,000 or any unsecured loan or commitment wherein the total face amount is less than $100,000 which is made in conformity with existing lending practices to a borrower, and with collateral located within Hometown’s primary geographic service area; provided, that First Community shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) business days after the loan package is delivered to First Community or if no response is received within three (3) business days, First Community will be deemed to have consented; provided, however, that Hometown further agrees that it will provide to First Community within ten (10) days following the end of each month a new loan production report;

●	make, sell or participate in any loan with any other lender;

●

make any new loan, or commit to make any new loan, to any director or executive officer of Hometown, Union Bank or related entity, or, amend, renew or increase any existing loan, or commit to do so, with any director or executive officer of Hometown, Union Bank or related entity, where such loan, commitment, modification or renewal would require prior approval by Hometown’s board of directors pursuant to the policies of Hometown or Union Bank or applicable law;

Benefit Plans

●

except as required by any Hometown benefit plan in effect on July 19, 2025, (1) increase the compensation or benefits payable to any employee or director, (2) pay, or commit to pay, any bonus, change in control, retention, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of the fiscal year in effect as of July 19, 2025 in the ordinary course of business consistent with past practice, or (3) fund any rabbi trust or similar arrangement;

●

except as required by any Hometown benefit plan in effect on July 19, 2025, become a party to, renew or amend any employee benefit, compensation plan, employment severance, or change in control agreement, except for amendments that are required by law;

●

except as required by any Hometown benefit plan in effect on July 19, 2025, amend, modify or revise the terms of any outstanding Hometown stock option or stock-based compensation or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any Hometown stock-based compensation; or make any contributions to any defined contribution plan or Hometown benefit plan that are not made in the ordinary course of business consistent with past practice;

●

except as required by any Hometown benefit plan in effect on July 19, 2025, elect to any office with the title of vice president or higher any person who does not hold such office as of July 19, 2025 or nominate to the Hometown board of directors any person who is not a member as of July 19, 2025;

●	except as required by any Hometown benefit plan in effect on July 19, 2025, hire or terminate any employee with an annualized salary that exceeds $50,000, other than terminations for “cause”;

Litigation and Settlement

●

commence any action or proceeding other than to enforce any obligation owed to Hometown and in accordance with past practice, or settle any claim, action or proceeding against it involving payment of money damages in excess of $50,000 that would not impose any material restrictions on Hometown’s operations or subsidiaries;

Governing Documents

●	amend the governing documents of Hometown or its subsidiaries;

Deposits

●	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with market conditions and consistent with past practice;

Debt Security

●

purchase or sell any debt security, including mortgage-backed and mortgage-related securities, other than, in the ordinary course of business and consistent with past practice, purchase or sell U.S. government and U.S. government agency securities with final maturities of less than twelve months;

Capital Expenditures

●

make any capital expenditures in excess of $50,000 other than existing binding commitments as of July 19, 2025 and ordinary course immaterial expenditures reasonably necessary to maintain existing assets in good repair;

Branches

●	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Futures and Similar Financial Actions

●

enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes to market rates of interest;

Policies

●

make any changes in policies in any material respect in existence on July 19, 2025 with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; amend any estimate of imprecision such that the allowance is less than 80 basis points of total current loans as of July 19, 2025; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a governmental entity;

Communications

●

except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger: (1) issue any communication of a general nature to employees without prior consultation with First Community and, to the extent related to employment, benefit or compensation information addressed in the merger agreement or related to the transactions contemplated by the merger agreements, without the prior consent of First Community; or (2) issue any communication of a general nature to customers without the prior approval of First Community;

Environmental Assessments

●

except with respect to foreclosures in process as of July 19, 2025, foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to First Community, if requested by First Community, and conducting a Phase I environmental assessment of the property, or (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

●

make, change or rescind any material tax election concerning Hometown’s taxes or tax returns, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a tax refund or obtain any tax ruling;

Accounting

●	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

New Lines of Business

●	enter into any new lines of business;

Mortgage Loan Servicing

●	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Merger or Liquidation

●	merge or consolidate Union Bank or any subsidiary with any other person or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

Tax-Free Reorganization

●	knowingly take action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

Other Agreements

●

take any action that is intended or would reasonably be likely to result in any of Hometown’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement; or

●

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing Hometown’s conduct of business until the completion of the merger.

First Community has agreed that, until the effective time and unless permitted by Hometown, or to the extent required by laws or regulations of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to:

●	conduct its business other than in the ordinary course consistent with past practice;

●

fail to use its reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its key employees;

●

take any action that would adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

●

take any action that is intended or expected to result in any of First Community’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement;

●	knowingly take any action that would prevent or impede the merger from qualifying as reorganization under Section 368(a) of the Code;

●

amend, repeal or modify its articles of incorporation or bylaws in a manner that would adversely affect Hometown or any Hometown shareholder relative to other holders of First Community common stock or the transactions contemplated by the merger agreement; or

●

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing First Community’s conduct of business until the completion of the merger.

Regulatory Matters

First Community and Hometown will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable, under applicable laws and regulations, to consummate and make effective the transactions contemplated by the merger agreement. On October 1, 2025, First Community and Hometown will file all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions. However, in no event will First Community be required, or will Hometown and its subsidiaries be permitted (without First Community’s prior written consent), to agree to any burdensome condition. First Community and Hometown have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application in connection with the transactions contemplated by the merger agreement.

Employee Benefits Matters

At or before the closing date, First Community shall offer employment to each employee of Hometown and its subsidiaries whose employment is not terminated at the effective time and who is expected to be retained for more than 10 days after the effective time with First Community or its subsidiaries at rates of base salary or hourly wages that are equivalent to the pay grades provided to First Community’s similarly situated employees who perform similar job functions as of the effective time (“Hometown continuing employees”).

At the sole discretion of First Community, First Community may maintain Hometown’s health and welfare plans for Hometown continuing employees through the end of the calendar year in which the effective time occurs.

Notwithstanding the foregoing, if First Community determines to terminate one or more of Hometown’s health and/or other welfare plans, then, at the request of First Community, made at least 30 days before the effective time, Hometown or its subsidiaries shall adopt resolutions, to the extent required, providing that Hometown’s applicable health and welfare plans will be terminated effective immediately before the effective time (or such later date as requested by First Community in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans or provided for by law) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of the arrangements or applicable law.

No coverage of any of the Hometown continuing employees or their dependents shall terminate under any of Hometown’s health and welfare plans before the time the Hometown continuing employees or their dependents, as applicable, become eligible to participate in the health and welfare plans, programs and benefits common to similarly-situated employees of First Community and its subsidiaries and their dependents and, consequently, no Hometown continuing employee shall experience a gap in coverage.

Subject to the terms of the merger agreement, Hometown continuing employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of First Community. First Community shall use commercially reasonable efforts to ensure that Hometown continuing employees who become covered under health and welfare plans, programs and benefits of First Community or any of its subsidiaries shall (i) receive credit for any co-payments, deductibles, and out-of-pocket maximums paid under Hometown’s health and welfare plans for the plan year in which coverage commences under First Community’s health and welfare plans and (ii) shall not be subject to any pre-existing conditions and waiting periods under any such plans or arrangements, in each case, to the same extent as applied under Hometown’s health and welfare plans immediately prior to the effective time. Hometown employees who are not Hometown continuing employees and their qualified beneficiaries will have the right to continued coverage under group health plans of First Community only in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

The merger agreement provides that all Hometown and Union Bank employees whose employment is terminated as a result of the bank merger, except for employees with individual agreements that provide for payment of severance under certain circumstances (“affected Hometown employees”), will be eligible to receive severance from First Community.

The standard severance benefit for each affected Hometown employee is two weeks of base pay and payment of all accrued but unused vacation. An additional tier of enhanced severance benefits may be available to affected Hometown employees who timely sign (and do not revoke) a severance agreement and waiver, which will describe in detail the benefits to be provided and will also include a release of all claims that might exist. Affected Hometown employees who timely sign (and do not revoke) a severance agreement and waiver may receive two forms of additional benefits. First, the eligible affected Hometown employee will receive an additional severance payment that is based upon length of service with Hometown. Part-time employees will receive severance pay on a pro-rated scale in accordance with their regularly scheduled hours. Severed employees who elect to receive the additional tier of enhanced severance benefits will receive two weeks of salary continuation for every year of service with a maximum severance benefit (standard plus enhanced) of twenty-six weeks.

All severance payments will be subject to all required federal and state payroll taxes and will be paid over the duration of the severance period unless the affected Hometown employee requests to receive a lump sum. Second, if the affected employee is a participant in the group health and dental insurance plans, the enhanced severance benefit also includes an extension of existing health insurance (provided the affected employee agrees to withholding of the employee portion of the insurance premium from the severance pay), for the applicable severance period or partial payment of the premium associated with the continuation of such coverage under COBRA, all subject to certain additional terms and conditions set forth in First Community Bank’s severance policy.

First Community, may elect, in amounts satisfactory to First Community, in its sole discretion, to enter into retention bonus agreements with key employees of Hometown. Such agreements will be subject to an aggregate bonus pool determined by First Community in its sole discretion. No retention bonus payment will be made that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

First Community will credit continuing Hometown’s employees for their service with Hometown under First Community’s benefit plans for purposes of eligibility and vesting (but not benefit accrual) to the same extent such service was credited under Hometown’s benefit plans, except that First Community will not credit continuing Hometown employees for service (1) to the extent it would result in a duplication of benefits under First Community benefit plans, (2) to the extent accrued but unused vacation is paid to Hometown’s employees at the effective time, (3) if similarly situated employees of First Community do not receive service credit under First Community benefit plans, or (4) with respect to any First Community benefit plan that is grandfathered or frozen.

The stock appreciation rights that are unvested as of January 1, 2025 and certain other employee benefit plans of Hometown will be assumed by First Community, subject to certain exceptions.

ESOP

Before the Effective time, Hometown’s board of directors will adopt resolutions (which shall be provided to First Community at least five (5) business days prior to adoption for First Community’s review and approval) to (i) terminate the ESOP on the day immediately before the effective time (the “ESOP termination date”), (ii) approve and execute amendments to the ESOP that incorporate all amendments required under applicable law through the ESOP termination date and to provide for the distribution of benefits due to termination of the ESOP solely in the form of a single sum payment to the extent permissible under applicable law, (iii) repay all outstanding ESOP loans in a manner meeting all applicable requirements of applicable law and determined in consultation with, and approval by, First Community, subject to the occurrence of the effective time, (iv) allocate the balance of the unallocated shares and any other unallocated assets remaining in the ESOP after repayment of the outstanding ESOP loans to the accounts of the ESOP participants who are employed as of the ESOP termination date based upon their respective employer stock account balances under the ESOP as of the ESOP termination date and, (v) prepare for First Community a draft request to the IRS for a favorable determination letter on termination. All shares of Hometown common stock held by the ESOP immediately prior to the effective time shall be converted into the right to receive the merger consideration.

Before the effective time, Hometown shall take all such actions as are necessary (determined in consultation with First Community) to repay any outstanding ESOP loans, including obtaining any necessary consent under the terms thereof, and following the effective time, First Community shall use commercially reasonable efforts in good faith to submit and obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter).

Following the effective time, First Community will adopt such amendments to the ESOP and resolutions required to effectuate the terms of the merger agreement.   The ESOP participants will be provided with distribution election forms after the effective time to select a distribution option for their ESOP account balances, including a direct distribution to the participant or a rollover to an IRA or another tax-qualified plan.

First Community shall take any and all actions as may be required to permit Hometown continuing employees to roll over their account balances, including outstanding plan loans, in the non-ESOP Portion of the Hometown Bancshares, Inc. 401(k) Profit Sharing Plan into First Community’s 401(k) plan as of the effective time; provided, however, that any such rollovers shall be subject to such terms and conditions, including permissible form of rollover and federal law requirements for eligible rollover distributions, as the First Community’s 401(k) plan and its administrative procedures shall require. First Community will also permit Hometown continuing employees to elect in-kind stock rollovers from the ESOP portion of the Hometown Bancshares, Inc. 401(k) Profit Sharing Plan into the ESOP portion of the First Community 401(k) plan as of or after the effective time in accordance with the terms of First Community’s 401(k) plan and subject to any administrative policies applicable to in-kind stock rollovers of qualifying employer securities.  Unless distributions are made earlier in accordance with the terms of the ESOP, participants’ accounts under the ESOP will be distributed to ESOP participants as soon as reasonably practicable following the receipt of the favorable determination letter.

Subject to any necessary regulatory approvals, Hometown in consultation with and approval by First Community shall take all necessary action to: (i) appoint an additional trustee or fiduciary to serve as trustee of the ESOP (the “ESOP termination trustee”) solely for the purpose of voting the shares of Hometown common stock held by the ESOP with respect to the merger, overseeing the termination of the ESOP in connection with the merger, approving the final valuation of Hometown common stock, reviewing and approving repayment of the Hometown ESOP loan and taking such other actions and performing such duties in connection therewith, all consistent with the terms and conditions of the merger agreement and the ESOP; and (ii) amend the trust provisions of the ESOP to set forth the duties and provisions applicable to the ESOP termination trustee substantially in the form agreed to by the parties.

Following non-objection of the Federal Reserve Bank of Cleveland, Julie Harris has been appointed as the ESOP termination trustee and has the authority to, among other things, vote the shares of Hometown common stock held by the ESOP with respect to the merger.

Tax Matters

Hometown shall not revoke its election to be taxed as an S-corporation within the meaning of the Code. Other than in connection with the merger, Hometown shall not take any action or allow any action that would cause Hometown to no longer be treated as an S-corporation within the meaning of the Code.

Hometown shall prepare and timely file, or cause to be prepared and timely filed, (i) all tax returns of Hometown for taxable periods that end on or before the closing date, and (ii) the final federal S corporation tax return (and any final state and local income tax returns, as applicable) of Hometown for the taxable year ending as of the day immediately prior to the closing date.

First Community and Hometown shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return or in connection with any audit or proceeding in respect of taxes of Hometown.

Each of First Community and Hometown shall (and shall cause their respective affiliates to) use its reasonable best efforts and take any reasonable actions required to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income tax or other purposes.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, First Community will indemnify and hold harmless all current and former directors and officers of Hometown or any of its subsidiaries (an “indemnified party”), including any person who becomes an indemnified party between July 19, 2025 and the effective time, against all liabilities, costs or expenses (including reasonable attorneys’ fees) in connection with any actual or threatened claim, action, suit proceeding or investigation pertaining to (i) the fact that such person is or was a director or officer of Hometown or any of its subsidiaries or was before the effective time serving at the request of such party as a director, officer, employee, trustee or partner of another entity, or (ii) any matters arising in connection with the transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent such person would have been indemnified under Hometown’s articles of incorporation and bylaws as in effect on July 19, 2025 and as permitted by applicable law. First Community will also advance expenses as incurred by an indemnified party to the fullest extent of applicable law as of July 19, 2025.

The merger agreement requires First Community to maintain for a period of six years following the effective time Hometown’s currently existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, First Community is not required to spend in the aggregate an amount more than 200% of the annual premium payment on Hometown’s current directors’ and officers’ liability insurance policy (the “premium cap”). If First Community is unable to maintain a policy as described for less than that amount, First Community will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, First Community may request Hometown (1) substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the indemnified parties than Hometown’s existing directors’ and officers’ liability insurance policy as of July 19, 2025 or (2) obtain extended coverage for the six-year period under Hometown’s existing directors’ and officers’ liability insurance policy, in either case, to the extent that such policy coverage may be obtained for an aggregate amount of not more than the premium cap. If First Community (or any of its successors or assigns) merges with another person and is not the continuing entity of such merger, or if First Community transfers or conveys all or substantially all of its properties or assets to another person, then First Community will ensure that its successors and assigns assume First Community’s indemnification and insurance obligations.

Hometown Shareholder Meeting and Recommendation of the Hometown Board of Directors

Hometown shall submit to its shareholders the merger agreement and any other matters required to be approved or adopted by its shareholders to carry out the intentions of the merger agreement. In furtherance of that obligation, Hometown will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to (i) call and give notice of a meeting of its shareholders for the purpose of (A) considering and voting upon the approval and adoption of the merger agreement and the transactions provided for in the merger agreement and (B) for such other purposes consistent with the complete performance of the merger agreement as may be necessary and desirable, as promptly as practicable, but in any event, within fifteen (15) days following the date the registration statement is declared effective under the Securities Act (the “notice date”), and (ii) convene and hold the Hometown special meeting on a date that is within forty-five (45) days following the notice date. Subject to applicable law, Hometown shall adjourn or postpone the Hometown special meeting if, as of the time when such meeting is originally scheduled there are insufficient shares of Hometown common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Hometown has not received proxies representing a sufficient number of shares of Hometown common stock necessary to obtain the Hometown shareholder approval, and subject to the terms and conditions of the merger agreement, Hometown shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Hometown shareholder approval; provided, however, that Hometown will not be required to adjourn or postpone the special shareholder meeting more than two times. Subject to the terms of the merger agreement, Hometown shall, (i) through its board of directors, recommend to its shareholders the adoption and approval of the merger agreement, (ii) include such recommendation in the proxy statement and (iii) use reasonable best efforts to obtain the Hometown shareholder approval, including but not limited, if reasonably requested by First Community, engaging a proxy solicitation firm to assist Hometown with the Hometown special meeting.

Notwithstanding the foregoing, before the Hometown shareholder approval is obtained, the Hometown board of directors may make a change in recommendation if: (1) the Hometown board of directors concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law; (2) Hometown has complied in all material respects with its non-solicitation obligations described below; and (3) Hometown has provided First Community at least three business days’ prior written notice of the intention of the Hometown board of directors to take such action and the event or circumstances giving rise to the termination to take such action. In addition, the Hometown board of directors may make a change in recommendation relating to an acquisition proposal (as defined below) only if (1) Hometown’s written notice provides the material terms and conditions of the acquisition proposal, including the identity of the person making the acquisition proposal and any written materials received by Hometown in connection therewith, (2) during the three business day period following Hometown’s delivery of written notice to First Community, Hometown has considered any adjustments or modifications to the merger agreement proposed by First Community and engaged in good faith negotiations with First Community regarding such adjustments or modifications, and (3) at the end of such period, the Hometown board of directors nevertheless determines in good faith (after consultation with its outside legal counsel, and taking into account any proposals, amendments or modifications made or agreed to by First Community) that the acquisition proposal continues to constitute a superior proposal (as defined below). In the event there is an amendment to any material term of the acquisition proposal, Hometown is also required to notify First Community of the amendment and to consider any proposed adjustments or modifications to the merger agreement proposed by First Community, but the notification and proposal period described in the preceding sentence will be two business days instead of three business days.

Agreement Not to Solicit Other Offers

From July 19, 2025 until the earlier to occur of the effective time or the termination of the merger agreement in accordance with its terms, Hometown will not, and will cause its subsidiaries or any of its subsidiaries’ officers and directors and will instruct each of their respective employees, and any investment banker, financial advisor, attorney, accountant or other representative (collectively, the “representatives”) not to, directly or indirectly: (1) solicit, initiate, induce or knowingly encourage, or knowingly take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal; (2) furnish any confidential or non-public information regarding Hometown or any of its subsidiaries, or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than First Community, regarding an acquisition proposal (except to notify such party of the existence of these restrictions); (4) approve, endorse or recommend any acquisition proposal; (5) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which Hometown is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal or requiring Hometown to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

An “acquisition proposal” is a proposal, whether or not in writing, that could lead to any of the following transactions:

●	any merger, consolidation, share exchange, business combination or other similar transaction involving Hometown or its subsidiaries;

●

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of Hometown in a single transaction or series of transactions or 20% or more of the Hometown common stock;

●	any tender offer or exchange offer for 20% or more of the outstanding shares of Hometown common stock or the filing of a registration statement under the Securities Act in connection therewith;

●	any transaction that is similar in form, substance or purpose to any of the foregoing transactions; or

●	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

Hometown will be responsible for any violation of the non-solicitation obligations set forth in the merger agreement by its representatives.

However, Hometown and its representatives may, before the Hometown shareholder approval is obtained, engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an acquisition proposal submitted to Hometown’s board of directors by such person if (1) the Hometown board of directors determines in its good faith, after consultation with its outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, (2) Hometown is not then in breach of its non-solicitation obligations (as described above), (3) the Hometown board of directors determines in its good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to Hometown shareholders under applicable law, (4) Hometown enters into a confidentiality agreement with such person having provisions that are no more favorable to such person than the confidentiality agreement between First Community and Hometown is to First Community and (5) Hometown, prior to or substantially concurrently with the time such information is provided to such person, provides to First Community any information furnished to such person that was not previously provided to First Community. Other than the confidentiality agreement described in the prior sentence and as otherwise permitted by the merger agreement, during the term of the merger agreement, Hometown will not, and will cause its subsidiaries and its and their representatives not to on its behalf, enter into any definitive transaction agreement relating to any acquisition proposal.

As used in the merger agreement, a “superior proposal” is an unsolicited, bona fide written acquisition proposal that: (1) the Hometown board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Hometown shareholders than the transactions contemplated by the merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by the Hometown board of directors and any adjustments to the terms and conditions of such transactions proposed by First Community in response to such acquisition proposal); (2) is for 100% of the outstanding shares of Hometown common stock or all or substantially all of the assets of Hometown; and (3) constitutes a transaction that, in the good faith judgment of Hometown’s board of directors, is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

If Hometown receives an acquisition proposal or any information request or inquiry that could lead to an acquisition proposal, Hometown must notify First Community orally within one business day, and within two business days in writing, of the receipt of the acquisition proposal or information request or inquiry and provide First Community with information about the person making such acquisition proposal and such person’s proposal or information request. Hometown will keep First Community informed of any developments of any such acquisition proposals orally within one calendar day, and within two days in writing.

Finally, Hometown has agreed to cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal or alternative transaction or similar transaction, and terminate access to all non-public information furnished by or on behalf of Hometown to third parties.

Conditions to Completion of the Merger

First Community’s and Hometown’s respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

●	the approval of the merger agreement by holders of Hometown common stock;

●

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the merger agreement, and the expiration or termination of all statutory waiting periods;

●

the absence of any order, decree, injunction or proceeding of a court or agency of competent jurisdiction or any proceeding instituted by a governmental entity prohibiting or enjoining the consummation of the merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the merger or the bank merger;

●

the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the First Community common stock to be issued upon the consummation of the merger under the Securities Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

●	the authorization of the listing of the First Community common stock to be issued upon the consummation of the merger on NASDAQ, without objection to the listing from NASDAQ;

●	receipt by each of First Community and Hometown of an opinion of its respective legal counsel as to certain tax matters;

●

the accuracy of the representations and warranties of each other party in the merger agreement as of July 19, 2025 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of certificates from the other party to such effect);

●

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and

●	the absence of a material adverse effect on the other party.

In addition, First Community’s obligation to complete the merger is subject to the following conditions:

●	none of the requisite governmental approvals will contain a requirement or condition that would constitute a burdensome condition; and

●	that Hometown shall have taken all actions necessary to repay and retire its indebtedness as of July 19, 2025 before the effective time.

Neither Hometown nor First Community can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Hometown nor First Community has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

●

Hometown shareholders do not approve the merger agreement at the Hometown special meeting, except that this right to terminate is only available to Hometown if it has materially complied with its obligations related to the Hometown special meeting, including the obligation to use reasonable best efforts to obtain the Hometown shareholders’ approval;

●

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the transactions contemplated by the merger agreement, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements in the merger agreement;

●

the merger has not been consummated by the outside date, except that this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the merger agreement is the reason for the failure to complete the merger by the outside date; or

●

there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the merger agreement.

First Community may also terminate the merger agreement if:

●

Hometown breaches in any material respect its obligations with respect to acquisition proposals (as defined herein), or its obligations with respect to the Hometown special meeting, including the obligation to use reasonable best efforts to obtain the Hometown shareholders’ approval; or

●

if the Hometown board of directors does not unanimously publicly recommend in this proxy statement/prospectus that Hometown shareholders approve the merger agreement or makes a change in recommendation.

Hometown may also terminate the merger agreement if, within the five-day period following the determination date, both of the following conditions are satisfied:

●	the First Community average stock price is less than $30.74; and

●	the First Community ratio is less than 80% of the index ratio.

However, if Hometown chooses to exercise this termination right, First Community has the option, within five days of receipt of notice from Hometown, to increase the exchange ratio or pay an additional cash payment with respect to each share of Hometown common stock as part of the merger consideration and prevent termination under this provision.

Termination Fee

Hometown will pay First Community a $2.0 million termination fee if the merger agreement is terminated in the following circumstances:

●

First Community terminates the merger agreement because (1) Hometown breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Hometown shareholders or (2) the Hometown board of directors does not unanimously publicly recommend in this proxy statement/prospectus that Hometown shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Community; or

●

if (1) the merger agreement is terminated (A) by either party because the Hometown shareholder approvals have not been obtained at the Hometown shareholders’ meeting, or (B) by either party because the merger has not occurred by the outside date and the Hometown shareholder approvals have not been obtained, or (C) by First Community because of an uncured material breach by Hometown, (2) an acquisition proposal has been publicly announced or communicated and (3) within 12 months of such termination Hometown consummates or enters into an agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Except in the case of fraud or a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void, except that both First Community and Hometown will remain liable for any fraud or willful and material breach of the merger agreement and designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Expenses and Fees

Except as set forth above, each of First Community and Hometown will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

Before the effective time, First Community and Hometown may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Hometown shareholders, First Community and Hometown can make no amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by Hometown shareholders or that would contravene any provisions of the Virginia Stock Corporation Act (the “VSCA”) and the WVBCA, as amended or applicable state and federal banking laws, rules and regulations.

Hometown Voting Agreements

As of the record date, a total of 15,060 shares of Hometown common stock, representing approximately 17.1% of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting, are subject to the Hometown voting agreements. Pursuant to the Hometown voting agreements, each Hometown director has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of Hometown common stock, beneficially owned by him or her in favor of the merger agreement and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Hometown common stock; provided, that the Hometown voting agreements do not apply to any shares of Hometown common stock held in the ESOP (i) that are allocated to such shareholder or (ii) that such shareholder, as trustee of the ESOP, would be required to vote, as trustee, in accordance with the terms thereof.

The foregoing description of the Hometown voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Hometown voting agreements, a form of which is included as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquiror; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, First Community (the acquiror) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively after the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Subject to the limitations, assumptions and qualifications described herein, the following discussion and legal conclusions contained herein constitute and represent the opinion of Bowles Rice LLP, counsel to First Community, as to the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Hometown common stock that exchange their respective shares of Hometown stock for the merger consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of Hometown common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, without limitation, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; controlled foreign corporations or passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Hometown common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Hometown common stock through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Hometown’s voting stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Hometown common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Hometown common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Hometown common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. All holders of Hometown common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger will qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of First Community to complete the merger that First Community receive an opinion from Bowles Rice LLP, counsel to First Community, in form reasonably satisfactory to such recipient, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Hometown to complete the merger that Hometown receive an opinion from Hunton Andrews Kurth LLP, counsel to Hometown, in form reasonably satisfactory to such recipient, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither First Community nor Hometown currently intends to waive this opinion condition to its obligation to consummate the merger. If either First Community or Hometown waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Hometown shareholders have materially changed, First Community and Hometown will recirculate appropriate soliciting materials to resolicit the votes of Hometown shareholders. These opinions will be based on representation letters provided by First Community and Hometown, and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

Neither of the opinions described above will be binding on the IRS or any court. First Community and Hometown have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following is based on the receipt and accuracy of the above-described opinions.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Hometown Common Stock

The U.S. federal income tax consequences of the merger to U.S. holders of Hometown common stock generally will be as follows:

●

a U.S. holder of Hometown common stock generally will not recognize gain or loss upon the exchange of shares of Hometown common stock for shares of First Community common stock pursuant to the merger, except with respect to cash received instead of fractional shares of First Community common stock that such holder of Hometown common stock would otherwise be entitled to receive (as discussed below);

●

a U.S. holder of Hometown common stock will have an aggregate tax basis in the First Community common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of Hometown common stock surrendered in the merger (less any tax basis attributable to cash received instead of a fractional share of First Community common stock); and

●

a U.S. holder of Hometown common stock will have a holding period for the shares of First Community common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of Hometown common stock surrendered in the merger.

If a U.S. holder of Hometown common stock acquired different blocks of Hometown common stock at different times or at different prices, the First Community common stock such holder receives will be allocated pro rata to each block of Hometown common stock, and the basis and holding period of each block of First Community common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Hometown common stock exchanged for such First Community common stock.

Cash Instead of Fractional Shares

A U.S. holder of Hometown common stock who receives cash instead of a fractional share of First Community common stock, generally will be treated as having received such fractional share of First Community common stock pursuant to the merger and then as having received cash in redemption of such fractional share of First Community common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of First Community common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Hometown common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Hometown common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters’ Appraisal Rights

A U.S. holder of Hometown common stock who receives cash in exchange for such holder’s Hometown common stock upon exercise of dissenters’ appraisal rights will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Hometown common stock exchanged therefor. Each holder of Hometown common stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Hometown common stock exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the holder’s holding period in the Hometown common stock exchanged. This gain or loss generally would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Hometown common stock exceeds one year. The tax consequences of cash received may vary depending upon a holder’s individual circumstances. Each holder of Hometown common stock who contemplates exercising statutory dissenters’ appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Cash Received on Stock Appreciation Rights and Dividend Equivalents Rights

At the effective time, all Hometown stock appreciation rights under a stock appreciation award (except certain stock appreciation rights that are unvested as of January 1, 2025) and all dividend equivalent rights granted under the Hometown Dividend Equivalent Incentive Plan that are outstanding immediately prior to the effective time, to the extent not vested, become fully vested, and will be canceled and the holder thereof shall be entitled to receive a cash payment from First Community within ten business days of the effective time. The cash payment for the stock appreciation rights will be a lump sum payment equal to the number determined by multiplying (i) the excess, if any of (A) the First Community average closing price multiplied by (B) the exchange ratio over the applicable exercise price of the stock appreciation right, by (ii) the number of shares of Hometown common stock subject to the applicable stock appreciation right. The holders of dividend equivalent rights will receive a lump sum cash payment equal to the account value of the applicable dividend rights award. The stock appreciation rights that are unvested as of January 1, 2025 will be assumed by First Community.

The following is a summary of certain U.S. federal income tax consequences to a holder of stock appreciation rights (“SARs”) whose SARs are canceled in exchange for a cash payment, and to a holder of dividend equivalent rights (“DERs”) whose DERs are canceled in exchange for a cash payment. This summary is based on provisions of the Code, applicable Treasury regulations, administrative interpretations, and judicial decisions, all as in effect on the date of this Registration Statement, each of which may change, possibly with retroactive effect. This summary is provided for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s specific circumstances. In addition, this summary does not address the effects of any state, local, or foreign tax laws. Holders are urged to consult their own tax advisors as to the particular tax consequences to them of the cancellation of their SARs or their DERs.

A holder who receives a cash payment in cancellation of vested SARs will generally recognize ordinary income in an amount equal to the cash received. Such income will be subject to U.S. federal income tax at ordinary income rates and will also be subject to applicable employment taxes (e.g., Social Security and Medicare taxes) to the extent required by law. First Community will generally be entitled to a corresponding deduction for U.S. federal income tax purposes, subject to applicable limitations under the Code.

A holder who receives a cash payment in cancellation of DERs will generally recognize ordinary income in an amount equal to the cash received. Such income will be subject to U.S. federal income tax at ordinary income rates and, to the extent applicable, will also be subject to employment taxes (e.g., Social Security and Medicare taxes). First Community will generally be entitled to a corresponding deduction for U.S. federal income tax purposes, subject to applicable limitations under the Code.

Section 409A Considerations

Section 409A of the Code imposes certain requirements on “nonqualified deferred compensation plans” and provides that failure to comply with such requirements may result in the immediate taxation of amounts deferred thereunder, plus the imposition of an additional 20% federal income tax and interest penalties. The cash payment made in cancellation of the SARs or in cancellation of the DERs is intended to comply with, or be exempt from, Section 409A. However, if the cash payment is subject to Section 409A and the requirements of Section 409A are not satisfied, the affected holder may be subject to the additional taxes and penalties described above. Holders of SARs or DERs are urged to consult their own tax advisors regarding the potential application of Section 409A to the payment received in cancellation of their SARs or their DERs.

The foregoing discussion is intended to provide only a general summary of the U.S. federal income tax consequences of the receipt of cash upon the cancellation of SARs or DERs and is not intended to constitute tax advice to any holder. Holders of SARs or DERs should consult their own tax advisors to determine the particular tax consequences to them, including the application and effect of U.S. federal, state, local, and foreign income and other tax laws.

Information Reporting and Withholding

Hometown shareholders who receive First Community common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Hometown common stock exchanged, the number of shares of First Community common stock received, the fair market value of the Hometown common stock exchanged, and the holder’s adjusted basis in the First Community common stock received.

If a U.S. holder that receives First Community common stock in the merger is considered a “significant holder” and is required to file a U. S. income tax return, such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Hometown common stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Hometown shareholder that, immediately before the merger, (a) owned at least 1% (by vote or value) of the outstanding stock of Hometown, or (b) owned Hometown securities with a tax basis of $1.0 million or more.

Payments of cash made pursuant to the merger to a non-corporate U.S. holder of Hometown common stock will generally be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, non-corporate U.S. holders of Hometown common stock should provide the Exchange Agent with a properly completed IRS Form W-9 (or substantially similar form) and otherwise comply with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U. S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. All holders of Hometown common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Hometown common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

THE COMPANIES

First Community

First Community, a financial holding company, was founded in 1989 and incorporated under the laws of the Commonwealth of Virginia in 2018. The Company is the successor to First Community Bancshares, Inc., a Nevada corporation, pursuant to an Agreement and Plan of Reincorporation and Merger, the sole purpose of which was to change the Company’s state of incorporation from Nevada to Virginia. The reincorporation was completed on October 2, 2018. The Company’s principal executive office is located at One Community Place, Bluefield, Virginia. The Company provides banking products and services to individual and commercial customers through its wholly-owned subsidiary First Community Bank, a Virginia-chartered banking institution founded in 1874. First Community Bank has branch offices in Virginia, West Virginia, North Carolina and Tennessee. First Community Bank offers wealth management and investment advice through its Trust Division and wholly-owned subsidiary First Community Wealth Management.

First Community focuses on building financial partnerships and creating enduring and complete relationships with businesses and individuals through a personal and local approach to banking and financial services. First Community strives to be the bank of choice in the markets we serve by offering impeccable service and a complete line of competitive products that include:

●	demand deposit accounts, savings and money market accounts, certificates of deposit, and individual retirement arrangements;

●	commercial, consumer, and real estate mortgage loans and lines of credit;

●	various credit card, debit card, and automated teller machine card services;

●	corporate and personal trust services; and

●	investment management services.

As of June 30, 2025, on a consolidated basis, First Community had total assets of $3.18 billion, total deposits of $2.64 billion, total net loans of $2.35 billion, and shareholders’ equity of $502.8 million.

First Community’s executive offices are located at 29 College Drive, Bluefield, Virginia 24605-0989. First Community’s telephone number is (276) 326-4000 and its website is: www.ir.fcbresource.com.

The information on First Community’s website is not part of this proxy statement/prospectus, and the reference to First Community’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about First Community is included in documents filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 98.

Hometown

General

Hometown is a corporation organized under the laws of West Virginia in 1998 and registered as a bank holding company under the BHCA. Hometown conducts the majority of its business operations through its wholly-owned bank subsidiary, Union Bank. Hometown’s single direct subsidiary is Union Bank, which is a West Virginia state-chartered bank that was incorporated in 1947. Union Bank provides comprehensive individual and corporate financial services through its main and branch offices in Middlebourne, Harrisville, Ellenboro, Hundred, New Martinsville, Pennsboro, Saint Mary’s and Sistersville, West Virginia. These services include traditional deposit and loan options, including checking accounts, money market deposit accounts, savings accounts, certificates of deposit, residential 1-4 family loans, owner-occupied and non-owner occupied commercial real estate loans, home equity lines of credit, consumer, commercial and agricultural loans.

As a bank holding company, Hometown is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHCA and by the rules and regulations issued by the Federal Reserve. As a West Virginia banking association that is not a member of the Federal Reserve System, Union Bank is subject to supervision and regulation by the West Virginia Division of Financial Institutions and the FDIC.

Banking Services

At June 30, 2025, Hometown had total consolidated assets of $402.3 million, net loans of $174.3 million, deposits of $365.9 million and shareholders’ equity of $29.4 million. Approximately 72.8% of Union Bank’s total loans were real estate loans and approximately 6.6% of Union Bank’s loans were classified as commercial and industrial loans, followed by 18.4% in other loans (which includes individuals and obligations of states and political subdivisions in the U.S.). Union Bank’s yield on loans was 6.07% for the six-month period ending June 30, 2025. Approximately 55.2% of Union Bank’s total deposits were transaction deposits, approximately 33.3% were comprised of money market and savings accounts, and approximately 10.4% consisted of time deposits. Union Bank’s cost of interest bearing deposits was 1.24% for the six-month period ending June 30, 2025.

Properties

Hometown’s permanent headquarters is a one-story brick building, with approximately 3,763 square feet of space located at 103 Dodd Street, Middlebourne, West Virginia, which is also the headquarters of Union Bank The branch has drive-up facilities.

Union Bank has one branch location in Hundred, West Virginia located at 3924 Hornet Highway. The branch is a two-story building with approximately 3,495 square feet of floor space. The branch has a drive-up facility which is subject to a ground lease under an agreement which expires in June 2082.

Union Bank has a branch location in Sistersville, West Virginia at 70 Wells Street. The branch is a one-story brick building with approximately 3,763 square feet of floor space. The branch has drive-up facilities.

Union Bank has a branch location in St. Marys, West Virginia at 401 2nd Street. The branch is a three-story stone and brick building with approximately 10,980 square feet of floor space. The branch operates a drive-up location located at 330 2nd Street.

Union Bank has a branch location in Ellenboro, West Virginia located at 320 North Main Street. The branch is a one-story brick building with approximately 2,100 square feet of floor space. The branch has drive-up facilities.

Union Bank has a branch location in Harrisville, West Virginia at 1500 East Main Street. The branch is a one-story brick building with approximately 4,000 square feet of floor space. The branch has drive-up facilities.

Union Bank has a branch location in Pennsboro, West Virginia located at 214 Masonic Avenue. The branch is a one-story brick building with approximately 2,880 square feet of floor space. The branch has drive-up facilities.

Union Bank has a branch location in New Martinsville, West Virginia at 638 North Street Route 2. The branch is a one-story brick building with approximately 3,050 square feet of floor space. The branch has drive-up facilities.

Union Bank owns all of its facilities except for the drive-up of the Hundred branch, which is leased, as described above.

Employees

As of June 30, 2025, Union Bank had 72 full-time equivalent employees, none of which were employed at the parent company level, and none of whom is covered by a collective bargaining agreement.

Legal Proceedings

From time to time, Hometown or Union Bank may become a party to various litigation matters incidental to the conduct of its business. There are no threatened or pending legal proceedings against Hometown or Union Bank that, if determined adversely, would, in the opinion of management, have a material adverse effect on Hometown’s business, financial condition, results of operations or cash flows.

Competition

Union Bank operates an aggregate of eight banking offices within the following banking markets: (1) Parkersburg, West Virginia-Ohio and (2) Wetzel County-Tyler, West Virginia. Each of these banking markets is a highly competitive environment for commercial banking. The following table lists Union Bank’s deposit market share, as reported by the Federal Reserve Bank of St. Louis for each banking market in which Union Bank has a branch, as of June 30, 2024, the most recent date for which such data is available.

Market Area	Market Rank	No. of Institutions in Market	Total Deposits In Market (in 000’s)	Union Bank Market Share (unweighted)
Parkersburg, West Virginia-Ohio	10	20	$140,257	2.80%
Wetzel County-Tyler, West Virginia	2	6	$194,147	27.11%

More information about Hometown is available by visiting www.hometownbanc.bank under the tab “About Union Bank” and then under the heading “About Us.” Information contained on Hometown’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF HOMETOWN

The following table sets forth the beneficial ownership of Hometown common stock as of September 11, 2025 by: each person or entity (other than directors and executive officers of Hometown) who is known by Hometown to beneficially own more than 5% of the outstanding shares of Hometown common stock, each director and executive officer of Hometown, and all directors and executive officers of Hometown as a group. Unless otherwise indicated, the address of each listed Hometown shareholder is c/o Hometown Bancshares, Inc., 103 Dodd Street P.O. Box 145, Middlebourne, West Virginia 26149.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Unless otherwise indicated, and subject to the voting agreements entered into with Hometown and First Community in connection with entering into the merger agreement, to Hometown’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them and none of such shares are pledged as security.

Name of Beneficial Owner	Capital Stock		Percent of Capital Stock(1)
Directors and Executive Officers:

Timothy Aiken	8,453	(2)	9.61%
Jeff Davis	1,958		2.23%
Robert Feldmeier, Jr.	103		*
Kenneth Mason	4,136	(3)	4.70%
Patrick Morris	3,793		4.31%
Charles Neale, Jr.	1,662	(4)	1.89%
Tammy Waggoner	10,816	(5) (6)	12.30%
Mark Woodburn	100		*
Directors and executive officers as a group (eight persons)	31,442		35.76%

Beneficial Owners of more than 5%
Hometown Bancshares, Inc. 401(k) Profit Sharing Plan	10,816	(6)	12.30%
Timothy Aiken	8,453	(2)	9.61%
Gary and Penny Midcap	4,902		5.57%

*	Owns less than one percent of the outstanding Hometown common stock.
1	The ownership percentage of each individual is calculated based on the total of 87,934 shares of Hometown common stock issued and outstanding as of September 11, 2025.
2	Includes (i) 3,362 shares held in the Timothy R. Aiken Trust in which Mr. Aiken has sole voting and investment power and (ii) 5,073 shares held for the benefit of Mr. Aiken in the ESOP.
3	Includes 4,036 shares held jointly with Mr. Mason’s spouse.
4	Includes 1,562 shares held jointly with Mr. Neale’s spouse.
5	Includes 10,816 shares held in the ESOP over which Ms. Waggoner has the right to vote as Trustee thereof, including 421 shares held for the benefit of Ms. Waggoner in the ESOP.
6

Tammy Waggoner is the Trustee of the ESOP. Following the non-objection of the Federal Reserve Bank of Cleveland, Ms. Julie Harris has been appointed as the ESOP termination trustee and has the sole power to vote the shares held by the ESOP as directed by participants thereof with respect to the merger agreement and the transactions contemplated thereby, including the merger.

In accordance with the voting agreements more fully described under the sections entitled “Information About the Hometown Special Meeting–Shares Subject to Voting Agreements” on page 30 and “The Merger Agreement–Hometown Voting Agreements” beginning on page 76, each director and executive officer of Hometown and Union Bank who owns shares of Hometown common stock has entered into a voting agreement with Hometown and First Community agreeing to, among other things, vote their shares of Hometown common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement; provided, that the voting agreements do not apply to any shares of Hometown common stock held in the Hometown Bancshares, Inc. 401(K) Profit Sharing Plan (i) that are allocated to such shareholder or (ii) that such shareholder, as trustee of the Hometown Bancshares, Inc. 401(K) Profit Sharing Plan, would be required to vote, as Trustee, in accordance with the terms thereof.  The form of voting agreement is attached as Exhibit A to the merger agreement. As of the record date, a total of 15,060 shares of Hometown common stock, representing approximately 17.1% of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting, are subject to the voting agreements.

DESCRIPTION OF FIRST COMMUNITY BANKSHARES, INC. CAPITAL STOCK

As a result of the merger, Hometown shareholders who receive shares of First Community common stock in the merger will become First Community shareholders. Your rights as First Community shareholders will be governed by Virginia law, the First Community articles of incorporation and the First Community bylaws. The following description of the material terms of First Community’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Virginia law, the First Community articles of incorporation and the First Community bylaws and federal law governing bank holding companies carefully and in their entirety.

Authorized Capital Stock

As of the date of this proxy statement/prospectus, First Community has 51,000,000 shares of authorized capital stock consisting of (i) 50,000,000 shares of common stock, par value $1.00 per share and, (ii) 1,000,000 shares of preferred stock, with an undesignated par value. As of October 6, 2025, there were 18,314,905 shares of First Community common stock outstanding and no shares of First Community preferred stock outstanding. All outstanding shares of First Community are fully paid and non-assessable.

Common Stock

All shares of First Community common stock that are issued and outstanding have been validly issued and are fully paid and nonassessable. Under the VSCA, shareholders generally are not personally liable for a corporation’s acts or debts.

The following description of First Community common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the First Community articles of incorporation and the First Community bylaws, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. We encourage you to read the First Community articles of incorporation and the First Community bylaws and the applicable provisions of the VSCA, for additional information.

No Preemptive or Conversion Rights

The holders of First Community common stock have no preemptive, subscription or redemption rights and are not entitled to the benefits of any sinking fund or conversion rights.

Voting Rights

The holders of First Community common stock are entitled to notice of and to attend all meetings of the shareholders of First Community and shall be entitled to one vote per share on all matters to be voted on by the First Community’s shareholders. First Community shareholders are not entitled to cumulative voting rights. Under the VSCA, directors are elected by a plurality of the votes of the shares cast by the shares entitled to vote thereon at a meeting at which a quorum is present, unless the articles of incorporation or bylaws of a corporation provide otherwise. The First Community bylaws provide that all elections of directors will be determined by a plurality of the votes cast at the meeting.

Dividends

The holders of First Community common stock are entitled to receive dividends if, as and when declared by the board of directors of First Community out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of First Community, the holders of First Community common stock will be entitled to share, ratably according to the number of shares of First Community common stock held by them, in such dividends.

The VSCA provides that no distribution may be made, if, after giving effect to such distributions, (i) First Community would not be able to pay its debts as they become due in the usual course of business or, (ii) First Community’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if First Community were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend. In addition, other restrictions may apply under laws and regulations affecting bank holding companies, including the responsibility to maintain adequate capital in its banking subsidiary. First Community’s ability to pay dividends on its common stock is also dependent on First Community’s banking subsidiary’s ability to pay dividends to First Community, which is subject to various regulatory restrictions and limitations.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of First Community, whether voluntary or involuntary, or any distribution of any of its assets to any of its shareholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of First Community, except as otherwise might be set forth in any articles of amendment applicable to shares of First Community preferred stock, the holders of First Community common stock shall be entitled to share, ratably according to the number of shares of First Community common stock held by them, in the remaining assets of First Community available for distribution to its shareholders.

Preferred Stock

Under First Community’s articles of incorporation, the board of directors of First Community is authorized, without further shareholder action, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix and determine the preferences, limitations and relative rights of the shares of any series so established by filing a certificate of amendment with the Virginia State Corporation Commission in the manner prescribed by the VSCA. No shares of preferred stock are currently outstanding.

Transfer Agent

The registrar and transfer agent for First Community common stock is Computershare Shareholder Services.

NASDAQ Stock Exchange Listing

The First Community common stock is listed on the NASDAQ Global Select Market under the symbol “FCBC”. Following the merger, shares of First Community common stock will continue to be traded on NASDAQ.

Certain Articles and Bylaw Provisions Affecting First Community Common Stock

The First Community articles of incorporation and First Community bylaws contain several provisions that may make First Community a less attractive target for an acquisition of control by anyone who does not have the support of the First Community board of directors. Such provisions include, among other things, the requirement of a vote of two-thirds of the shareholders or directors to approve certain business combinations and other corporate actions, a staggered board of directors, higher voting standard to remove directors and advanced notice of shareholder proposals and director nominations. For a complete description, you should refer to the First Community articles of incorporation and the First Community bylaws.

For more information regarding the rights of holders of First Community common stock, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 87.

Amendments to Articles of Incorporation and Bylaws

First Community’s bylaws may be amended, altered or rescinded at any regular meeting of the board of directors, by a vote of a majority of the total number of directors, or at any special or annual meeting of shareholders, by a vote of a majority of the shares of First Community’s capital stock issued, outstanding and entitled to vote.

Under First Community’s articles of incorporation, an amendment of articles of incorporation must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of that approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the vote of seventy-five percent (75%) or more of all the votes entitled to be cast on such amendment by each voting group entitled to vote on the amendment.

Restrictions on Ownership

The BHC Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of First Community. “Control” is generally defined as ownership of 25% or more of a class of voting stock, control of the election of a majority of the directors or the power to exercise a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of a class of voting stock of First Community. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as First Community, could constitute acquisition of control of the bank holding company. Virginia law generally requires the prior approval of the VBFI before a person may acquire 25% or more of a class of voting stock of a Virginia bank holding company or otherwise exercise a controlling influence. Additionally, under Virginia law, an existing bank holding company would need prior VBFI approval before it acquired 5% or more of the voting stock of a bank holding company.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

First Community is incorporated under the laws of the Commonwealth of Virginia, and Hometown is incorporated under the laws of the State of West Virginia. Accordingly, the rights of their shareholders are governed by Virginia law and West Virginia law, respectively, and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of Hometown who receive shares of First Community common stock in the merger will be determined by reference to First Community’s articles of incorporation and bylaws, and Virginia law. Set forth below is a description of the material differences between the rights of Hometown shareholders and First Community shareholders. First Community and Hometown believe that this summary describes the material differences between the rights of holders of First Community common stock as of the date of this proxy statement/prospectus and the rights of holders of Hometown common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Shareholders are urged to read the articles of incorporation and bylaws of each of Hometown and First Community in their entirety. Copies of First Community’s articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Authorized Capital Stock

First Community	Hometown

First Community is currently authorized to issue up to 50,000,000 common shares, $1.00 par value, of which 27,639,015 shares were issued and outstanding as of June 30, 2025. First Community is also authorized to issue up to 1,000,000 preferred shares, undesignated par value.

If any new series of preferred shares is issued, First Community’s board of directors may fix and determine the preferences, limitations and relative rights of the shares of any such series.

Hometown’s articles of incorporation authorize it to issue up to 100,000 shares of capital stock, $5.00 par value. As of June 30, 2025, 87,934 shares of capital stock were issued and outstanding.

Size of the Board of Directors; Classes of Directors

First Community	Hometown

Virginia law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased.

Virginia law permits corporations to classify their board of directors. Approximately one-third (1/3) of the total number of directors of a Virginia corporation, at a minimum, must be elected annually.

First Community’s articles of incorporation provide that it will have no fewer than three, and no more than twelve directors, to be determined in accordance with the bylaws. First Community’s bylaws authorize the number of directors to be fixed from time to time by resolution of the board of directors. First Community’s board of directors consists of eight directors. First Community’s board of directors is divided into three classes, with directors serving staggered three-year terms.

Any vacancy occurring in First Community’s board of directors will be filled by a majority vote of the remaining directors. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor, if any, or if none, until the expiration of the term assigned.

West Virginia law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number,  and for the manner in which the number of directors may be increased or decreased.

West Virginia law permits corporations to stagger the terms of their directors if there are nine or more directors. A corporation’s articles of incorporation or bylaws may provide for staggered terms of directors by dividing the directors into two or three groups, with each group containing one-half (1/2) or one-third (1/3) of the total, as near as may be. Approximately one-third (1/3) of the total number of directors of a West Virginia corporation, at a minimum, must be elected annually.

Hometown’s bylaws authorize the number of directors to be fixed from time to time by resolution of the board of directors. Hometown’s board of directors consists of eight directors and is not classified.

Any vacancy occurring in Hometown’s board of directors will be filled by a majority vote of the remaining directors. A director elected to fill a vacancy shall be elected for the unexpired term of the director’s predecessor. If the director is filled by reason of an increase in the number of directors, the director shall serve until the shareholders hold an election to fill the vacancy.

Removal of Directors

First Community	Hometown

Under First Community’s bylaws, directors may be removed for cause by an affirmative vote of more than two-thirds (2/3) of the stock of First Community then outstanding and entitled to vote thereon at a meeting duly called for that purpose.

Under the WVBCA, shareholders may remove one or more directors with or without cause, but only at a meeting called for the purpose of removing the director(s) and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director(s). The director(s) may be removed by the shareholders only by the affirmative vote of at least a majority of all of the votes entitled to be cast. However, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal.

Hometown’s bylaws provides that any director may be removed, with or without, cause by an affirmative vote of a majority of the shares of Hometown common stock entitled to vote at an election of directors. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her.

Preemptive Rights

First Community	Hometown
First Community’s articles of incorporation provide that shareholders do not have any preemptive rights unless otherwise specified by the First Community board of directors.

Hometown’s articles of incorporation provide that shareholders have preemptive rights to purchase shares of Hometown common stock at such prices, terms and conditions as fixed by the Hometown board of directors.

Stock Transfer Restrictions

First Community	Hometown
First Community’s articles of incorporation and bylaws do not contain any provisions restricting stock transfers.

Hometown’s articles of incorporation restrict a shareholder (the “selling shareholder”) from selling any shares of Hometown common stock without first offering such shares (the “offered shares”) to Hometown via written notice containing certain information required by Hometown’s articles of incorporation. Upon written notice of Hometown’s refusal to purchase the offered shares or upon the expiration of the time period set forth in Hometown’s articles of incorporation, the selling shareholder shall then offer in written to sell the offered shares to the other shareholders of Hometown on the terms set forth in Hometown’s articles of incorporation. If the other shareholders of Hometown do not agree to purchase all of the offered shares within 60 days of the receipt of notice by the selling shareholder, the selling shareholder may sell the shareholders shares to a third party for a period of time as set forth in Hometown’s articles of incorporation, provided that the total number of shareholders for determination of qualifying as an S-Corporation is not increased. Notwithstanding the foregoing, Hometown’s articles of incorporation allow certain “permitted transfers” (as defined in Hometown’s articles of incorporation).

Voting

First Community	Hometown
First Community’s articles of incorporation provide that each holder of First Community common stock shall have one vote for each share of common stock the shareholder holds.	Hometown’s bylaws provide that each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

Right to Call Special Meetings

First Community	Hometown

First Community’s bylaws provide that a special meeting of shareholders may be called at any time on call of the First Community board of directors. Notice of such meeting, stating the purpose or purposes, shall be given to all shareholders by mail to their last known address, mailed not less than ten days nor more than 60 days prior to such meeting.

First Community’s bylaws provide that a special meeting of the board of directors may be called by the majority of the First Community board of directors or the chairman of the First Community board of directors.

Hometown’s bylaws provide that a special meeting of shareholders may be called by the Hometown board of directors, the president, or at the request of not less than 10% of all outstanding Hometown common stock entitled to vote at the meeting.

Hometown’s bylaws provide that a special meeting of the board of directors may be called by or at the request of the president or not less than two of the existing directors.

Shareholder Proposals

First Community	Hometown

First Community’s bylaws contain certain procedures with which a shareholder must comply in order to make a proposal to be placed before an annual meeting of shareholders or to nominate a director. In order to properly bring business before an annual meeting of shareholders, such shareholder must (i) be a shareholder of record on the date of the giving of the notice provided to vote at such annual meeting and (ii) comply with the notice procedures set forth in the First Community bylaws.

A shareholder’s notice must be (a) delivered to the Secretary of First Community not less than 60 days not more than 90 days prior to the anniversary date of the immediately preceding annual meeting, however, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received no later than the close of business ten days after the date the notice was mailed or was publicly available, whichever was first, (b) be signed by the shareholder of record who intends to make the proposal, (c) bear the date of signature of such shareholder (or proxy or other representative). For business other than the nomination of directors, such written notice shall set forth (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of First Community common stock that are beneficially owned by the shareholder and any other ownership interest in the shares of First Community common stock, whether economic or otherwise, including derivatives and hedges, (d) any material interest of the shareholder in such business, (e) a representation that the person sending the notice is a shareholder of record on the record date and shall remain such through the annual meeting date and (f) a representation that such shareholder intends to appear in person or by proxy at such annual meeting to move the consideration of the business set forth in the notice.

To nominate a director, the shareholder’s notice must also set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of First Community which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving such notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of First Community which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as nominee and to serve as a director if elected.

Hometown’s bylaws contain certain procedures with which a shareholder must comply in order to make a proposal to be placed before an annual meeting of shareholders or to nominate a director. In order to properly bring business before an annual meeting of shareholders, such shareholder must (i) be a shareholder of record both at the time of giving of notice provided for in Hometown’s bylaws and at the date of the meeting, (ii) be entitled to vote at the meeting and (iii) comply with the notice procedures set forth in the Hometown bylaws.

For business to be properly brought before an annual meeting by a shareholder, in addition to any other applicable requirements, (a) the shareholder must have, no later than by January 15th immediately preceding the annual meeting, provided notice of the proposal in writing to the Secretary of Hometown, (b) such notice must comply with the requirements of Hometown’s bylaws, and (c) such business must be a proper matter for shareholder action under the West Virginia Business Corporation Act (the “WVBCA”).

Any nomination of director must be made in writing and sent no less than ten days nor more than 60 days before the date of the meeting to the secretary of Hometown. If the shareholder received notice of the meeting less than ten days before the day of the meeting then notice of the nomination shall be sent within three days of receipt of such notice.

The shareholder’s notice must also be signed and dated by the shareholder of record making the proposal and set forth: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of Hometown common stock which are beneficially owned by the shareholder and any other ownership interest in the shares of Hometown common stock, whether economic or otherwise, (d) any material interest of the shareholder in such business, (e) a representation that the person sending the notice is a shareholder of record on the record date and shall remain such through the meeting date, and (f) a representation that such shareholder intends to appear in person or by proxy at such meeting to move the consideration of the business set forth in the notice.

Control Share Acquisition Provisions

First Community	Hometown

Virginia law contains provisions that, under certain circumstances, would preclude an acquirer of the shares of a Virginia public corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless the disinterested holders of a majority of the shares of the corporation held by disinterested shareholders votes to accord voting power to such shares. In order to obtain voting rights with respect to the subject shares, an acquirer must deliver to the corporation a control share acquisition statement meeting the requirements of the VSCA and may request a special meeting of the shareholders at the acquirer’s expense. If a control share acquisition occurs and a control share acquisition statement that satisfies the VSCA’s requirements is delivered at least 60 days prior to the intended date of notice of the corporation’s annual meeting of shareholders, then the voting rights to be granted to the subject shares shall be considered at the annual meeting. If shares acquired in a control share acquisition are accorded full voting rights and the acquirer has beneficial ownership of shares entitled to cast a majority of the votes that could be cast in an election of directors, then all shareholders other than the acquirer have the right to appraisal rights and to obtain fair value for their shares (which shall be no less than the highest price paid per share in the control share acquisition) under the VSCA.

First Community has not opted out of coverage under the control share acquisition provisions of the VSCA.

Neither West Virginia law nor Hometown’s governing documents contain any provisions addressing control share acquisitions.

Combinations with Interested Shareholders

First Community		Hometown

The VSCA provides that a Virginia corporation may not engage in an affiliated transaction with any interested shareholder (as defined below) for a period of three years following the interested shareholder’s determination date (which is the date the interested shareholder became an interested shareholder) unless approved by the affirmative vote of a majority (but not less than two) of the disinterested directors and by the affirmative vote of two-thirds (2/3) of the disinterested shareholders. A Virginia corporation is permitted to engage in an affiliated transaction with an interested shareholder beginning three years after such interested shareholder’s determination date as long as any of the following requirements has been met:

The WVBCA does not restrict transactions with interested shareholders, but if an interested shareholder is also a director, the WVBCA does place restrictions on transactions with interested directors. Pursuant to the WVBCA, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction or solely because any director’s or officer’s votes are counted for the purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board or committee members entitled to vote on the contract or transaction and the contract or transaction is specifically approved in good faith by vote of the board or committee members entitled to vote; or (iii) the contract or transaction is fair to the corporation at the time it is authorized by the board of directors or the members. The WVBCA provides that interested directors may be counted in determining the presence of a quorum at the meeting which authorizes the contract or transaction.

(i)	the transaction is approved by two-thirds (2/3) of the disinterested shareholders.
(ii)	a majority of disinterested directors approve the transaction; or
(iii)	price requirements set forth in the VSCA have been satisfied.
An interested shareholder, is someone who owns 10% or more of the outstanding shares of voting stock, or someone who is an affiliate or associate of the corporation and was an interested shareholder in the previous three years. An affiliated transaction is any of the following:
●	Any merger of First Community or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;
●	Any share exchange in which any interested shareholder acquires one or more classes or series of voting share of First Community or any of its subsidiaries;
●	Except for transactions in the ordinary course of business, (i) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of First Community or of any of its subsidiaries having an aggregate fair market value in excess of five percent of First Community’s consolidated net worth as of the date of the most recently available financial statements, or (ii) any guaranty by First Community or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent of First Community’s consolidated net worth as of the date of the most recently available financial statements;
●	The sale or disposition by First Community or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of First Community or any of its subsidiaries having an aggregate market value in excess of five percent of the aggregate market value of all outstanding voting shares of First Community except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;
●	The dissolution of First Community if proposed by or on behalf of an interested shareholder; or
●	Any reclassification of securities, including any reverse stock split, or recapitalization of First Community, or any merger of First Community with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent the percentage of the outstanding voting shares of First Community or any of its subsidiaries beneficially owned by any interested shareholder.

Shareholder Action Without a Meeting

First Community	Hometown

Virginia law provides that, unless the articles of incorporation provide otherwise, any action required or permitted by law to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all shareholders entitled to vote on the action, and any such written consent shall be signed by all shareholders entitle to vote on the action, bear the date of each signature and delivered for inclusion with the minutes or corporate records of the corporation. Virginia law allows written consent without a meeting or notice if the holders of outstanding shares, having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing, but only if that is provided in the articles of incorporation.

First Community’s articles of incorporation are silent on shareholder action without a meeting. Therefore shareholder action without meeting may only be taken by all the shareholders entitled to vote on such action.

West Virginia law and Hometown’s bylaws provide that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by all shareholders entitled to vote on the action, and delivered to Hometown for inclusion in the minutes or filing with the corporate records.

If West Virginia law requires that notice of proposed action be given to nonvoting shareholders and the action is to be taken by unanimous consent of the voting shareholders, the corporation must give its nonvoting shareholders written notice of the proposed action at least ten days before the action is taken.

Notice of Meetings

First Community	Hometown

In accordance with the VSCA, First Community’s bylaws require that a written notice of the time, place and purpose of the meeting must be given to each shareholder entitled to vote at the meeting not less than ten days nor more than 60 days prior to the meeting. Notice of special meetings of shareholders also must include a description of the purpose or purposes for which the meeting is being called.

Pursuant to the VSCA, notice of a shareholder’s meeting to act on an amendment of the articles of incorporation, a plan of merger, share exchange, domestication or entity conversion, a proposed sale of assets or the dissolution of the corporation shall be given not less than 25 nor more than 60 days before the meeting date.

In accordance with the WVBCA, Hometown’s bylaws provide that written notice of the place and time, and in the case of a special meeting the purpose of the meeting, must be delivered to each shareholder of record entitled to vote at such meeting, not less than ten days nor more than 60 days prior to the meeting.

Shareholder Vote Required for Election of Directors and Other Proposals

First Community	Hometown

First Community’s bylaws provide that the election of directors requires the plurality of the votes cast at the election. Other proposals, except as described below, require the number of votes cast in favor of the action to exceed the number of votes cast in opposition to the action.

At a duly held meeting at which a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of shareholders. Hometown’s bylaws provide that for an election of directors, a shareholder may cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares, or by distributing such votes on the same principle among any number of such candidates.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

First Community	Hometown

Under First Community’s articles of incorporation, an amendment of articles of incorporation, a plan of merger or share exchange, a plan of domestication, a plan of conversion, a transaction involving the sale of all or substantially all of First Community’s assets other than in the regular course of business, and a plan of dissolution must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in the office at the time of that approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the vote of 75% or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction. The voting rights and requirements in First Community’s articles of incorporation are subject to certain exceptions set forth in the VSCA, one of which does not require a vote of First Community’s shareholders with respect to a merger in which First Community is the surviving entity so long as the shares of First Community common stock issued in connection with the merger will not exceed by more than 20% the total number of shares of First Community outstanding immediately before the merger.

West Virginia law provides that a plan of merger or share exchange must be approved by at least a majority of the votes entitled to be cast on the merger or share exchange, unless a greater number is specified in Hometown’s articles of incorporation or the Hometown board of directors conditions its submission of the plan of merger or share exchange to shareholders as permitted by West Virginia law.

Pursuant to the WVBCA, Hometown’s articles of incorporation may generally be amended by the affirmative vote of at least a majority of all votes of shareholders entitled to be cast on the amendment, unless a greater number is specified in Hometown’s articles of incorporation. Hometown’s articles of incorporation do not change the voting standard set forth in West Virginia law.

Amendment of Bylaws

First Community	Hometown

First Community’s bylaws may be amended, altered or rescinded at a meeting of the board of directors called for that purpose, by a vote of a majority of the total number of directors at a meeting at which a quorum is present, or at any special or annual meeting of shareholders, by a vote of a majority of the shares of First Community’s capital stock issued, outstanding and entitled to vote.

Hometown’s bylaws may be amended, altered or repealed by the Hometown board of directors at any meeting thereof, subject to repeal or alteration by action of Hometown’s shareholders.

Appraisal Rights

First Community	Hometown

Under Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets in an interested transaction, participation in a share exchange as the corporation whose stock will be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share, if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) a covered security as defined pursuant to the Securities Act of 1933, or (ii) traded in an organized market and held by 2,000 or more shareholders and has a market value of at least $20 million, excluding the value of shares held by subsidiaries, senior executives, and directors, and by any beneficial shareholder or any voting trust or beneficial owner holding more than 10% of the outstanding shares.

Under the WVBCA, shareholders of a West Virginia corporation are entitled to appraisal rights with respect to corporate actions involving certain mergers, share exchanges, asset dispositions, and certain article amendments that reduce the shares of a shareholder to a fraction of a share where the corporation has an obligation to repurchase the share fraction. Subject to the WVBCA, shareholders of a West Virginia corporation are not permitted appraisal rights in an number of circumstances, including in the case of a merger if (i) the stock of the corporation is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security by the National Association of Securities Dealers, Inc., or (ii) the stock has at least 2,000 shareholders and the outstanding shares of a class or series have a market value of at least $20 million, exclusive of the value of the shares held by subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10% of the shares.

The holders of Hometown common stock are entitled to such appraisal rights in connection with the merger as discussed on page 55 of this proxy statement/prospectus.

Dividends

First Community	Hometown

A Virginia corporation generally may pay dividends or distributions in cash or other property, excluding the corporation’s own shares, except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend or distribution, to satisfy any shareholders who have rights superior to those receiving the dividend or distribution. In addition, as is true for First Community, other restrictions may apply under laws and regulations affecting bank holding companies, including the responsibility to maintain adequate capital in its banking subsidiary.

In accordance with West Virginia law, Hometown’s bylaws provide that dividends may be declared by the Hometown board of directors and paid in cash or property unless (i) Hometown would not be able to pay its debts or (ii) Hometown’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy any preferential rights holders if Hometown were to be dissolved at the time of payment of the dividends.

Hometown’s bylaws also provide that Hometown will declare and distribute cash dividends within 30 days after the due date of Hometown’s federal income tax return for each period.

Indemnification

First Community	Hometown

 First Community’s articles of incorporation provide for indemnification to directors and certain officers and employees in accordance with the bylaws of First Community.

Pursuant to its bylaws, First Community shall indemnify directors and certain officers and employees, in their personal and corporate capacity, with respect to any proceeding by third parties or for the benefit of First Community (excluding a proceeding by or for the benefit of First Community or an affiliate), against liabilities and expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in or unopposed to the best interest of First Community; or, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

With respect to any administrative proceeding or civil action initiated by any federal or state banking agency, First Community shall provide such indemnification only after the board of directors determines, in writing, after due investigation and consideration, without any involvement by the person prior to and as a condition to any indemnification therefor, that (a) the person acted in good faith and in a manner person reasonably believed to be in or unopposed to the best interests of First Community, (b) that any requested payment of indemnification will not materially adversely affect the safety and soundness of either First Community or its affiliates, (c) that such indemnification payment is consistent with safe and sound banking practice, and (d) that the payment of indemnification is not a “prohibited indemnification payment” as defined by applicable federal law.

First Community shall have the power to purchase and maintain insurance on behalf of itself or any person who is or was a director, officer, employee, or agent of First Community or an affiliate, or who is or was serving at the request of First Community as a director, officer, employee, or agent of another entity, against any claim asserted against such person, or liability incurred by such person in any such capacity, or against any liability arising out of his or her status as such, whether or not First Community would have the power to indemnify such person against such liability pursuant to its bylaws.

A director or officer of First Community shall not be personally liable to First Community or its shareholders in connection with any acts or omissions taken in his or her capacity as director or officer; provided, however, that the foregoing shall not eliminate or limit the liability of a director or officer: (a) for the breach of the individual’s duty of loyalty to First Community or its shareholders; (b) for any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; or (c) for any transaction from which the individual derived an improper personal financial benefit. Further, indemnification shall not be available, where such is prohibited by applicable law.

Hometown’s bylaws provide that for actions not initiated by a federal banking agency, Hometown shall indemnify officers and directors who entirely prevail in the defense against such action to which he or she was a party to because he or she is a director or employee of Hometown against reasonable expenses. Hometown will also indemnify a director or officer who participates in the conduct of Hometown who was or is a party or is threatened to be made a party to a proceeding, by reason of the fact that he or she is or was a director or officer, against liability or reasonable expense incurred if the director or officer (a) conducted himself or herself in good faith, (b) had a reasonable belief that (i) in the case of conduct in his or her official capacity with Hometown that his or her conduct was in Hometown’s best interest, and (ii) in all other cases that his or her conduct was at least not opposed to Hometown’s best interest and (c) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Unless ordered by a court, Hometown’s bylaws prohibit indemnification of an officer or director (i) in connection with a proceeding by Hometown, except for reasonable expenses incurred if it is determined that the director or officer meets the standard of conduct described above, or (ii) in connection with a proceeding for which the director or officer was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his her or official capacity.

For actions initiated by a federal banking agency, Hometown’s bylaws provide for indemnification of a director or officer if (a) the Hometown board of directors, in good faith, determines in writing after investigation and consideration that (i) the director or officer acted in good faith and in a manner he or she believed to be in the best interests of Hometown and (ii) payment of such expenses will not materially affect Hometown’s safety and soundness, and (b) the director or officer agree to reimburse Hometown to the extent not covered by payments from insurance or bonds purchased by Hometown, for the portion of advanced indemnification payments that subsequently become prohibited payments. Hometown’s bylaws prohibit indemnification for any director or officer in an action initiated by a federal banking agency if the director or officer is (a) assessed a civil money penalty, (b) is removed from office or prohibited from participating in the conduct and affairs of Hometown, or is (c) required to cease and desist from or take any affirmative action described by federal law.

A director or officer requesting indemnification shall not participate in the board’s discussion of approval of any indemnification payment but may present his or her request and respond to any inquiries.

If all of the board, or the majority of the board, requests indemnification, the remaining members of the board may authorize independent legal counsel to review the indemnification request and provide a written opinion of counsel whether indemnification is mandatory or prohibited and may rely on such opinion.

LEGAL MATTERS

Bowles Rice LLP, Charleston, West Virginia, and Hunton Andrews Kurth, LLP, Dallas, Texas, will deliver at the effective time their opinions to First Community and Hometown, respectively, as to certain U.S. federal income tax consequences of the merger. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The validity of the shares of First Community common stock to be issued in connection with the merger has been passed upon for First Community by Bowles Rice LLP.

EXPERTS

The consolidated financial statements of First Community as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, and the effectiveness of First Community’s internal control over financial reporting as of December 31, 2024, have been audited by Crowe, LLP, an independent registered public accounting firm, as set forth in their report appearing in First Community’s Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated in this proxy statement/prospectus by reference. The consolidated financial statements of First Community as of December 31, 2022, have been audited by Elliott Davis, PLLC, an independent registered public accounting firm, as set forth in their reports thereon, included in First Community’s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

If the merger is completed, Hometown will not have shareholders and there will be no participation in any future meeting of shareholders. However, if the merger is not completed or if Hometown is otherwise required to do so under applicable laws, Hometown will hold a 2026 annual meeting of shareholders. Any shareholder nominations or proposals for open business intended to be presented at Hometown’s 2026 annual meeting must be submitted to the Secretary of Hometown no later than January 15, 2026.

WHERE YOU CAN FIND MORE INFORMATION

First Community filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of First Community common stock to be issued to Hometown shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about First Community and its common stock. The rules and regulations of the SEC allow First Community to omit certain information included in the registration statement from this proxy statement/prospectus. This proxy statement/prospectus is part of the registration statement and is a prospectus of First Community in addition to being Hometown’s proxy statement for the Hometown special meeting. Statements contained in this document as to the content of any contract, agreement or other document referenced in this document are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

First Community (File No. 000-19297) files reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet web site that contains reports, proxy statements and other information about issuers, like First Community, that file electronically with the SEC. The address of that site is http://www.sec.gov. First Community also posts its SEC filings on its web site ir.fcbresource.com. You can also inspect reports, proxy statements and other information that First Community has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The web addresses of the SEC and First Community are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information contained on those web sites is not part of this proxy statement/prospectus.

The SEC allows First Community to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately by First Community with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or by more recent information incorporated by reference into this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that First Community has previously filed with the SEC:

●

Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 7, 2025, including portions incorporated by reference therein to First Community’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2025.

●	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2025 filed with the SEC on August 1, 2025 and March 31, 2025 filed with the SEC on May 2, 2025.

●	Current Reports on Form 8-K filed with the SEC on July 22, 2025, July 21, 2025, April 24, 2025, April 22, 2025, and January 28, 2025.

●	Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of First Community Shareholders filed with the SEC on March 10, 2025.

●

Description of First Community common stock set forth in Exhibit 4.1 to First Community’s Form 8-K filed by First Community on October 2, 2018, including any amendments or reports filed for the purpose of updating the description.

First Community also incorporates by reference additional documents that may be filed under Sections 13(a), 14 and 15(d) of the Exchange Act with the SEC between the date of this proxy statement/prospectus and the date of Hometown’s special meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Definitive Proxy Materials for the 2026 Annual Meeting of Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

First Community Bankshares, Inc.
P.O. Box 989

Bluefield, Virginia 24605-0989

Attention: Secretary

(276) 326-9000

If you would like to request any documents, please do so no later than five business days before the date of the Hometown special meeting, or November 24, 2025, in order to receive them before the Hometown special meeting.

Neither First Community nor Hometown has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/prospectus about First Community has been supplied by First Community and information about Hometown has been supplied by Hometown. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this proxy statement/prospectus and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of First Community and Hometown, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between First Community and Hometown rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of First Community, Hometown or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by First Community or Hometown. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

Hometown does not file reports or other information with the SEC. If you would like to request documents from Hometown, please send a request in writing or by telephone to Hometown at the following address:

PO Box 145

Middlebourne, WV 26149

Attention: Timothy R. Aiken

E-mail: TAiken@hometownbanc.com

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 19, 2025

BY AND BETWEEN

FIRST COMMUNITY BANKSHARES, INC.

AND

HOMETOWN BANCSHARES, INC.

5.14	Disclosure Supplements	A-70
5.15	Tax Matters	A-70

ARTICLE VI CONDITIONS TO CONSUMMATION		A-71
6.1	Conditions to Each Party’s Obligations	A-71
6.2	Conditions to the Obligations of Purchaser	A-72
6.3	Conditions to the Obligations of the Company	A-73

ARTICLE VII TERMINATION		A-73
7.1	Termination	A-73
7.2	Termination Fee; Expenses	A-75
7.3	Effect of Termination	A-76

ARTICLE VIII CERTAIN OTHER MATTERS		A-76
8.1	Interpretation	A-76
8.2	Survival	A-76
8.3	Waiver; Amendment	A-76
8.4	Counterparts	A-77
8.5	Governing Law	A-77
8.6	Expenses	A-77
8.7	Notices	A-77
8.8	Confidential Supervisory Information	A-78
8.9	Entire Agreement; etc.	A-78
8.10	Successors and Assigns; Assignment	A-78
8.11	Severability	A-78
8.12	Specific Performance	A-79
8.13	Waiver of Jury Trial	A-79
8.14	Delivery by Facsimile or Electronic Transmission	A-79

Exhibit A Form of Company Voting Agreement

Exhibit B Bank Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of July 19, 2025, by and between First Community Bankshares, Inc., a Virginia corporation (“Purchaser”), and Hometown Bancshares, Inc., a West Virginia corporation (the “Company”).

INTRODUCTORY STATEMENT

The Boards of Directors of each of Purchaser and the Company have unanimously determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the respective best interests of Purchaser and the Company and in the best interests of their respective shareholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a “reorganization” under the provisions of Section 368(a) of the IRC (as defined herein) (and any comparable provision of state law) for federal income tax purposes (and, if applicable, state and local tax purposes) and that this Agreement be, and is hereby adopted, as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the IRC (and the Treasury Regulations thereunder and any relevant comparable provision of state law).

Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s willingness to enter into this Agreement, each member of the Board of Directors of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A, pursuant to which he or she will vote his or her shares of Company Capital Stock (as defined herein) in favor of this Agreement and the transactions contemplated hereby (each, a “Company Voting Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
ACL	Section 3.2(h)(ii)
Additional Cash Payment Per Share	Section 7.1(g)(ii)(b)
Appraisal Shares	Section 2.6
Appraisal Shareholder	Section 2.6
Articles/Certificate of Merger	Section 2.3
Audited Financial Statements	Section 3.2(h)(i)
Average Index Price	Section 7.1(g)

Defined Term	Location of Definition
Average Purchaser Stock Price	Section 7.1(g)
Bank Call Reports	Section 3.2(h)(ii)
Bank Merger	Section 2.12
Bank Merger Certificates	Section 2.12
BHCA	Section 3.2(a)
Burdensome Condition	Section 5.6
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Bank	Section 2.2
Company Benefit Plans	Section 3.2(r)(i)
Company Contract	Section 3.2(o)(ii)
Company ERISA Affiliate	Section 3.2(r)(i)
Company ESOP Loan	Section 3.2(r)(ii)
Company Intellectual Property	Section 3.2(p)(i)
Company IT Systems	Section 3.2(p)(ii)
Company Qualified Plan	Section 3.2(r)(iv)
Company SAR	Section 2.11(a)
Company Shareholder Meeting	Section 5.8(a)
Company Voting Agreement	Introductory Statement
Confidentiality Agreement	Section 5.1(a)
Continuing Employee	Section 5.11(a)
Disclosure Letter	Section 3.1(a)
Dividend Award Cash Payment	Section 2.11(b)
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Enforceability Exceptions	Section 3.2(d)
ESOP Loans	Section 3.2(r)(ii)
ESOP Termination Date	Section 5.11(d)
ESOP Termination Trustee	Section 5.11(e)
Exchange Agent	Section 2.7(a)
Exchange Ratio	Section 2.5(a)
Financial Statements	Section 3.2(h)(i)
Holding Company Debt	Section 6.2(f)
Indemnified Party	Section 5.12(a)
Index Ratio	Section 7.1(g)(ii)
Letter of Transmittal	Section 2.7(a)
Liabilities	Section 3.2(i)
Malicious Code	Section 3.2(p)(ii)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Multiemployer Plan	Section 3.2(r)(vi)
Multiple Employer Plan	Section 3.2(r)(vi)
Notice Date	Section 5.8(a)

Defined Term	Location of Definition
OREO	Section 4.1(d)
Outside Date	Section 7.1(d)
Personal Information	Section 3.2(p)(ii)
PBGC	Section 3.2(r)(ii)
Premium Cap	Section 5.12(c)
Privacy Obligations	Section 3.2(p)(ii)
Proxy Statement-Prospectus	Section 5.9(a)
Purchaser	Preamble
Purchaser Bank	Section 2.2
Purchaser Benefit Plans	Section 3.3(q)(i)
Purchaser Contract	Section 3.3(p)(i)
Purchaser ERISA Affiliate	Section 3.3(q)(i)
Purchaser IT Systems	Section 3.3(w)
Purchaser Preferred Stock	Section 3.3(c)(i)
Purchaser Qualified Plan	Section 3.3(q)(iii)
Purchaser Ratio	Section 7.1(g)(ii)
Purchaser Reports	Section 3.3(h)
Representatives	Section 5.1(a)
Requisite Company Vote	Section 3.2(d)
SAR Cash Payment	Section 2.11(a)
Starting Index Price	Section 7.1(g)
Starting Purchaser Price	Section 7.1(g)
Stock Consideration	Section 2.5(a)
Surviving Corporation	Section 2.1
Termination Fee	Section 7.2(a)
Third-Party ESOP Loan	Section 3.2(r)(ii)
Unvested Company SAR	Section 2.11(a)
VSCCBFI	Section 3.2(f)
WVDFI	Section 3.2(f)

For purposes of this Agreement:

“Actual Adjusted Shareholders’ Equity” means the total shareholders’ equity presented on the Company’s balance sheet, as determined in accordance with GAAP; provided, however that the Actual Adjusted Shareholders’ Equity will not be adjusted due to changes in the Company’s accumulated other comprehensive income since June 30, 2025. For purposes of calculating Actual Adjusted Shareholders’ Equity, the Company shall add back (i) any Transaction Costs previously paid or accrued, (ii) any contribution by the Company to the Company ESOP for purposes of the payoff of the Company ESOP Loan pursuant to Section 5.11(d), and the (iii) balance of the Holding Company Debt repaid pursuant to Section 6.2(f).

“Acquisition Proposal” means any indication of interest, proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries; (iii) any tender offer or exchange offer for 20% or more of the outstanding voting or equity securities of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to a Person, any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and Plan of Merger, including the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the volume-weighted average of the closing sales price of the Purchaser Common Stock as reported on Nasdaq for the twenty (20) consecutive trading days ending on and including the last trading day immediately preceding the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Certificate” means a certificate evidencing one or more shares of Company Capital Stock held by the respective holders of such shares.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Company 401(k) Plan” means the non-ESOP Portion of the Company ESOP.

“Company Capital Stock” means the capital stock of the Company, having a par value of $5.00 per share and unlimited voting rights.

“Company ESOP” means the Hometown Bancshares, Inc. 401(K) Profit Sharing Plan.

“Consumer Protection Laws” means, collectively, the Consumer Financial Protection Act of 2010, Public Law 111-203, enacted as Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the enumerated consumer laws set forth in 12 U.S.C. Section 5481(12) (including, for the avoidance of doubt, the USA PATRIOT Act of 2001 and the Telephone Consumer Protection Act of 1991); the identity theft red flags provisions of the Fair Credit Reporting Act set forth in 15 U.S.C. Section 1681m(e); Section 5 of the Federal Trade Commission Act set forth in 15 U.S.C. Section 45; all state and local consumer protection and unfair or deceptive trade practices laws, and all other laws that apply to the Company and its Subsidiaries that have the intent or effect to protect their respective consumer customers against the acts, errors or omissions of Company and its Subsidiaries, and all licensing requirements, regulations, guidelines, policies, and guidance implementing the aforementioned laws.

“Conversion Date” means January 23, 2026.

“CRA” means the Community Reinvestment Act of 1977, as amended.

“Determination Date” shall mean the latest of: (i) the date on which the last regulatory approval necessary is received (disregarding any waiting period) to meet the condition in Section 6.1(b); or (ii) the date on which the Requisite Company Vote is received.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Shares” means Appraisal Shares and shares of Company Capital Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, by the Company or by a Subsidiary of either Purchaser or the Company.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, court, commission, or other administrative entity or SRO.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by- product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser, the actual knowledge of those senior officers set forth in Purchaser’s Disclosure Letter and, with respect to the Company, the actual knowledge of those senior officers set forth in the Company’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, with respect to Purchaser or the Company, as the case may be, an effect, circumstance, occurrence or change that, individually or in the aggregate (A) is material and adverse to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or (B) materially prevents, impairs or threatens the ability of either the Company or Purchaser, as the context may dictate, to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement; provided, however, that the impact of any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or interpretations thereof by courts or governmental authorities that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in GAAP or regulatory accounting requirements that apply to financial and/or depository institutions and/or their holding companies generally, or changes in tax policies, rules or regulations, (iii) changes in the general level of market interest rates (including the impact on the securities or loan portfolios of the Company and its Subsidiaries, or Purchaser and its Subsidiaries, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets (including equity, credit and debt markets) or the banking industry, generally, (iv) actions and omissions of Purchaser or the Company required under this Agreement or that are taken with the prior written consent of the other party hereto in furtherance of the transactions contemplated hereby, including expenses (such as legal, accounting and investment bankers’ fees) incurred by the parties in consummating the transactions contemplated by this Agreement, (v) impact of the announcement or consummation of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Company and its Subsidiaries or Purchaser and its Subsidiaries, as applicable, (vi) changes in international or national political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (vii) hurricanes, earthquakes, tornados, floods or other natural disasters or any outbreak of any disease or public health event or other force majeure event, and (viii) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (viii), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) shall not be considered in determining if a Material Adverse Effect has occurred, except, with respect to clauses (i), (ii), (iii), (vi) and (vii), to the extent that the effects of such effect, circumstance, occurrence or change are materially disproportionately adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations.

“Minimum Adjusted Shareholders’ Equity” means $29,250,000.

“Nasdaq” means the Nasdaq Global Select Market.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) of the facility and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser Common Stock” means the voting common stock, $1.00 par value per share, of Purchaser.

“Purchaser 401(k) Plan” means the Non-ESOP Portion of the First Community Bankshares, Inc. Employee Stock Ownership and Savings Plan.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, substituting as applicable, the Company or Purchaser as the “registrant.”

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity in which the Company or Purchaser, as applicable, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal that: (i) the Company’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company than the transactions contemplated hereby (taking into account all factors relating to such Acquisition Proposal deemed relevant by the Company’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the liquidity of the offeror’s common stock, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Purchaser in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of Company Capital Stock or all or substantially all of the assets of the Company; and (iii) constitutes a transaction that, in the good faith judgment of the Company’s Board of Directors is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Taxing Authority, including any schedules or attachment thereto, and any amendment thereof, and including any information returns, claim for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” means all federal, state, local, and foreign income, excise, franchise, gross receipts, ad valorem, profits, real and personal property, capital, sales, transfer, use, license, and gains, payroll, wage and employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments in the nature of a tax imposed by a Governmental Authority, together with all penalties and additions to tax and interest thereon.

“Transaction Costs” means, subject to any limitations set forth for corresponding items set out on Section 1.1 of Purchaser’s Disclosure Letter, all costs and expenses related to the Merger, this Agreement and the transactions contemplated hereby through the Closing Date or the fulfillment of such obligations, if later, including, but not limited to (but subject to any limitations set forth herein), (A) all costs, fees, commissions and expenses (including, without limitation, all legal, accounting, financial advisory, brokerage, finder, investment banking firm, proxy solicitor, and trustee costs, fees, commissions and expenses, as the case may be) incurred by the Company or the Bank related to the Merger, this Agreement and the transactions contemplated hereby; (B) all costs, fees, contract payments, penalties and liquidated damages associated with the termination, conversion and deconversion of the data processing contracts, core processing contracts, online banking contracts, technology or software services contracts, and other third party contracts of the Company and the Bank identified on set forth on Section 3.2(o) of the Company’s Disclosure Letter, including all reasonable estimated deconversion costs related to all such contracts of the Company, assuming all such contracts terminate on the Conversion Date; provided that any costs associated with such contracts after the Conversion Date will not be included as Transaction Costs for the purposes hereof if the Merger is not consummated on or before the Conversion Date as a result of a delay in satisfying the condition to closing set forth in Section 6.1(b) that arises from the failure of the Company to exercise its reasonable best efforts to achieve such condition; (C) all premiums or additional costs, if any, incurred to provide for the continuation of certain of the Company’s insurance policies set forth in Section 3.2(z) of the Company’s Disclosure Letter; (D) all payments, costs, fees, expenses and penalties incurred pursuant to any existing employment, change in control, salary continuation, deferred compensation, split dollar, deferred fee, option or other similar agreements, and obligations or severance, noncompetition, retention or bonus arrangements or Company Benefits Plans or equity based plans between the Company or the Company Bank and any other Person including, in each case, the employer-portion of any applicable payroll Taxes to the extent not paid by Purchaser; (E) the amount of any capitalized, unaccrued or prepaid software contracts; (F) any Taxes of the Company or with respect to the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date that are, in each case, unpaid as of the Closing; and (G) all costs, fees, and expenses associated with the termination of the Company ESOP pursuant to Section 5.11(d) and any other actions contemplated thereby, including but not limited to, related to the determination letter as set forth in Section 5.11(d), but excluding the cost to repay the ESOP Loans so long as it is not in excess of the contribution contemplated in subsection (ii) of the definition of Actual Adjusted Shareholders’ Equity.

“VASCC” means the Virginia State Corporation Commission.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“WVBCA” means the West Virginia Business Corporation Act.

“WVSOS” means the West Virginia Secretary of State.

ARTICLE II
THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the VSCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2    Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and time as agreed to by the parties hereto and the parties agree to cause the date of the Closing (the “Closing Date”) to occur on the date on which the conversion of the data processing systems of Union Bank, Inc., a West Virginia-chartered state bank and wholly-owned subsidiary of the Company (“Company Bank”), with the data processing systems of First Community Bank, a Virginia-chartered state bank and wholly-owned subsidiary of Purchaser (“Purchaser Bank”) occurs, which the parties intend to be the Conversion Date; provided, that if such date shall not have occurred by the Conversion Date, then the parties shall cause the Closing Date to occur on the date that is fifteen (15) calendar days following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree.

2.3    Effective Time. In connection with the Closing, Purchaser and the Company shall duly execute and deliver articles of merger or certificate of merger, as the case may be, to the VASCC and WVSOS, to the extent required by the relevant provision of the VSCA and the WVBCA (the “Articles/Certificate of Merger”). The Merger shall become effective on such date and time as the Articles/Certificate of Merger are duly filed or at such later date or time as Purchaser and the Company agree and specify in the Articles/Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4    Effects of the Merger. The Merger will have the effects set forth in this Agreement, the VSCA and the WVBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5     Effect on Outstanding Shares of Company Stock.

(a)    Subject to Section 2.5(b), by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall, by virtue of the Merger and without any action on the part of the holders thereof, become and be converted into the right to receive, without interest, 11.706 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Stock Consideration”) (the Stock Consideration and any cash in lieu of fractional shares paid pursuant to Section 2.5(b) are referred to collectively as the “Merger Consideration”).

(b)    Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Capital Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fractional share interest by the Average Closing Price.

(c)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Capital Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or into a different kind of shares or securities as a result of any stock dividend, subdivision, reorganization, reclassification, recapitalization, split, combination, exchange of shares or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (for the avoidance of doubt, any quarterly cash dividend and special cash dividend declared by the Company or Purchaser shall not be considered an extraordinary dividend or distribution for the purposes of this subsection) paid, the Exchange Ratio shall be adjusted appropriately and proportionately to provide the holders of Company Capital Stock the same economic effect as contemplated by this Agreement before such event; provided, that nothing in this sentence shall be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. Notwithstanding any other provisions of this Section 2.5(c), no adjustment shall be made in the event of the issuance of additional shares of Purchaser Common Stock as consideration in a transaction where Purchaser is the surviving corporation or in connection with any offering of shares where Purchaser receives consideration in exchange for the shares so offered.

(d)    As of the last day of the calendar month immediately preceding the Effective Time, if the Actual Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity, then the Exchange Ratio shall be adjusted to equal the product obtained by multiplying (i) 11.706 by (ii) the quotient obtained by dividing (A) the Actual Adjusted Shareholders’ Equity by (B) the Minimum Adjusted Shareholders’ Equity, and such adjusted ratio shall be referred to herein as the Exchange Ratio thereafter.

(e)    As of the Effective Time, except for Appraisal Shares, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6    Appraisal Rights. Each outstanding share of Company Capital Stock, the holder of which has perfected his or her right to appraisal under the WVBCA (an “Appraisal Shareholder”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WVBCA. Each holder of an Appraisal Share shall be entitled to receive the value of such Appraisal Share held by him or her in accordance with the applicable provisions of the WVBCA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WVBCA. If any holder of any Appraisal Share shall effectively withdraw or lose such holder’s appraisal rights under the applicable provisions of the WVBCA, each such Appraisal Share shall be exchangeable for the right to receive the Merger Consideration pursuant to Section 2.5(a). The Company shall promptly notify Purchaser of each shareholder who asserts appraisal rights under the WVBCA following receipt of such shareholder’s written demand delivered as provided by WVBCA § 31D-13-1321. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of an Appraisal Shareholder asserted under the WVBCA.

2.7     Exchange Procedures.

(a)    At or before the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement entered into by and between Purchaser and the Exchange Agent before the Closing, for the benefit of the holders of record of shares of Company Capital Stock, whose shares have been converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.7, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Stock Consideration to be delivered in whole shares and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to deliver the Merger Consideration pursuant to Section 2.7(d). Appropriate transmittal materials, which shall include a form letter of transmittal for each holder to utilize to exchange the holder’s shares of Company Capital Stock (“Letter of Transmittal”), shall be mailed as soon as practicable after the Effective Time, to each holder of record of Company Capital Stock who has not previously surrendered their Certificate or Certificates and the Company. A completed Letter of Transmittal from a holder of Company Capital Stock to the Exchange Agent will be deemed properly completed only if the completed Letter of Transmittal is accompanied by all Certificates representing shares of Company Capital Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.7(h) indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) held by such holder to be converted thereby. Purchaser shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration as provided in Section 2.7.

(b)    At and after the Effective Time, each Certificate evidencing ownership of shares of Company Capital Stock shall represent only the right to receive the Merger Consideration, and as to Appraisal Shares, shall represent only the right to receive applicable payments as set forth in Section 2.6. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c)    The transmittal materials shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine, and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of any Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such shares of Company Capital Stock shall be entitled to receive in exchange therefor a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder of Company Capital Stock has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled to pursuant to Section 2.7(d). Certificates so surrendered shall forthwith be canceled.

(d)    As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of Company Capital Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Capital Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)    No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which after the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(f)    The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Capital Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(g)    Any portion of the aggregate amount of cash to be paid in lieu of a fraction of a share of Purchaser Common Stock pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remain unclaimed by the holders of Company Capital Stock for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of Company Capital Stock who has not theretofore complied with this Section 2.7 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of Company Capital Stock such shareholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of Company Capital Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)    If any Certificate shall have been lost, stolen, mutilated or destroyed, as the case may be, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8    Effect on Outstanding Shares of Purchaser Common Stock. At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock issued and outstanding immediately before the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9    Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately before the Effective Time.

2.10    Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.11    Treatment of Stock Appreciation Rights and Dividend Equivalent Rights.

(a)    At the Effective Time, each stock appreciation right under a stock appreciation agreement, other than the “Unvested As of January 1, 2025 SARs” as defined in the underlying first amendment to the stock appreciation rights agreements (the “Unvested Company SAR”), (“Company SAR”) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested and exercisable and shall be canceled without any action on the part of any holder or beneficiary thereof, and in consideration therefor, the holder will receive a lump sum cash payment in consideration equal to the product of: (A) the excess, if any, of (1) the Average Closing Price multiplied by (2) the Exchange Ratio (subject to any adjustments as provided in Section 2.5), over the applicable exercise price of such Company SAR; and (B) the number of shares of Company Capital Stock subject to such Company SAR (the “SAR Cash Payment”). The SAR Cash Payment shall be paid in cash by Purchaser no later than ten (10) Business Days after the Effective Time, without interest and less applicable tax withholdings.

(b)    At the Effective Time, each dividend equivalent right granted pursuant to the Hometown Bancshares, Inc. Dividend Equivalent Incentive Plan that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested and shall be canceled without any action on the part of any holder or beneficiary thereof, and in consideration therefor, the holder will receive a lump sum cash payment equal to the account value of such dividend equivalent rights award (the “Dividend Award Cash Payment”). The Dividend Award Cash Payment shall be paid in cash by Purchaser no later than ten (10) Business Days after the Effective Time, without interest and less applicable tax withholdings.

2.12    Bank Merger. As soon as practicable after the execution and delivery of this Agreement, Purchaser Bank and Company Bank shall enter into the Bank Agreement and Plan of Merger, in the form attached hereto as Exhibit B, pursuant to which Company Bank shall merge with and into Purchaser Bank (the “Bank Merger”), effective as soon as practicable following the Effective Time. Prior to the Effective Time, the Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

2.13    Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a “reorganization” under the provisions of Section 368(a) of the IRC (and any comparable provision of state law) for federal income tax purposes (and, if applicable, state and local tax purposes). If Purchaser elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.14    Absence of Control. It is the intent of the parties hereto that Purchaser, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management, policies or operation of the Company or its Subsidiaries. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time or shall give the Company, directly or indirectly, the right to control or direct the management, policies or operation of Purchaser. Prior to the Effective Time, (a) each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective management, policies and operation, (b) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) the Company shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

2.15    Additional Actions. If, at any time after the Effective Time, Purchaser or Purchaser Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or Company Bank, or (ii) otherwise carry out the purposes of this Agreement, Company Bank, the Company and their respective officers and directors shall be deemed to have granted to Purchaser and Purchaser Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or Company Bank or (b) otherwise carry out the purposes of this Agreement, and the respective officers and directors of Purchaser or Purchaser Bank are authorized in the name of the Company or Company Bank or otherwise to take any and all such action.

2.16    Withholding. Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Capital Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. income Tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, and are timely paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent. For the avoidance of doubt, the Parties do not expect any withholding on the Merger Consideration payable to any holder of Company Capital Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1     Disclosure Letters; Standard.

(a)    Before the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement. Documents, but not required Disclosure Letter items, are deemed to have been made available by the Company to Purchaser if such documents were included in the virtual data room of the Company at least two (2) calendar days prior to the date hereof. Items to be disclosed by Purchaser in Section 3.3 shall be deemed to be disclosed if set forth in Purchaser’s Disclosure Letter or set forth in the Purchaser Reports, and any documents are deemed to have been made available by Purchaser to the Company if such documents (i) were included in the virtual data room of Purchaser at least two (2) calendar days prior to the date hereof or (ii) are available on the website of the SEC through its Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

(b)    No representation or warranty of the Company or Purchaser contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c), 3.2(n)(ii) and (iii), and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(b), 3.2(d), 3.2(e)(i) and (ii), 3.2(j)(i) and (ii), 3.2(r), 3.2(u), 3.2(x), 3.3(a), 3.3(b) (with respect to Significant Subsidiaries only), 3.3(d), 3.3(e)(i) and (ii), 3.3(k), and 3.3(r) which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to Sections 3.2(j)(i) and 3.3(k), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2    Representations and Warranties of the Company. Except (i) as disclosed in the Company’s Disclosure Letter and (ii) subject to Section 8.8 of this Agreement, the Company represents and warrants to Purchaser that:

(a)    Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of West Virginia and properly registered with the Federal Reserve as a bank holding company and all other required state and federal regulatory agencies. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities, and holds properties only of the types, permitted to bank holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder (collectively, the “BHCA”).

(b)    Subsidiaries.

(i)    The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries, such Subsidiary’s name, the jurisdiction of its organization, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other Person who owns any stock of the Subsidiary. Except as set forth on Section 3.2(b)(i) of the Company’s Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries complies with all applicable laws, rules and regulations relating to equity investments by bank holding companies or by West Virginia state-chartered banks.

(ii)    Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign business entity to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

(iii)    The outstanding shares of capital stock, membership interests, or other representations of equity interest of each Subsidiary of the Company have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any such Subsidiary are or may be required to be issued by virtue of any options, warrants or other rights, no securities or other equity interests exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any such Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any such Subsidiary or options, warrants or other rights with respect to such securities.

(iv)    Company Bank is a bank chartered under the laws of the State of West Virginia. No Subsidiary of the Company other than Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Company Bank deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Company Bank is a member in good standing of the FHLB and of the FDIC and owns the requisite amount of stock in each institution.

(c)    Capital Structure.

(i)     The authorized capital stock of the Company consists of 100,000 shares of common stock.

(ii)     As of the date of this Agreement:

(A)    87,934 shares of Company Capital Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, and nonassessable and were issued in full compliance with all applicable laws;

(B)    2,650 Company SARs are outstanding. Set forth in Section 3.2(c)(ii)(B) of the Company’s Disclosure Letter is a complete and accurate list of all awards under the Company’s equity incentive plans, including names of recipients, award dates, and vesting schedules;

(C)    Except for the Company SARs, no stock options or other rights to purchase Company Capital Stock, are issued or outstanding;

(D)    Except as set forth in Section 3.2(c)(ii)(D) of the Company’s Disclosure Letter, there are no preemptive rights or transfer restriction applicable to Company Capital Stock.

(iii)    No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of the Company may vote, are issued or outstanding.

(iv)    As of the date of this Agreement, (A) except for outstanding shares of Company Capital Stock, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (B) neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement and including any cash awards where the amount of payment is determined in whole or in part on the price of any capital stock of the Company or its Subsidiaries) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, put, call, right, convertible security, commitment or agreement. Except as set forth in this Section 3.2(c), neither the Company nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Company Capital Stock, or any other security of the Company or a Subsidiary of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Capital Stock or any other security of the Company or a Subsidiary of the Company. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(v)    Other than the Company Voting Agreements and except as otherwise contemplated in Section 5.8 of this Agreement, there are no voting trusts, shareholder agreements, proxies or similar agreements to which the Company or any of its Subsidiaries has a contractual obligation in effect with respect to the voting or transfer of Company Capital Stock or other voting securities or equity interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(d)    Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors or the Board of Directors of Company Bank, as applicable, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at a meeting of the shareholders of the Company at which a quorum is present (the “Requisite Company Vote ”). The Company’s Board of Directors has unanimously determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommends that the shareholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their parent companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (the “Enforceability Exceptions”).

(e)    No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties or assets) is subject, (ii) violate the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or the loss of any benefit under, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)    Consents and Approvals. Except for the following as applicable to the Company (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the Virginia State Corporation Commission Bureau of Financial Institutions (“VSCCBFI”) and the West Virginia Division of Financial Institutions (“WVDFI”), (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles/Certificate of Merger with the VASCC and the WVSOS pursuant to the VSCA and the WVBCA and the filing of the Bank Merger Certificates, (iv) filing with Nasdaq of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, (vi) the Requisite Company Vote, and (vi) the consents set forth on Schedule 3.2(f) of the Company’s Disclosure Letter, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of a Burdensome Condition.

(g)    Governmental Filings. The Company and each of its Subsidiaries have timely filed all reports, schedules, registration statements and other documents that each has been required to file since January 1, 2022 with the FDIC, the Federal Reserve, the WVDFI or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h)     Financial Statements.

(i)    The Company has previously made available to Purchaser correct and complete copies of (A) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2024, 2023, and 2022 and related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2024, together with the notes thereto, accompanied by the audit report of the Company’s independent auditor (the “Audited Financial Statements”) and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2025, and related consolidated statement of income, and comprehensive income, changes in shareholders’ equity and cash flow for the six (6) month period ended June 30, 2025 (such unaudited financial statements, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company and its Subsidiaries, fairly present the consolidated financial position of the Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, and except as set forth on Section 3.2(h) of the Company’s Disclosure Letter, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations and GAAP. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, the Company’s independent auditor, Suttle & Stalnaker PLLC, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent auditor of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)    The Company has made available to Purchaser true and complete copies of the Reports of Condition and Income as of December 31, 2024, December 31, 2023, December 31, 2022 and June 30, 2025 (the “Bank Call Reports”) for Company Bank. The Bank Call Reports fairly present, in all material respects, the financial position of Company Bank and the results of its operations at the date and for the applicable period indicated in each Bank Call Report in conformity with the instructions to such Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Company Bank has calculated its allowance for credit losses (“ACL”) in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Credit Losses as applied to banking institutions and in accordance with all applicable rules and regulations.

(i)    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due, “Liabilities”) other than Liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of December 31, 2024, except for (i) Liabilities incurred since December 31, 2024 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar Liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) Liabilities incurred for legal, accounting, financial advising fees and out-of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.

(j)     Absence of Certain Changes or Events.

(i)    Since December 31, 2024, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii)    Except as set forth in the Company’s Disclosure Letter, since December 31, 2024, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (i), (j), (k), (m), (n), (o), (p) or (t) of Section 4.1 if taken after the date hereof.

(k)    Litigation. There are no material suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2022, (i) there have been no investigations, subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity (other than in the ordinary course of business) and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigation, subpoena, written demand, or document request.

(l)    Absence of Regulatory Actions. Since January 1, 2022, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of the Company or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of the Company, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(m)    Compliance with Laws.

(i)    The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, consumer lending, holding consumer assets, processing consumer payments, consumer advertising and disclosures and unfair, deceptive or abusive acts or practices, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and each of its Subsidiaries has, and has had at all times since January 1, 2022, all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(ii)    The Company and each of its Subsidiaries, as applicable, maintains a written consumer compliance program that maintains procedures and controls reasonably designed to ensure compliance with applicable Consumer Protection Laws. All relevant employees and consultants, to the extent reasonably necessary based on the scope of such consultant’s services to the Company or its Subsidiaries, of the Company and its Subsidiaries, as applicable, have been informed of the applicable consumer compliance policies.

(iii)    To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is under investigation by any Governmental Entity for a violation of any applicable Consumer Protection Laws, and (ii) there are no asserted or threatened claims, notices or administrative or court complaints against the Company or any of its Subsidiaries (whether by a Governmental Entity or any other party) relating to compliance with applicable Consumer Protection Laws by the Company, its Subsidiaries or any third parties acting on their behalf.

(iv)    Except for routine examinations conducted by a Governmental Authority in the ordinary course of the business of the Company or any of its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2022. Since January 1, 2022, except for routine examinations conducted by a Governmental Entity in the ordinary course of business of the Company or any of its Subsidiaries, no examination of the Company or any of its Subsidiaries by any Governmental Entity has taken place or is currently under way, and, to the Knowledge of the Company, no report of examination is pending.

(n)     Taxes.

(i)    All income and other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown on such Tax Returns have been paid in full or adequate provision has been made for any such Taxes on the Company’s Financial Statements (in accordance with GAAP). There is no pending, or to the Knowledge of the Company, threatened, audit, examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is subject to Tax in that jurisdiction. All Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s Financial Statements (in accordance with GAAP). The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all income and other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each of its Subsidiaries has materially complied with all applicable information reporting requirements with respect thereto. Since January 1, 2022, the Company has not made, changed or rescinded any material election concerning Taxes or Tax Returns, changed an annual Tax accounting period, adopted or change any material Tax accounting method, filed any amended Tax Return, settled or compromised any material Tax claim, audit, dispute or assessment, or surrendered any right to claim a refund of Taxes or obtain any Tax ruling.

(ii)    The Company has been a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the IRC at all times since its formation and shall continue to be a valid S-corporation for federal, state and local Tax purposes up to and including the day before the Effective Time. There have been no events, transactions or activities of the Company or, to the Knowledge of the Company, any holders of Company Capital Stock that would cause, or would have caused, the status of the Company as S-corporation to be subject to termination or revocation (whether purposefully or inadvertently).

(iii)    Each of Company Bank and UB Financial Services, Inc. is a “Qualified Subchapter S Subsidiary”, as that term is defined in Section 1361(b)(3)(B) of the IRC (a “Qsub”).

(iv)    The Company has no potential liability for any Tax under Section 1374 of the IRC and shall not be subject to Tax under Section 1374 of the IRC in connection with the transactions contemplated by this Agreement. During the past ten years, the Company has not (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a Qsub (other than Company Bank or UB Financial Services, Inc.).

(o)     Agreements.

(i)    The Company has previously made available to Purchaser, and Section 3.2(o) of the Company’s Disclosure Letter sets forth, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

(A)    (1) with any director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment or engagement of any directors, officers, employees or consultants; or (3) that relates to any benefit that will be increased, or the vesting or payment of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B)    that (1) contains a non-compete or client, customer or employee non-solicitation requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, including, but not limited to, any service providers or vendors, or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C)    pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D)    that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in an amount that exceeds $50,000, other than FHLB and Federal Reserve Bank of Cleveland borrowings, existing federal funds lines of credit, and repurchase agreements with customers, in each case entered into in the ordinary course of business consistent with past practice;

(E)    that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F)     that limits or commits to the payment of dividends by the Company or any of its Subsidiaries;

(G)    that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)    that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I)    that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 per annum;

(J)    that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum; or

(K)    that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2024, or that could reasonably be expected to involve such payments during the fiscal year ending December 31, 2025 or December 31, 2026, of more than $50,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries of an amount in excess of $50,000.

(ii)    Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether set forth in Section 3.2(o) the Company’s Disclosure Letter or not, is referred to herein as a “Company Contract.” The Company has no Knowledge of any material violation of any Company Contract by any of the other parties thereto. Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Knowledge of the Company, each counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii)    Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any Loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(p)     Intellectual Property; Company IT Systems.

(i)    The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all intellectual property, including patents, copyrights, trade secrets, trade names, service marks and trademarks, material to its business. Section 3.2(p) of the Company’s Disclosure Letter sets forth a complete and correct list of all material patents, trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Company Intellectual Property”). With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Company Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to the Company and the Subsidiaries. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(ii)    To the Knowledge of the Company, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or its Subsidiaries (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s consolidated business as currently conducted. Neither the Company nor any of its Subsidiaries has experienced within the past two (2) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, cyber incident, data breach, or other failure or deficiency of the Company IT Systems. To the Knowledge of the Company, the Company and its Subsidiaries are, and at all times through the date of this Agreement have been, in compliance with all of their applicable contractual obligations and with all applicable laws, in each case, regarding data privacy or individually identifiable personal information relating to an identifiable or identified natural person (“Personal Information”), including with respect to the collection, storage, processing, dissemination, combination, transfer, disclosure and use of Personal Information (collectively, “Privacy Obligations”). To the Knowledge of the Company, no Person has (i) gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Company or an obligation to notify any Governmental authority or (ii) alleged in writing that the Company or any of its Subsidiaries have breached any of their respective Privacy Obligations in any material respect. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, designed to protect their products, services and the Company IT Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). To the Knowledge of the Company, the Company IT Systems or other assets used by the Company or any of its Subsidiaries, including any Company software, (i) are as of the date of this Agreement free from any material Malicious Code, and (ii) except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, have for the past two (2) years been free from any Malicious Code.

(q)     Labor Matters.

(i)    The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute, claim or charge or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. No employees of the Company or any of its Subsidiaries are represented by a labor organization.

(ii)    The Company’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. Section 3.2(q) of the Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(iii)    To its Knowledge and to the extent it is permitted by law to ascertain, all of the employees of Company and its Subsidiaries are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which employees are employed. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee for which one is required by applicable law and each such Form I-9 has since been updated as required by applicable law and is correct and complete in all material respects as of the date hereof.

(r)      Employee Benefit Plans.

(i)    Section 3.2(r)(i) of the Company’s Disclosure Letter sets forth all Company Benefit Plans in which the Company or any of its Subsidiaries participates as an employer. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or liability or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, current or former leased employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(ii)    The Company has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans in which the Company or any of its Subsidiaries participates as an employer, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan in which the Company or any of its Subsidiaries participates as an employer, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan in which the Company or any of its Subsidiaries participates as an employer, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years, (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”), (viii) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended, if applicable, including any look-back measurement periods thereunder and (ix) with respect to the Company ESOP, the following: (a) ESOP loan documentation and promissory notes between the Company and the Company ESOP (the “Company ESOP Loan”), including principal balance, amortization schedule, interest rate, collateral agreements; (b) loan documentation between the Company and third-party lender(s), the proceeds of which were used to fund Company loan(s) to the Company ESOP (the “Third-Party ESOP Loan”, and together with the Company ESOP Loan, the “ESOP Loans”); (c) stock purchase agreement(s) pursuant to which the Company ESOP acquired Company Capital Stock; (d) valuation reports of the Company Capital Stock in the Company ESOP obtained from an independent appraiser for the last three (3) plan years; and (e) a report or documentation showing the number of shares of Company Capital Stock in the Company ESOP, including both the number of shares allocated to participant accounts and the number of unallocated shares in the Company ESOP suspense account.

(iii)    Except as set forth on Section 3.2(r)(iii) of the Company’s Disclosure Letter, each Company Benefit Plan in which the Company or any of its Subsidiaries participates as an employer has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and the Company has no Knowledge of any plan defect that would qualify for correction under any such program.

(iv)    Section 3.2(r)(iv) of the Company’s Disclosure Letter identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (each, a “Company Qualified Plan”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v)    Each Company Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(vi)    None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(vii)    Except as disclosed in Section 3.2(r)(vii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries sponsors, has sponsored, or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(viii)    All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, if and to the extent required by GAAP.

(ix)    There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(x)    To the Knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other Person, including any fiduciary of any Company Benefit Plan, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate, any such Multiple Employer Plan or its Trust, provider or participating employers, or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xi)    Except as set forth in Section 3.2(r)(xi) of the Company’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Except as disclosed in Section 3.2(r)(xi) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xii)    No Company Benefit Plan provides for the gross-up, indemnification or reimbursement of Taxes under Section 409A of the IRC, or otherwise.

(xiii)    To the Knowledge of the Company, no disqualified persons have received allocations of ESOP assets in the Company ESOP during a nonallocation year as determined under IRC Section 409(p).

(s)      Properties.

(i)    A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in Section 3.2(s) of the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (A) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and (B) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property is valid and in full force and effect as to the Company and the Subsidiaries and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously made available to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroach upon or over any adjoining parcel or real estate or any easement or right- of-way.

(ii)    The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.

(t)    Fairness Opinion. The Board of Directors of the Company has received the opinion of Hovde Group, LLC to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Capital Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(u)    Fees. Other than for financial advisory services performed for the Company by Hovde Group, LLC pursuant to an agreement by and between the Company and Hovde Group, LLC executed on January 22, 2025, a true and complete copy of which has been previously provided to Purchaser, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)     Environmental Matters.

(i)    Except as set forth in Section 3.2(v)(i) of the Company’s Disclosure Letter, each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties is, and has been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened before any court or Governmental Entity relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)    Neither the Company nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)    To the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(vi)    During the period of (A) the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties as set forth on Section 3.2(s) of the Company’s Disclosure Letter or (B) the Company’s or its Subsidiaries’ participation in the management of any Participation Facility, to the Knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of the Company, before the period of (A) the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w)    Loan Matters.

(i)    All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, the Loans are not subject to any pending, or to the Knowledge of the Company, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(ii)    Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of soliciting, originating, approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)    Section 3.2(w)(iii) of the Company’s Disclosure Letter sets forth a list of all Loans that are guaranteed by any federal or state government agency and to the Knowledge of the Company, neither the terms of any such Loan, the documentation for any such Loan, nor the manner in which any such Loan has been administered or serviced violates in any material respect any rules or regulations of the applicable government agency or impacts the validity of the government guarantee.

(iv)    In the opinion of the management of the Company, the allowance for credit losses reflected in the Company’s audited balance sheet at December 31, 2024 and unaudited balance sheet at June 30, 2025 were, and the allowance for credit losses shown on the Financial Statements for periods ending June 30, 2025, will be, as of the dates thereof, in the reasonable judgment of management, in compliance with the Company’s existing methodology for determining the adequacy of its allowance for credit losses, and adequate under GAAP.

(v)    None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely because of a payment default by the obligor on any such Loan.

(vi)    (A) Section 3.2(w)(vi) of the Company’s Disclosure Letter sets forth a list of all Loans as of June 30, 2025, by the Company or any of its Subsidiaries to any director, executive officer, principal shareholder or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no Loans to any such director, executive, officer, principal shareholder or other insider or related interest thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vii)    Except as such disclosure may be limited by any applicable law, rule or regulation: (A) Section 3.2(w)(vii) of the Company’s Disclosure Letter sets forth a listing, as of June 30, 2025, by account, of each borrower, customer or other party that has notified the Company or its Subsidiaries during the twelve (12) months preceding the date of such listing of, or has asserted against the Company or its Subsidiaries, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company, each borrower, customer or other party that has given the Company or its Subsidiaries any oral notification of, or orally asserted to or against Company or its Subsidiaries, any such claim; and (B) the Company has previously made available to Purchaser a listing, as of July 15, 2025, by account, of all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended after the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith, in each case of clauses (B)(1) to (B)(5), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date; and (C) the Company has previously made available to Purchaser a listing, as of July 15, 2025, all other assets classified by the Company or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in- substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x)    Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Purchaser, this Agreement, the Bank Agreement and Plan of Merger, the Merger and the Bank Merger from any effects of any anti-takeover provisions contained in their respective organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y)    Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(z)    Insurance. The Company and its Subsidiaries are presently insured for amounts deemed reasonable by management of the Company against such risks as companies engaged in a similar business would customarily be insured. Section 3.2 (z) of the Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of its Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid. There are presently no material claims pending under such policies of insurance and no notices have been given by the Company or any of its Subsidiaries under such policies (other than with respect to health or disability insurance).

(aa)    Investment Securities; Derivatives.

(i)    Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries, including, but not limited to, stock of the FHLB or the Federal Reserve Bank of Cleveland, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)    Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract or other similar risk management arrangements (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)    Indemnification. Except as provided in the articles of incorporation or bylaws of the Company and the similar organizational documents of its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or shareholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and there are no claims pending, or to the Knowledge of the Company, threatened for which any such Person would be entitled to indemnification under the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc)    Corporate Documents and Records. The Company has previously provided a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders in all material respects.

(dd)    CRA, Anti-Money Laundering, OFAC and Customer Information Security. Company Bank has received an overall rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause Company Bank or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach- Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Company Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and Company Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and have not been deemed ineffective by any Governmental Authority, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Company Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010, et seq.

(ee)    Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2022, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls.

(ff)    Tax Treatment of the Merger. The Company has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(gg)    Related Party Transactions. Section 3.2(gg) of the Company’s Disclosure Letter lists all instances in which the Company or any of its Subsidiaries is a party to any transaction (including any Loan) with any Affiliate, current director or executive officer or Person (or any of such Person’s immediate family members or Affiliates) who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Capital Stock (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries where the amount exceeds $120,000. All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of the Company or any of its Subsidiaries is presently in default or, during the three-year period before the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any of its Subsidiaries has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(hh)    Trust Accounts. The Company and each Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, governing documents and applicable laws and regulations. Neither the Company nor any other Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(ii)     No Other Representations or Warranties.

(i)    Except for the representations and warranties made by the Company in this Section 3.2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by the Company in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    The Company hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3     Representations and Warranties of Purchaser. Except (i) as disclosed in Purchaser’s Disclosure Letter or as set forth in the Purchaser Reports, and (ii) subject to Section 8.8 of this Agreement, Purchaser represents and warrants to the Company that:

(a)    Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to financial holding companies by the BHCA.

(b)      Subsidiaries.

(i)    Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries complies with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii)    Each of Purchaser’s Subsidiaries is a legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser.

(iii)    The outstanding shares of capital stock, membership interests, or other representations of equity interest of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other equity interests or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)    Purchaser Bank is a Virginia-chartered state bank. No Subsidiary of Purchaser other than Purchaser Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Purchaser Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser Bank is a member in good standing of the FHLB and the Federal Reserve Bank of Richmond and owns the requisite amount of stock therein, respectively.

(c)      Capital Structure.

(i)    The authorized capital stock of Purchaser consists of 50,000,000 shares of Purchaser Common Stock and 1,000,000 shares of undesignated Preferred Stock (“Purchaser Preferred Stock”).

(ii)     As of the date of this Agreement,

(A)    18,314,905 shares of Purchaser Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable laws; and

(B)    No shares of Purchaser Preferred Stock are issued and outstanding.

(iii)    The shares of Purchaser Common Stock to be issued in exchange for shares of Company Capital Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv)    No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of Purchaser may vote, are issued or outstanding.

(v)    Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than options to purchase shares of Purchaser Common Stock, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, puts, calls, rights, convertible securities, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(d)    Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s Board of Directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their parent companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)    No Violations. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Purchaser or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)    Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the VSCCBFI and the WVDFI, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles/Certificate of Merger with the VASCC and the WVSOS pursuant to the VSCA and the WVBCA and the filing of the Bank Merger Certificates, (iv) filing with Nasdaq of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Purchaser has no Knowledge of any reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained on a timely basis and without the imposition of a Burdensome Condition.

(g)    Governmental Filings. Purchaser and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2022 with the Federal Reserve, or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h)    Securities Filings. Purchaser has timely filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2022 (collectively, “Purchaser Reports”). As of their respective dates of filing with the SEC, none of the Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in the Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i)    Financial Statements. Purchaser has previously made available to the Company copies of (i) the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2024, 2023, and 2022 and related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2024, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC and (ii) the unaudited consolidated balance sheets of Purchaser and its Subsidiaries as of March 31, 2025 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the three (3) months ended March 31, 2025, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations and GAAP. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)    Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any Liabilities other than Liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of December 31, 2024, except for (i) Liabilities incurred since December 31, 2024 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) Liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k)    Absence of Certain Changes or Events. Since December 31, 2024, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(l)    Litigation. There are no material suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since January 1, 2022, (i) there have been no investigations, subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity (other than in the ordinary course of business) and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigation, subpoena, written demand, or document request.

(m)    Absence of Regulatory Actions. Since January 1, 2022, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n)     Compliance with Laws.

(i)    Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including, without limitation, all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Purchaser and each of its Subsidiaries has, and has had at all times since January 1, 2022, all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(ii)    Purchaser and each of its Subsidiaries, as applicable, maintains a written consumer compliance program that maintains procedures and controls reasonably designed to ensure compliance with applicable Consumer Protection Laws. All relevant employees of and consultants to Purchaser and its Subsidiaries, as applicable, have been informed of the applicable consumer compliance policies.

(iii)    To the Knowledge of Purchaser, (i) neither Purchaser nor any of its Subsidiaries is under investigation by any Governmental Entity for a violation of any applicable Consumer Protection Laws, and (ii) there are no asserted or threatened claims, notices or administrative or court complaints against Purchaser or any of its Subsidiaries (whether by a Governmental Entity or any other party) relating to compliance with applicable Consumer Protection Laws by Purchaser, its Subsidiaries or any third parties acting on their behalf, in either case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(iv)    Except for routine examinations conducted by a Governmental Authority in the ordinary course of the business of Purchaser or any of its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2022. There is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser and its Subsidiaries. Except for routine examinations conducted by a Governmental Entity in the ordinary course of business of Purchaser or any of its Subsidiaries, no examination of Purchaser or any of its Subsidiaries by any Governmental Entity has taken place or is currently under way, and, to the Knowledge of Purchaser, no report of examination is pending.

(o)    Taxes. All income and other material Tax Returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such Tax Returns have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). There is no pending, or to the Knowledge of the Company, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file Tax Returns that Purchaser or any such Subsidiary is subject to Tax in that jurisdiction. All Taxes due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(p)     Agreements.

(i)    Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof (each, a “Purchaser Contract”) has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii)    Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Purchaser Contract. To the Knowledge of Purchaser, each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

(q)     Employee Benefit Plans.

(i)    For purposes of this Agreement, “Purchaser Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which Purchaser or any Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(ii)    Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iii)    With regard to each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (each, a “Purchaser Qualified Plan”), the IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(iv)    None of Purchaser, its Subsidiaries, nor any Purchaser ERISA Affiliate has, at any time during the last six (6) years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as described in Section 3(2) of ERISA that is subject to Title IV of ERISA, Multiemployer Plan or Multiple Employer Plan.

(v)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Purchaser, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vi)    To the Knowledge of Purchaser, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(r)    Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, this Agreement, the Bank Agreement and Plan of Merger, the Merger and the Bank Merger from the effects of an anti-takeover provision contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(s)    Corporate Documents and Records. Purchaser has previously made available a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of Purchaser’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders in all material respects.

(t)    CRA, Anti-Money Laundering, OFAC and Customer Information Security. Purchaser Bank has received an overall rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser does not have Knowledge of any facts or circumstances that would cause Purchaser Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach- Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Purchaser Bank. No non-public customer information has been disclosed to or, to the Knowledge of Purchaser, accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Purchaser Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Purchaser Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and have not been deemed ineffective by any Governmental Authority, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Purchaser Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder. Purchaser Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010, et seq.

(u)    Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. Since January 1, 2022, neither Purchaser nor any of its Subsidiaries, nor, to the Knowledge of Purchaser, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls.

(v)    Tax Treatment of the Merger. Purchaser has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(w)    Purchaser IT Systems. To the Knowledge of Purchaser, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or Purchaser Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor Purchaser Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. To Purchaser’s Knowledge, no Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser and Purchaser Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries comply in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(x)     No Other Representations or Warranties.

(i)    Except for the representations and warranties made by Purchaser in this Section 3.3, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser in this Section 3.3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    Purchaser hereby acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV
CONDUCT PENDING THE MERGER

4.1    Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in the Company’s Disclosure Letter, or to the extent expressly required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the express prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed:

(a)    conduct its business other than in the ordinary course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, Loans, deposit accounts, employees and advantageous business relationships, and retain the services of its officers and key employees; or take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)

(i)     incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than the creation of deposit liabilities in the ordinary course of business consistent with past practice;

(ii)     prepay any indebtedness or other similar arrangements that would cause the Company to incur any prepayment penalty thereunder;

(iii)    borrow or draw any amounts under existing credit facilities made available to the Company or Company Bank or otherwise undertake any action that leads to an increase in the outstanding principal balance of any existing credit facility in favor of the Company, Company Bank or the Company ESOP as of the date hereof; or

(iv)    purchase any brokered certificates of deposit (provided, that, for the avoidance of doubt, the Company may purchase reciprocal deposits in the ordinary course of business consistent with past practice and quantity);

(c)

(i)      adjust, split, combine or reclassify any capital stock;

(ii)     except as set forth in Section 4.1(c) of the Company’s Disclosure Letter, make, declare or pay any dividend, or make any other distribution on its capital stock;

(iii)    grant any person any right to acquire any shares of its capital stock or make any grant or award under any of the Company’s equity incentive plans;

(iv)     issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock; or

(v)     redeem or otherwise acquire any shares of its capital stock other than a security interest or because of the enforcement of a security interest and other than as provided in this Agreement;

(d)    other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”) if the loan associated with the OREO is $100,000 or more or the proposed sale, transfer or disposal would result in a discount of the Loan associated with the OREO of 25% or more), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any Person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e)    make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or form any new Subsidiary;

(f)    except as set forth in Section 4.1(f) of the Company’s Disclosure Letter, (i) renew, amend or terminate any Company Contract, or make any change in any Company Contract or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(g)    except for Loans or commitments for Loans that have previously been approved by the Company before the date of this Agreement

(i)    make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except with respect to any secured Loan or commitment wherein the total face amount is less than $350,000 or any unsecured Loan or commitment wherein the total face amount is less than $100,000 which is made in conformity with existing lending practices to a borrower, and with collateral located within the Company’s primary geographic service area; provided, that Purchaser shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) Business Days after the loan package is delivered to Purchaser or if no response is received within three (3) Business Days, Purchaser will be deemed to have consented; provided, however, that the Company further agrees that it will provide to Purchaser within ten (10) days following the end of each month a new loan production report;

(ii)    make, sell or participate in any Loan with any other lender;

For purposes of this Section 4.1(g), the Company’s primary geographic service area shall consist of the following counties: Tyler County, Ritchie County, Pleasants County, Wetzel County, and Wood County, West Virginia and all contiguous counties thereto; Monroe County, and Washington County, Ohio and all contiguous counties thereto; and Greene County, Pennsylvania.

(h)    (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of the Company or Company Bank, or any related entity of the foregoing or (ii) amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of the Company or Company Bank, or any related entity of the foregoing, where such Loan, commitment, modification or renewal would require prior approval by the Company’s Board of Directors pursuant to the policies of the Company or Company Bank or applicable law;

(i)     except as required by any Company Benefit Plan in effect on the date hereof:

(i)    except as set forth in Section 4.1(i)(i) of the Company’s Disclosure Letter, (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors, or (b) pay, or commit to pay, any bonus, change in control, retention, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of the fiscal year in effect as of the date of this Agreement in the ordinary course of business consistent with past practice pursuant to the Company Benefit Plans set forth in the Company’s Disclosure Letter, and or (c) fund any rabbi trust or similar arrangement;

(ii)    become a party to, amend, renew, extend or commit itself to any Company Benefit Plan or any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii)    amend, modify or revise the terms of any outstanding stock option or stock-based compensation or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or make any contributions to any defined contribution plan or Company Benefit Plan that are not made in the ordinary course of business consistent with past practice;

(iv)    elect to any office with the title of Vice President or higher any person who does not hold such office as of the date of this Agreement or nominate to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(v)     hire or terminate any employee with an annualized salary that exceeds $50,000, other than terminations for “cause”;

(j)    commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages that exceed $50,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)    amend the articles of incorporation or bylaws of the Company, or similar governing documents of its Subsidiaries;

(l)    increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with market conditions and consistent with past practice;

(m)    purchase or sell any debt security, other than, in the ordinary course of business and consistent with past practice, purchasing and selling U.S. government and U.S. government agency securities with final maturities of less than twelve (12) months;

(n)    make, or commit to make, any capital expenditures in the aggregate amount of $50,000, other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and except for ordinary course, immaterial expenditures reasonably necessary to maintain existing assets in good repair;

(o)    establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)    enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q)    make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; amend any estimate of imprecision such that the allowance is less than 80 basis points of total current loans as of the date hereof; risk and asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(r)    except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i)    issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to employment, benefit or compensation information addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii)    issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s)    except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and, if requested by Purchaser, conducting a Phase I environmental assessment of the property or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)    make, change or rescind any material election concerning Taxes or Tax Returns, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, dispute or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)    take any action that is intended or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)     enter any new lines of business;

(x)     purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(y)    merge or consolidate Company Bank or any Subsidiary with any other Person or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(z)     knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(aa)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2    Forbearances by Purchaser. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall use reasonable best efforts to maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    Conduct its business other than in the ordinary course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)    take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

(c)    take any action that is intended to or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(d)    knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(e)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2; or

(f)    amend, repeal or modify any provision of Purchaser’s articles of incorporation or bylaws in a manner that would adversely affect the Company or any Company shareholder relative to other holders of Purchaser Common Stock or the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

5.1     Acquisition Proposals.

(a)    Except as permitted by this Section 5.1(a), from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers and directors and shall instruct each of their respective employees and any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding the Company or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Purchaser), regarding an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.1(a), (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any Person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which the Company is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) the Company has not breached any of the covenants set forth in this Section 5.1, (3) the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to the Company’s shareholders under applicable law, (4) the Company receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, dated as of February 19, 2025, between Purchaser and the Company (the “Confidentiality Agreement”) is to Purchaser, and (5) the Company also provides Purchaser, prior to or substantially concurrently with the time such information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Purchaser. Except in accordance with Section 5.8(b), during the term of this Agreement, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 5.1(a)) relating to any Acquisition Proposal.

(b)    The Company will notify Purchaser orally within one (1) Business Day and in writing (within two (2) Business Days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within one (1) calendar day) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c)    The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of this Agreement with respect to any of the foregoing, including terminating access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person.

5.2    Advice of Changes. Before the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3     Access and Information.

(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and the Company, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period before the Effective Time to the books, records, contracts, properties, personnel, information technology and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where the disclosure of such information or materials could be reasonably expected to (i) jeopardize the attorney-client privilege of the entity in possession or control of such information, (ii) relate to pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might jeopardize any privilege relating to, the matters being discussed or (iii) violate any obligation of the Company or Purchaser with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of the Company or Purchaser; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clauses (ii) or (iii) above. In no event shall Purchaser give instructions to the Company staff or the Company Bank staff or otherwise seek to prioritize its requests to the extent it impedes the ongoing operations of the Company or its Subsidiaries. The Company shall cooperate with any inquiries or efforts of Purchaser to obtain customary confirmations or information with respect to shareholders of the Company that are trusts under state law regarding their status as permitted S corporation shareholders (including certifications of trust).

(b)    From the date hereof until the Effective Time, the Company shall, and shall cause its respective Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report provided to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as may be reasonably requested; provided that Purchaser shall not be entitled to receive reports or other documents relating to (w) solely in the case of clause (ii), matters involving this Agreement, (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might jeopardize any privilege relating to, the matters being discussed, or (y) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws. The Company will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (w) or (x) apply.

(c)    Subject to Section 5.3(a), the Company shall permit, and shall cause its Subsidiaries to permit, Purchaser and/or a cybersecurity consulting firm selected by Purchaser following consultation with the Company, at the sole expense of Purchaser, to conduct such IT security audits, studies, and tests on the Company IT Systems. The Company and Purchaser will each receive the results of such testing.

(d)    The Company and Purchaser will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and will use all reasonable efforts to safeguard the confidentiality of such information and documents in accordance with the provisions of the Confidentiality Agreement.

(e)    From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the Closing and the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion as soon as practicable following the consummation of the Bank Merger.

(f)    Within ten (10) Business Days of the end of each calendar month, the Company shall provide Purchaser with an updated list of Loans described in Section 3.2(w)(vi).

(g)    The information regarding the Company and its Subsidiaries to be supplied by the Company for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(h)    The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof supplied by the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4     Applications; Consents.

(a)    The Company and Purchaser shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement-Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of the Company and Purchaser or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including with the Federal Reserve, the VSCCBFI and the WVDFI. The Company and Purchaser shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser and the Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser and the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(b)    As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party under the Company Contracts that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c)    Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5    Anti-Takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, this Agreement, the Bank Agreement and Plan of Merger, the Merger and the Bank Merger from the effects of an anti-takeover provision in the Company’s or its Subsidiaries’ charter and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6    Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Purchaser or its Affiliates to agree to, and without the prior consent of Purchaser the Company and its subsidiaries shall not agree to, in connection with obtaining any actions or non- actions, extensions, waivers, consents or approvals of any Governmental Entity any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement (such condition or requirement, a “Burdensome Condition”).

5.7    Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Purchaser shall consult with each other and obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or, to the extent practical, otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure (i) that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law, (ii) at the request of a Governmental Entity or (iii) that is substantially similar to communications previously approved pursuant to this Section 5.7.

5.8     Shareholder Meeting.

(a)    The Company shall submit to its shareholders this Agreement and any other matters required to be approved or adopted by its shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to (i) call and give notice of a meeting of its shareholders (such meeting, and any adjournment or postponement thereof, the “Company Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval and adoption of this Agreement and the transactions provided for in this Agreement and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable, as promptly as practicable, but in any event, within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”), and (ii) convene and hold the Company Shareholder Meeting on a date that is within forty-five (45) days following the Notice Date. Subject to applicable law, the Company shall adjourn or postpone the Company Shareholder Meeting if, as of the time when such meeting is originally scheduled there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares of Company Capital Stock necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, the Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Vote; provided, however, that the Company will not be required to adjourn or postpone the Company Shareholder Meeting more than two (2) times. Subject to Section 5.8(b), the Company shall, (i) through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use reasonable best efforts to obtain the Requisite Company Vote, including but not limited, if reasonably requested by Purchaser, engaging a proxy solicitation firm to assist the Company with the Company Shareholder Meeting.

(b)    Notwithstanding anything in this Agreement to the contrary, if, prior to the time Requisite Company Vote is obtained, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to Purchaser its recommendation that the shareholders of the Company approve this Agreement or submit this Agreement and the Merger to its shareholders without recommendation (a “Change of Recommendation”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided that before any such Change of Recommendation, the Company shall have complied in all material respects with Section 5.1, given Purchaser at least three (3) Business Days’ prior written notice advising it of the intention of the Company’s Board of Directors to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and, if the decision relates to an Acquisition Proposal, and given Purchaser the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal and any written materials received by the Company or any of its Subsidiaries in connection therewith; and provided, further, that if the decision relates to an Acquisition Proposal: (i) during such three (3) Business Day period, the Company shall have negotiated in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the Company’s Board of Directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors and after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. If the Company’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the shareholders of the Company approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days.

5.9     Registration of Purchaser Common Stock.

(a)    Within sixty (60) days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Company shareholders at the Company Shareholder Meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement before its being filed with the SEC. Each of Purchaser and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as is reasonably practicable and to keep the Registration Statement effective as long as needed to consummate the Merger and the transactions contemplated hereby. Each of Purchaser and the Company will use its reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to the Company’s shareholders as promptly as practicable after the Notice Date. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If, at any time before the Effective Time, any information relating to Purchaser or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser or the Company, as applicable, with the SEC and disseminated by Purchaser and the Company to their respective shareholders.

(b)    Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Capital Stock as may be reasonably requested in connection with any such action.

(c)    Before the Effective Time, Purchaser shall notify or file an application with Nasdaq with respect to the additional shares of Purchaser Common Stock to be issued by Purchaser in connection with the Merger in exchange for the shares of Company Capital Stock.

5.10    Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries after the date of this Agreement and before the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; (ii) any event, condition, change or occurrence which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI and (iii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11    Employee Benefit Matters.

(a)    At or before the Closing Date, Purchaser shall offer employment to Continuing Employees with Purchaser or its Subsidiaries at rates of base salary or hourly wages that are equivalent to the pay grades provided to Purchaser’s similarly situated employees who perform similar job functions as of the Effective Time. “Continuing Employee” means each employee of the Company and its Subsidiaries immediately before the Effective Time whose employment is not terminated at the Effective Time and who is expected to be retained by Purchaser for more than ten (10) days after the Effective Time.

(b)    At the sole discretion of Purchaser, Purchaser may maintain the Company’s health and welfare plans for Continuing Employees through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of the Company’s health and/or other welfare plans, then, at the request of Purchaser, made at least thirty (30) days before the Effective Time, the Company or its Subsidiaries shall adopt resolutions, to the extent required, providing that the Company’s applicable health and welfare plans will be terminated effective immediately before the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans or provided for by law) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of the arrangements or applicable law. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans before the time the Continuing Employees or their dependents, as applicable, become eligible to participate in the health and welfare plans, programs and benefits common to similarly situated employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Subject to the provisions of this Section 5.11, Continuing Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Purchaser shall use commercially reasonable efforts to ensure that Continuing Employees who become covered under health and welfare plans, programs and benefits of Purchaser or any of its Subsidiaries shall (i) receive credit for any co-payments, deductibles and out-of-pocket maximums paid under the Company’s health and welfare plans for the plan year in which coverage commences under Purchaser’s health and welfare plans and (ii) shall not be subject to any pre-existing conditions and waiting periods under any such plans or arrangements, in each case, to the same extent as applied under the Company’s health and welfare plans immediately prior to the Effective Time. Company employees who are not Continuing Employees and their qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser only in accordance with COBRA.

(c)    Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual) under the Purchaser Benefit Plans the service of the Continuing Employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company and its subsidiaries; provided, however, that such service shall not be recognized: (i) to the extent that such recognition would result in a duplication of benefits under any Purchaser Benefit Plans, (ii) to the extent, at the sole discretion of Purchaser, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time, (iii) if similarly situated employees of Purchaser and its Subsidiaries do not receive credit for service under the applicable Purchaser Benefit Plan or (iv) with respect to any Purchaser Benefit Plan that is grandfathered or frozen, either with respect to level of benefits or participation. The value of each Company employee’s (including employees of the Company’s Subsidiaries) unused paid time-off is set forth in the Company’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any employee of the Company or its Subsidiaries or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(d)    Before the Effective Time, the Company’s Board of Directors will adopt resolutions (which shall be provided to Purchaser at least five (5) Business Days prior to adoption for Purchaser’s review and approval) to (i) terminate the Company ESOP on the day immediately before the Effective Time (the “ESOP Termination Date”), (ii) approve and execute amendments to the Company ESOP that incorporate all amendments required under ERISA and the IRC through the ESOP Termination Date and to provide for the distribution of benefits due to termination of the Company ESOP solely in the form of a single sum payment to the extent permissible under Section 411(d)(6) of the IRC and the regulations thereunder, (iii) repay all outstanding ESOP Loans in a manner meeting all applicable requirements of the IRC and ERISA and determined in consultation with, and approval by, Purchaser, subject to the occurrence of the Effective Time, (iv) allocate the balance of the unallocated shares and any other unallocated assets remaining in the Company ESOP after repayment of the outstanding ESOP Loans to the accounts of the Company ESOP participants who are employed as of the ESOP Termination Date based upon their respective employer stock account balances under the Company ESOP  as of the ESOP Termination Date and, (v) shall prepare for Purchaser a draft request to the IRS for a favorable determination letter on termination. All shares of Company Capital Stock held by the Company ESOP Plan immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration. Before the Effective Time, the Company shall take all such actions as are necessary (determined in consultation with Purchaser) to repay any outstanding ESOP Loans, including obtaining any necessary consent under the terms thereof, and following the Effective Time, Purchaser shall use commercially reasonable efforts in good faith to submit and obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). Following the Effective Time, Purchaser will adopt such amendments to the Company ESOP and resolutions required to effectuate the provisions of this Section 5.11(d). The Company ESOP participants who are terminated at or after the Closing, but before the receipt of the IRS determination letter, may elect to receive a distribution from the Company ESOP upon termination of their employment in accordance with the terms of the Company ESOP. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances, including outstanding plan loans, in the Company 401(k) Plan into Purchaser’s 401(k) Plan as of the Effective Time; provided, however, that any such rollovers shall be subject to such terms and conditions, including permissible form of rollover and federal law requirements for eligible rollover distributions, as the Purchaser’s 401(k) Plan and its administrative procedures shall require. Unless distributions are made earlier in accordance with the terms of the Company ESOP, participants’ accounts under the Company ESOP will be distributed to Company ESOP participants as soon as reasonably practicable following the receipt of the favorable determination letter.

(e)    Subject to any necessary regulatory approvals, the Company in consultation with and approval by Purchaser shall take all necessary action to: (i) appoint an additional trustee or fiduciary to serve as trustee of the Company ESOP (the “ESOP Termination Trustee”) solely for the purpose of voting the shares of Company Capital Stock held by the Company ESOP with respect to the Merger, overseeing the termination of the Company ESOP in connection with the Merger, approving the final valuation of the Company Capital Stock, reviewing and approving repayment of the Company ESOP Loan and taking such other actions and performing such duties in connection therewith, all consistent with the terms and conditions of this Agreement and the Company ESOP; and (ii) amend the trust provisions of the Company ESOP to set forth the duties and provisions applicable to the ESOP Termination Trustee substantially in the form of the amendment set forth on Section 5.11(e) of the Company’s Disclosure Letter.

(f)    Purchaser shall assume the Unvested Company SARs as of the Effective Time, including all of the Company’s obligations thereunder, and shall make all payments to the participants of such Unvested Company SARs in accordance with the terms and conditions thereof. Purchaser shall also assume as of the Effective Date the agreements set forth on Section 5.11(f) of the Company’s Disclosure Letter (and any insurance policies referenced as funding mechanisms in such agreements, which are also set forth on Section 5.11(f) of the Company’s Disclosure Letter) and shall honor the terms of such agreements, except to the extent that (i) Purchaser and the applicable employee have agreed to a replacement agreement on or after the date hereof but prior to the Effective Time or (ii) any such agreements shall have been amended, terminated or superseded with Purchaser’s consent after the date hereof but prior to the Effective Time.

(g)    For those employees of the Company and Company Bank whose employment is eliminated as a result of the Bank Merger, except for employees with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Purchaser will provide severance in accordance with the terms set forth on Section 5.11(g) of Purchaser’s Disclosure Letter.

(h)    In the sole discretion of Purchaser and in amounts determined exclusively by Purchaser, following consultation with Company’s chief executive officer, Purchaser may enter into retention bonus agreements with key employees of the Company subject to the terms of Section 5.11(h) of the Purchaser Disclosure Letter; provided, that no retention bonus payment shall be made that would be considered an “excess parachute payment” within the meaning of Section 280G of the IRC or result in any other adverse tax consequence to Purchaser.

(i)    In the sole discretion of Purchaser, Purchaser may enter into mutually agreeable arrangements with executives and other employees of the Company, including agreements regarding grants or awards of Purchaser Common Stock under Purchaser’s stock-based benefit plans.

(j)    Without limiting the generality of Section 8.9, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or service provider shall be regarded for any purpose as a third-party beneficiary to this Agreement. The terms of this Agreement shall not be deemed to (i) establish, amend or modify any Company Benefit Plan, Purchaser Benefit Plan or any employee benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Purchaser or any of their Affiliates, (ii) alter or limit the ability of Purchaser and its Subsidiaries to amend, modify or terminate any compensation or benefit plan, program or agreement after the Effective Time or (iii) confer on any current or former employee, director or service provider any right to employment or continued employment or service with the Company, Purchaser or any of their Affiliates.

5.12    Indemnification.

(a)    From and after the Effective Time, Purchaser, as the Surviving Corporation, shall indemnify and hold harmless each of the current and former directors and the officers of the Company and its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was before the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent pursuant to the Company’s articles of incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser, as the Surviving Corporation, shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted under applicable law as of the date of this Agreement; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification.

(b)    Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser, as the Surviving Corporation, under Section 5.12(a) unless and to the extent that Purchaser, as the Surviving Corporation, is actually prejudiced as a result of such failure.

(c)    For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or before the Effective Time (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect to the insured); provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Cap”) and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available at a premium equal to the Premium Cap; provided further, that Purchaser, may (i) request that the Company obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than the Company’s existing insurance policies as of the date hereof, in either case, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d)    If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e)    The provisions of this Section 5.12 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(f)    Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13    Shareholder Litigation. The Company shall give Purchaser the opportunity to participate at Purchaser’s own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14    Disclosure Supplements. From time to time before the Effective Time, the Company and Purchaser will promptly notify the other party in writing with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. For the avoidance of doubt, such written notice shall not be deemed to be a supplement or amendment to such Disclosure Letters.

5.15    Tax Matters.

(a)    The Company shall not revoke its election to be taxed as an S-corporation within the meaning of Section 1361 and Section 1362 of the IRC. Other than in connection with the Merger contemplated by this Agreement, the Company shall not take any action or allow any action that would cause the Company to no longer be treated as an S-corporation within the meaning of Section 1361 and Section 1362 of the IRC.

(b)    The Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, (i) all Tax Returns of the Company and its Subsidiaries for taxable periods that end on or before the Closing Date, and (ii) the final federal S corporation Tax Return (and any final state and local income Tax Returns, as applicable) of the Company for the taxable year ending as of the day immediately prior to the Closing Date.

(c)    Purchaser and the Company shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 5.15 or in connection with any audit or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to ruling or other determinations by tax authorities.

(d)    Each of Purchaser and the Company shall (and they shall cause their respective Affiliates to) use its reasonable best efforts and take any reasonable actions required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, the Parties shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.

ARTICLE VI
CONDITIONS TO CONSUMMATION

6.1    Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)      Shareholder Approval. The Requisite Company Vote shall have been obtained.

(b)    Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c)    No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d)    Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and not withdrawn.

(e)    Stock Listing. Purchaser shall have filed with Nasdaq a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Purchaser Common Stock.

(f)    Tax Opinions. Purchaser and the Company shall have received written opinions of Bowles Rice LLP and Hunton Andrews Kurth LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

6.2    Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a)    The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1(b), each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the date of this Agreement and at and as of Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)    Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c)    Officers’ Certificate. Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)    Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain a Burdensome Condition.

(f)    Holding Company Debt Payoff. The Company shall have taken all actions necessary to effect, as of the Effective Time, the payoff and retirement of all of the Company’s obligations under the indebtedness set forth on 6.2(f) of the Company’s Disclosure Letter (the “Holding Company Debt”).

6.3    Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a)    Purchaser’s Representations and Warranties. Subject to the standard set forth in Section 3.1(b), each of the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct at and as of date of this Agreement and at and as of Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)    Performance of Purchaser’s Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c)    Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser.

ARTICLE VII
TERMINATION

7.1    Termination. This Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time, by action taken or authorized by the Board of Directors of the terminating party:

(a)     by the mutual written consent of Purchaser and the Company;

(b)    by either Purchaser or the Company, if the Requisite Company Vote is not obtained at the Company Shareholder Meeting by reason of failure to obtain the required vote; provided, however, that the Company shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b));

(c)    by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, unless the failure to obtain such required approval, consent or waiver shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either Purchaser or the Company, if the Merger is not consummated by May 31, 2026 (the “Outside Date”); in each case, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e)    by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be and such breach or untrue representation or warranty has not been or cannot be cured within the earlier of the Outside Date and thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty, or by its nature or timing cannot be cured during such period;

(f)    by Purchaser, if (i) the Company shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of the Company does not unanimously publicly recommend in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement or if the Board of Directors effects a Change of Recommendation.

(g)      by the Company, at any time during the five (5) day period following the Determination Date, if both of the following conditions are satisfied:

(i)      the Average Purchaser Stock Price is less than $30.74; and

(ii)     (A) the quotient of the Average Purchaser Stock Price divided by the Starting Purchaser Price (such quotient being the “Purchaser Ratio”), is less than eighty (80%) of (B) the quotient of the Average Index Price divided by the Starting Index Price (such quotient being the “Index Ratio”); subject, however, to the following provisions.

If the Company elects to exercise its termination right pursuant to this Section 7.1(g), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5) day period). During the five (5) day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of the Company Capital Stock, by either:

(a)     increasing the Exchange Ratio (calculated to the nearest one ten-thousandth); or

(b)    provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of Merger Consideration, a cash payment (in addition to, and not in lieu of, issuing shares of Purchaser Common Stock to them) (the “Additional Cash Payment Per Share”);

in either case so that the value of the Merger Consideration (calculated based on the Average Purchaser Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient thereof equals the lesser of:

(x)   the product of the Starting Purchaser Price, 0.80 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.1(g)); and

(y)    an amount equal to (1) the product of the Index Ratio, 0.80, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.1(g)), and the Average Purchaser Stock Price, divided by (2) the Purchaser Ratio.

If Purchaser so elects within such five (5) day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms; provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this section, if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this section, if applicable.

For purposes of this Section 7.1(g) the following terms shall have the meanings indicated:

“Average Index Price” means the average of the closing price for Nasdaq Bank Index for the thirty (30) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Average Purchaser Stock Price” means the average of the closing sale prices of Purchaser Common Stock as reported on Nasdaq during the thirty (30) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Starting Index Price” means $4,182.93.

“Starting Purchaser Price” means $38.43 per share.

7.2     Termination Fee; Expenses.

(a)    If Purchaser terminates this Agreement pursuant to Section 7.1(f), the Company shall make payment to Purchaser of a termination fee of $2,000,000 (the “Termination Fee”).

(b)    If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b) if the Company made a Change in Recommendation or (B) by either party pursuant to Section 7.1(d) without the Requisite Company Vote having been obtained or (C) by Purchaser pursuant to Section 7.1(e), (ii) before the Company Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(d) and Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iii) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as set forth in clause (ii) of this Section 7.2(b)), then the Company shall make payment to Purchaser of the Termination Fee.

(c)    The fees payable pursuant to Section 7.2(a) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(b) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement. The amount payable by the Company pursuant to Section 7.2(a) or (b), in each case, constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser, in the event of termination of this Agreement on the bases specified in such sections.

7.3    Effect of Termination. If this Agreement is terminated by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Section 7.2 and Article VIII, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII
CERTAIN OTHER MATTERS

8.1    Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2    Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

8.3    Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Capital Stock or that would contravene any provision of the VSCA, the WVBCA or the applicable state and federal banking laws, rules and regulations.

8.4    Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles.

8.6    Expenses. Except as otherwise provided in Section 7.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by electronic mail, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

First Community Bankshares, Inc.

29 College Drive

Bluefield, Virginia 24605-0989

Attention: Sarah W. Harmon, General Counsel

E-mail: swharmon@fcbinc.com

With copies to:

Bowles Rice LLP

600 Quarrier Street

Charleston, WV 25301

Attention:  Sandra M. Murphy

Benjamin R. Thomas

E-mail:  smurphy@bowlesrice.com

  bthomas@bowlesrice.com

If to the Company, to:

Hometown Bancshares, Inc.

PO Box 145

Middlebourne, WV 26149

Attention: Timothy R. Aiken

E-mail: TAiken@hometownbanc.com

With copies to:

Hunton Andrews Kurth LLP

1445 Ross Ave. #3700

Dallas, TX 75202

Attention:  Heather A. Eastep

Peter G. Weinstock

E-mail:  heastep@hunton.com

  pweinstock@hunton.com

8.8    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

8.9    Entire Agreement; etc.. This Agreement (including the documents and the instruments referred to herein), together with the Exhibits and Disclosure Letters hereto and the Confidentiality Agreement, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12 and Section 5.11(f), which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.11    Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.13    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

8.14    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page immediately follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

FIRST COMMUNITY BANKSHARES, INC.

By:	/s/ William P. Stafford, II
Name: William P. Stafford, II
Title: Chairman of the Board of Directors and Chief Executive Officer

HOMETOWN BANCSHARES, INC.

By:	/s/ Timothy R. Aiken
Name: Timothy R. Aiken
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 19, 2025, is entered into by and among First Community Bankshares, Inc., a Virginia corporation (“Purchaser”), Hometown Bancshares, Inc., a West Virginia corporation (the “Company”), and [●], a shareholder of the Company (the “Shareholder”). Each of Purchaser, the Company and the Shareholder may be referred to in this Agreement separately as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and between Purchaser and the Company, the Company will be merged with and into Purchaser, with Purchaser as the surviving corporation (the “Merger”), and which further contemplates that Union Bank, Inc., a West Virginia state-chartered banking association and wholly-owned subsidiary of the Company, and First Community Bank, a Virginia state-chartered banking association and wholly-owned subsidiary of Purchaser (“Purchaser Bank”) will be combined through merger, with Purchaser Bank continuing as the surviving entity, pursuant to a separate agreement and plan of bank merger;

WHEREAS, as of the date hereof, the Shareholder beneficially owns the number of shares of common stock of the Company, par value $5.00 per share (“Company Capital Stock”), as set forth on Schedule A hereto (collectively, the “Existing Shares”); and

WHEREAS, as an inducement and a condition to Purchaser and the Company to entering into the Merger Agreement, Purchaser and the Company have required that the Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:

1.    Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

A-A-1

2.    Voting Agreement. From the date hereof until the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder shall (i) appear at each such meeting , in person or by proxy, or otherwise cause all of the Existing Shares, and other shares of Company Capital Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Company Capital Stock acquired by means of purchase, dividend or distribution, or otherwise) (collectively, the “New Shares” and, together with the Existing Shares, the “Shares”), which he or she owns or controls as of the applicable record date of such meeting, to be counted as present at such meeting for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares, (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn such meeting of the Company’s shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder or as a trustee or a partner, shareholder or member in any entity holding Shares, and, to the extent the Shareholder serves as a member of the Board of Directors of the Company or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer to the Company or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder, member or trustee capacity and for any Shares held jointly with a spouse or other individual. For the avoidance of doubt, the Shares subject to this Agreement do not include any shares of Company Capital Stock held by the Hometown Bancshares, Inc. 401(k) Profit Sharing Plan (the “ESOP Plan”), whether such Shares are allocated to the Shareholder, or to the extent applicable, that the Shareholder, as trustee of the ESOP Plan, would be required to vote in connection with the Merger by participant direction in accordance with the terms of the ESOP Plan. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder trust, partnership or other entity, the Shareholder agrees to exercise all voting or other determination rights he or she has in such shareholder trust, partnership or other entity in furtherance of the intent and purposes of his or her support and voting obligations in this Section 2 and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

A-A-2

3.    GRANT OF IRREVOCABLE PROXY. IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH THE SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE SHAREHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS PURCHASER AND ANY DESIGNEE THEREOF AS THE SHAREHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT BY VOTING AT ANY MEETING OF THE COMPANY’S SHAREHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE COMPANY’S SHAREHOLDERS, WITH RESPECT TO THE SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 3 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PROXY GRANTED BY THE SHAREHOLDER PURSUANT TO THIS SECTION 3 SHALL BE AUTOMATICALLY REVOKED UPON THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

4.    Transfer Restrictions Prior to Merger. The Shareholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”), except with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the following Transfers shall be permitted: (i) Transfers by will or operation of law, in which case this Agreement shall bind the transferee, and (ii) Transfers for estate planning or tax planning purposes, so long as the transferee, prior to the date of a Transfer, agrees in a signed writing reasonably acceptable to Purchaser to be bound by and comply with the provisions of this Agreement; provided further, that all such Transfers permitted hereby shall be in compliance with the provisions of the articles of incorporation of the Company.

5.    Non-Solicitation. Unless this Agreement shall have been terminated, the Shareholder, solely in her or her capacity as a shareholder and subject to Section 2, shall not solicit, initiate, induce, knowingly encourage, or knowingly take any other action to facilitate, any inquiries, offers, discussions, or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal. The Shareholder will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Purchaser with respect to any Acquisition Proposal.

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6.    No Exercise of Appraisal Rights. The Shareholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Shares that may arise with respect to the Merger.

7.    Confidential Information. From and after the date of this Agreement, the Shareholder shall not disclose any confidential information of Purchaser or the Company obtained by such person while serving as a director of the Company except in accordance with a judicial or other governmental order or the Merger Agreement. For purposes of this Agreement, “confidential information” does not include: (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Shareholder; (b) information that was in the Shareholder’s possession prior to serving as a director or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using any confidential information of Purchaser or the Company.

8.    Representations of the Shareholder. The Shareholder represents and warrants to Purchaser as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares; (e) as of the date hereof, the Shareholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any (i) Company Capital Stock other than the Existing Shares or (ii) any options, warrants, or other rights to acquire any additional Company Capital Stock; (f) as of the date hereof, the Shareholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations); and (g) there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) pending against, or, to the knowledge of Shareholder, threatened against or affecting Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

9.    Effectiveness. This Agreement shall be effective upon signing and is irrevocable. This Agreement shall automatically terminate and be null and void and of no effect upon the earlier to occur of the following: (a) the termination of the Merger Agreement or (b) the Effective Time; provided, Sections 10 through 16 shall survive any such termination.

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10.    Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each Party; provided, however, that the rights under this Agreement are assignable by Purchaser to a majority-owned affiliate or any successor-in-interest of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

11.    Remedies/Specific Enforcement. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.    Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the Commonwealth of Virginia, without giving effect to any choice of law of conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Virginia or federal court within the Commonwealth of Virginia), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that he, she or it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 12, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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13.    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

14.    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and the Shareholder, and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.    Capacity as a Shareholder only. Notwithstanding anything herein to the contrary, the foregoing covenants, agreements and restrictions shall not apply to any shares of the Company Capital Stock that the Shareholder may beneficially own as a fiduciary for others. In addition, this Agreement and the foregoing covenants, agreements and restrictions shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of the Company, and, if applicable, shall not in any way limit or affect actions the Shareholder may take in his or her capacity as a director or officer of the Company.

16.    Counterparts. The Parties may execute this Agreement in one or more counterparts, including by facsimile, e-mail delivery of a “.pdf” format data file, or other form of electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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SIGNED as of the date first set forth above:

FIRST COMMUNITY BANKSHARES, INC.

By:	__________________
Name:	William P. Stafford, II
Title:	Chairman of the Board of Directors and Chief Executive Officer

HOMETOWN BANCSHARES, INC.

By:	__________________
Name:	Timothy R. Aiken
Title:	President and Chief Executive Officer

Additional Signatures on Next Page

[Signature Page to Company Voting and Support Agreement]

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(a)      SHAREHOLDER:

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Schedule A

Shareholder	Number of Company Common Shares
_____ shares of Capital Stock

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Exhibit B

BANK AGREEMENT AND PLAN OF MERGER

This Bank Agreement and Plan of Merger (this “Agreement”), dated as of July 19, 2025, is made by and between First Community Bank, a state commercial bank chartered under the laws of the Commonwealth of Virginia with its main office in Bluefield, Virginia (“Purchaser Bank”), and Union Bank, Inc., a state commercial bank chartered under the laws of the State of West Virginia with its main office in Middlebourne, West Virginia (“Company Bank”).

RECITALS

WHEREAS, Purchaser Bank is a Virginia state-chartered banking corporation, duly organized and existing under the laws of the Commonwealth of Virginia, having its home office in Bluefield, Virginia, with authorized capital stock consisting of 5,200 shares of common stock, par value $1,200 per share (the “Purchaser Bank Common Stock”), all of which are issued and outstanding and owned as of the date hereof directly by First Community Bankshares, Inc., a Virginia corporation and registered bank holding company with respect to Purchaser Bank (“Purchaser”) and 40,000 shares of preferred stock, par value $1,000 per share (the “Purchaser Bank Preferred Stock” and collectively with the Purchaser Bank Common Stock, the “Purchaser Bank Stock”), none of which are issued and outstanding as of the date hereof;

WHEREAS, Company Bank is a West Virginia state-chartered banking organization, duly organized and existing under the laws of the State of West Virginia, having its home office in Middlebourne, West Virginia, with authorized capital stock consisting of 7,300 shares of common stock, par value $20.00 per share (the “Company Bank Stock”), 7,218 of which are issued and outstanding and owned as of the date hereof directly by Hometown Bancshares, Inc., a West Virginia corporation and registered bank holding company with respect to Company Bank (the “Company”);

WHEREAS, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the same date hereof (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, the Company will merge with and into Purchaser, with Purchaser surviving such merger (collectively, the “HoldCo Merger”);

WHEREAS, the Merger Agreement further contemplates that, following and contingent upon the HoldCo Merger, on the terms and subject to the conditions contained in this Agreement, Company Bank will merge with and into Purchaser Bank, with Purchaser Bank surviving such merger (the “Bank Merger”); and

WHEREAS, the board of directors of Purchaser Bank and the board of directors of Company Bank deem the Bank Merger advisable and in the best interests of their respective shareholders, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

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ARTICLE I

BANK MERGER

Section 1.1      The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company Bank shall be merged with and into Purchaser Bank in accordance with the provisions of the Virginia Stock Corporation Act, as amended, Title 6.2 of the Code of Virginia, as amended, the West Virginia Business Corporation Act, as amended, the State Banking Code of West Virginia, as amended, and the rules and regulations promulgated thereunder, respectively. At the Effective Time, the separate existence of Company Bank shall cease, and Purchaser Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger. All assets of Company Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of Company Bank existing as of the Effective Time.

Section 1.2       Closing. The closing of the Bank Merger will take place as soon as practicable following the HoldCo Merger or at such other time and date as specified by the parties, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.3       Effective Time. Subject to applicable law, the Bank Merger shall become effective at the later of: (i) the issuance by the Virginia State Corporation Commission (the “VSCC”) of a certificate of merger relating to the Bank Merger; (ii) the issuance by the West Virginia Secretary of State (the “WVSOS”) of a certificate of merger relating to the Bank Merger; and (iii) the time set forth in the articles of merger relating to the Bank Merger filed with the VSCC and the WVSOS or such other time and date as shall be provided by law and agreed to by the parties hereto (such date and time being herein referred to as the “Effective Time”); provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HoldCo Merger.

Section 1.4      Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the articles of incorporation and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.5     Board of Directors and Officers. At the Effective Time, the board of directors of the Surviving Bank shall consist of the board of directors of Purchaser Bank as of immediately prior to the Bank Merger. The officers of the Surviving Bank shall consist of the officers of Purchaser Bank as of immediately prior to the Bank Merger.

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ARTICLE II

CONSIDERATION

Section 2.1     Effect on Company Bank Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any Company Bank Stock, at the Effective Time, all shares of Company Bank Stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.2      Effect on Purchaser Bank Capital Stock. Each share of Purchaser Bank Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

COVENANTS AND CONDITIONS PRECEDENT

Section 3.1      Covenants of the Parties. During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 3.2      Conditions to Completion of the Bank Merger. The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a)      All approvals, consents or waivers of any Governmental Entity (as defined in the Merger Agreement) required for the consummation the Bank Merger shall have been obtained and shall be in full force and effect and all statutory waiting periods shall have expired or been terminated.

(b)      The HoldCo Merger shall have been consummated in accordance with the terms of the Merger Agreement.

(c)     No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Bank Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Bank Merger.

(d)      This Agreement shall have been adopted by the sole shareholder of each of Purchaser Bank and Company Bank.

ARTICLE IV

TERMINATION AND AMENDMENT

Section 4.1     Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically upon the termination of the Merger Agreement.

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Section 4.2       Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto except that no provision in Section 3.2 may be amended or waived at any time pursuant to its terms.

ARTICLE V

GENERAL PROVISIONS

Section 5.1      Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 5.2      Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser Bank, to:

First Community Bank

29 College Drive

Bluefield, Virginia 24605-0989

Attention: Gary R. Mills, CEO and President

Email: GRMILLS@fcbinc.com

With a copy (which shall not constitute notice) t:

Bowles Rice LLP

600 Quarrier Street

Charleston, WV 25301

Attention:  Sandra M. Murphy

Benjamin R. Thomas

E-mail:  smurphy@bowlesrice.com

bthomas@bowlesrice.com

If to the Company Bank, to:

Union Bank, Inc.

PO Box 145

Middlebourne, WV 26149

Attention: Timothy R. Aiken

E-mail: TAiken@hometownbanc.com

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With a copy (which shall not constitute notice):

Hunton Andrews Kurth LLP

1445 Ross Ave. #3700

Dallas, TX 75202

Attention:  Heather A. Eastep

Peter G. Weinstock

E-mail:  Heastep@hunton.com

Pweinstock@hunton.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, electronic mail or other wire transmission, (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) business day after being deposited with a reputable overnight courier.

Section 5.3       Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.4      Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile, e-mail delivery of a “.pdf” format data file, or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 5.5      Entire Agreement. This Agreement (including any exhibits thereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

Section 5.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 5.7      Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto and any attempted assignment in contravention of this Section 5.7 shall be null and void.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

FIRST COMMUNITY BANK

By:	__________________
Name:	William P. Stafford, II
Title:	Chairman of the Board of Directors

UNION BANK, INC.

By:	__________________
Name:	Timothy R. Aiken
Title:	President and Chief Executive Officer

[Signature Page to Bank Merger Agreement]

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Appendix B

July 19, 2025

Board of Directors

Hometown Bancshares, Inc.

103 Dodd Street

Middlebourne, West Virginia 26149

Dear Board of Directors:

Hovde Group, LLC (“we” or “Hovde”) understands that First Community Bankshares, Inc. (the “Purchaser”) and its wholly-owned subsidiary, First Community Bank (“Purchaser Bank”), and Hometown Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Union Bank, Inc. (“Company Bank”), (the Purchaser together with the Company, the “Parties” and each a “Party”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) dated as of July 19, 2025. Subject to the terms and conditions of the Agreement, at the Effective Time, the Company shall merge with and into the Purchaser (the “Merger”), and the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the Virginia Stock Corporation Act, and its name and separate corporate existence shall continue unaffected by the Merger. As soon as practicable after the execution and delivery of the Agreement, the Purchaser Bank and the Company Bank shall enter into the Bank Agreement and Plan of Merger pursuant to which the Company Bank shall merge with and into the Purchaser Bank (the “Bank Merger”), effective as soon as practicable following the Effective Time. The separate existence of the Company Bank shall cease, and the Purchaser Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger with all assets of the Company Bank as they exist at the Effective Time of the Bank Merger passing to and vesting in the Surviving Bank. The Parties intend that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (“IRC”) for federal income tax purposes and that the Agreement be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 356 and 361 of the IRC.

Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles or Sections in the Agreement. For purposes of our analysis and opinion, the Agreement as used herein shall refer to the execution version of the Agreement and Plan of Merger dated July 19, 2025 provided to Hovde by the Company.

By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive, without interest, 11.706 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Stock Consideration”). The Stock Consideration and any cash in lieu of fractional shares paid pursuant to Section 2.5(b)of the Agreement shall constitute collectively the “Merger Consideration”. If the total shareholders’ equity of the Company, as defined in the Agreement (the “Actual Adjusted Shareholders’ Equity”) is less than $29,250,000 (the “Minimum Adjusted Shareholders’ Equity”), then the Exchange Ratio will be adjusted to equal (i) 11.706 multiplied by (ii) the quotient obtained by dividing (A) the Actual Adjusted Shareholders’ Equity by (B) the Minimum Adjusted Shareholders’ Equity and such adjusted ratio shall thereafter constitute the Exchange Ratio.

Board of Directors

Hometown Bancshares, Inc.

July 19, 2025

We noted that Section 7.1(g) of the Agreement provides that if at any time during the five (5) day period following the Determination Date, the Average Purchaser Stock Price and the Purchaser Ratio (as defined in the Agreement) are less than certain specified values, the Company may terminate the Agreement. In that event, if the Company elects to exercise its termination right, the Purchaser shall have the option (but not the obligation) to either increase the Exchange Ratio or pay the Additional Cash Payment Per Share in accordance with the calculations specified in Section 7.1(g). If the Purchaser elects to proceed with the Merger by increasing the Exchange Ratio or paying the Additional Cash Payment Per Share, then (i) the Agreement shall remain in full force and effect in accordance with its terms, (ii) no termination of the Agreement shall occur, and (iii) any references in the Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased, if applicable, and any references in the Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share, if applicable.

At the Effective Time, each stock appreciation right under a stock appreciation agreement (“Company SAR”) except the “Unvested As of January 1, 2025 SARs” (the “Unvested Company SAR”), will become fully vested and exercisable and will be canceled and each holder will receive a lump sum cash payment in consideration equal to the product of: (A) the excess, if any, of (1) the Average Closing Price multiplied by (2) the Exchange Ratio over the applicable exercise price of such Company SAR; and (B) the number of shares of Company Capital Stock subject to such Company SAR (the “SAR Cash Payment”). The SAR Cash Payment will be paid in cash by Purchaser no later than 10 Business Days after the Effective Time, without interest and less applicable tax withholdings. Additionally, at the Effective Time, each dividend equivalent right granted pursuant to the Hometown Bancshares, Inc. Dividend Equivalent Incentive Plan that is outstanding immediately prior to the Effective Time will become fully vested and canceled and each holder will receive a lump sum cash payment equal to the account value of such dividend equivalent rights award (the “Dividend Award Cash Payment”). The Dividend Award Cash Payment will be paid in cash by the Purchaser no later than 10 Business Days after the Effective Time, without interest and less applicable tax withholdings.

For purposes of our analysis and opinion and with your knowledge and consent, we assumed: (i) the Actual Adjusted Shareholders’ Equity is equal to or greater than $29,250,000 and therefore there would be no adjustment to the Exchange Ratio or reduction of the Merger Consideration; (ii) there will be no adjustment to the Exchange Ratio or any Additional Cash Payment Per Share pursuant to the provisions of Section 7.1(g); (iii) the closing price of the Purchaser’s Common Stock on July 18, 2025 is $40.33 per share; (iv) based on the Exchange ratio of 11.706, the value of the Stock Consideration is $472.10 per share of Company Capital Stock; (v) there are 87,934 shares of Company Capital Stock outstanding as of July 19, 2025; and (vi) thereby the total value of the Stock Consideration is $41,513,641. Additionally, we assumed that there are 2,650 Company SARs outstanding with a weighted average exercise price of $421.54 which results in the aggregate value of the Company’s SARs being $123,093. Accordingly, we assumed that the aggregate value of the Merger Consideration is $41,636,734, which is the sum of the Merger Consideration and the total value of the Company’s SARs.

We noted that Article VI of the Agreement sets forth certain normal and customary closing conditions, including the following: (i) the shareholders of the Company have approved and adopted the Agreement; (ii) all necessary regulatory approvals will have been obtained and will remain in full force and effect, all statutory waiting periods, if any, will have expired or been terminated, and none of the approvals by any Governmental Entity will contain a Burdensome Condition; (iii) no order or injunction preventing the consummation of the Merger will be in effect, nor will any proceeding by any Governmental Entity seeking such will be pending, and there will be no action taken which makes the consummation of the Merger illegal; (iv) the Registration Statement will have become effective and no proceedings will be pending by the SEC to suspend the effectiveness of the Registration Statement and not withdrawn; (v) the Purchaser will have filed a notification form with Nasdaq for listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and Nasdaq will not have objected to such listing; (vi) each Party will have obtained an opinion of their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that the Agreement be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 356 and 361 of the IRC; and (vii) on or prior to the Closing Date, the Company will have taken action to pay off the Holding Company Debt.

Board of Directors

Hometown Bancshares, Inc.

July 19, 2025

We also noted that the Merger may be terminated if any of the conditions of Article VII of the Agreement are met, which include among other normal and customary conditions for termination the following; (i) by the mutual consent of both Parties; (ii) by either Party if the Agreement and the Merger is not approved by the Company’s shareholders; (iii) by either party if (a) any required approval of a Governmental Entity has been denied or (b) any court or other Governmental Entity has issued a final order prohibiting the Merger; (iv) by either Party if the Merger is not consummated by May 31, 2026 (the “Outside Date”); and (v) by the Purchaser if (a) the Company has breached its obligations regarding either an Acquisition Proposal or the Company Shareholder Meeting, or (b) if the Board of Directors of the Company does not unanimously publicly recommend in the Proxy Statement-Prospectus that shareholders approve and adopt the Agreement or if the Board of Directors effects a Change of Recommendation.

As provided in Sections 7.2 (a) and 7.2 (b) of the Agreement, the Company will pay to the Purchaser a termination fee equal to Two Million Dollars ($2,000,000) (the “Termination Fee”) in the event (i) the Agreement is terminated (A) by either party pursuant to Section 7.1(b) if the Company made a Change in Recommendation or (B) by either party pursuant to Section 7.1(d) without the Requisite Company Vote having been obtained or (C) by Purchaser pursuant to Section 7.1(e), (ii) before the Company Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(d) and Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iii) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as set forth in clause (ii) of Section 7.2(b)), then the Company shall make payment to Purchaser of the Termination Fee by wire transfer in immediately available funds.

With your consent and for purposes of our analysis and opinion, we have assumed that (i) there is no adjustment to the Exchange Ratio and there is no Additional Cash Payment Per Share pursuant to the provisions of Section 7.1(g), (ii) all of the closing conditions set forth in Article VI of the Agreement are satisfied, (iii) the Merger is not terminated pursuant to any of the provisions set forth in Article VII of the Agreement, and (iv) the Merger will proceed and be consummated in accordance with the terms of the Agreement.

You have requested our opinion, subject to the terms, conditions, and qualifications set forth herein, that the aggregate value of the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Capital Stock. Hovde's opinion does not address the fairness of the amount or nature of any compensation or other consideration to any of the Company’s officers, directors or employees or any class of such persons, if any, to be received in the Merger.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the execution version of the Agreement dated July 19, 2025;

Board of Directors

Hometown Bancshares, Inc.

July 19, 2025

(ii)

reviewed audited financial statements for the Company for the twelve month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements of the Company and Company Bank for six-month period ended June 30, 2025;

(iii)

reviewed audited financial statements for the Purchaser for the twelve month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements for the three-month period ended March 31, 2025;

(iv)	reviewed certain historical publicly available business and financial information concerning the Company;

(v)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(vi)	reviewed financial projections prepared in consultation with and approved by certain members of the senior management of the Company;

(vii)

discussed with certain members of senior management of the Company the business, financial condition, results of operations and future prospects of the Company, the history and past and current operations of the Company, and the Company’s assessment of the rationale for the Merger;

(viii)	assessed current general economic, market and financial conditions;

(ix)

reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)	considered our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Closing there will be, no material changes in the financial condition and results of operations of the Purchaser or the Company since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by the Company and the Purchaser are true and complete. We have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Company, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by the Company on a basis reflecting the best currently available information and the Company’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Company to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

Board of Directors

Hometown Bancshares, Inc.

July 19, 2025

In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by the Company or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurance of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company are, in the aggregate, adequate to cover such losses. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company, the collateral securing any such assets or liabilities, or the collectability of any such assets or liabilities, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of the Company.

We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Purchaser or the Company is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither the Purchaser nor the Company is committed to any material transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Purchaser or the Company or any other party to the Agreement and that the final Agreement will not differ materially from the draft of the Agreement we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. the Company has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Purchaser or the Company or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on the Company or its shareholders; or (ii) any advice or opinions provided by any other advisor to the Board of Directors of the Company; or (iii) any other strategic alternatives that might be available to the Company.

Board of Directors

Hometown Bancshares, Inc.

July 19, 2025

Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Agreement or to any shareholders of the Company Capital Stock as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision by either the Company or the Purchaser to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company relative to the value of the Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best form of financial compensation that could be obtained in a merger or combination transaction of the Company with the Purchaser or any other financial institution. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Purchaser or the Company.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of the Company and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of shares of Company Capital Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such document is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with the Company, we received from the Company a fee upon the Company’s execution of the Agreement, and we will receive from the Company an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee contingent upon the consummation of the Merger. The Company has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.

Board of Directors

Hometown Bancshares, Inc.

July 19, 2025

In the past two years preceding the date of this opinion, Hovde has provided investment banking and/or financial advisory services to the Company for which it received a fee. In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to the Purchaser for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from the Purchaser in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, the Purchaser or the Company or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Purchaser for Hovde’s own accounts and for the accounts of Hovde’s customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and either the Purchaser or the Company.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the aggregate value of the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Capital Stock.

Sincerely,

/s/ Hovde Group, LLC
HOVDE GROUP, LLC

Appendix C

Appraisal Rights

W. VA. CODE § 31D-13-1301

ARTICLE 13. APPRAISAL RIGHTS

PART 1.
RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

§ 31D-13-1301. Definitions

In this article:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(A) Immediately before the effectuation of the corporate action to which the shareholder objects;

(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 31D-13-1302. Right To Appraisal

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), subsection (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§ 31D-13-1303. Assertion Of Rights By Nominees And Beneficial Owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 31D-13-1320. Notice Of Appraisal Rights

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§ 31D-13-1321. Notice Of Intent To Demand Payment

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§ 31D-13-1322. Appraisal Notice And Form

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§ 31D-13-1323. Perfection Of Rights; Right To Withdraw

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§ 31D-13-1324. Payment

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§ 31D-13-1325. After-Acquired Shares

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§ 31D-13-1326. Procedure If Shareholder Dissatisfied With Payment Or Offer

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

§ 31D-13-1330. Court Action

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§ 31D-13-1331. Court Costs And Counsel Fees

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d) To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.